As filed with the Securities and Exchange Commission July 28, 2008	Registration Statement No. 333-150901

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0774638	2121
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Granville
3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Quentin Collin Faust, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone (214) 659-4400

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the Selling Stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,782,837	$1.99	$5,537,845	$217.64	(2)

(1)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of July 23, 2008.

(2)	Previously paid with the initial filing.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 28, 2008
PROSPECTUS

2,782,837 Shares of Common Stock

This prospectus relates to the offer and sale of up to 2,097,835 shares of common stock of Axion Power International, Inc., a Delaware corporation, issued to The Quercus Trust (“Quercus”) pursuant to a Securities Purchase Agreement, dated January 14, 2008 between Quercus and the Company and 685,002 shares of common stock issued to the Second Amended Stockholders Trust of Mega-C Corporation in 2003 and 2005 (the “Mega-C Trust”, and together with Quercus, the “Selling Stockholders”) offered and sold from time to time by the Selling Stockholders described in this prospectus under “Selling Stockholders and Plan of Distribution” or by pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. Unless otherwise noted, the terms “the Company,” “our Company,” “Axion,” “we,” “us” and “our” refer to Axion Power International, Inc. and its subsidiaries.

The Selling Stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Stockholders, or otherwise.

We will not receive any proceeds from the sale of shares by the Selling Stockholders. In connection with any sales of the common stock offered hereunder, the Selling Stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Stockholders will pay any commissions and selling expenses they may incur.

On July 3, 2008, our common stock resumed trading on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “AXPW.OB”. Prior to resuming trading on the OTCBB, our common stock was traded on the Over the Counter Bulletin Board Pink Sheets (“OTC Pink Sheets”) under the symbol “AXPW.PK.” The closing sale price on the OTC Bulletin Board on July 23, 2008, was $2.00 per share.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

USE OF PROCEEDS	9

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	14

BUSINESS	26

LEGAL PROCEEDINGS	35

MANAGEMENT	38

EXECUTIVE COMPENSATION	43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	49

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	51

DESCRIPTION OF SECURITIES	52

LEGAL MATTERS	59

EXPERTS	59

WHERE YOU CAN FIND MORE INFORMATION	59

AXION POWER INTERNATIONAL, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED
FINANCIAL STATEMENTS	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using the Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 3, and any supplements before making a decision to invest in our common stock.

i

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

Axion Power Corporation (“APC”) was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception APC has been engaged in research related to the development of new technology for the production of lead-acid-carbon energy storage devices that we refer to as our proprietary lead/carbon “PbC” devices. In December 2003, APC engaged in a reverse acquisition with a public shell company whereby APC became a wholly-owned subsidiary of the shell company. The shell company was originally incorporated in Delaware in January 1997 as Tamboril Cigar Company (“Tamboril”), which operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. The information presented herein relates to the successors of this new and innovative battery technology. Tamboril, the legal acquirer, changed its name to Axion Power International, Inc. immediately following the reverse acquisition.

Our Business

We are a development stage company that has invested four years and approximately $9.5 million in research and development (“R&D”) expenses to develop a patented energy storage device that uses carbon electrode assemblies to replace the lead-based negative electrodes found in conventional lead-acid batteries. The end result is the PbC battery prototype, a battery-supercapacitor hybrid that combines the simplicity of lead-acid batteries and the faster recharge rates and longer cycle lives of supercapacitors in a low-cost device that can be designed to deliver maximum power for fast discharge applications; maximum energy for slow discharge applications; or a range of balances between the two.

We believe our PbC technology will be uniquely situated to exploit the current problems facing the North American lead-acid battery industry. Our New Castle, Pennsylvania facility has a permitted manufacturing capacity of 3,000 batteries per day and has operational production lines for both sealed and flooded lead-acid batteries. The ability to produce both types of batteries in a variety of sizes enables us to target our excess capacity at high-margin products which experience smaller levels of demand compared to conventional battery products, such as deep cycle industrial batteries, classic and racing automobile batteries and other products that support specialized niche markets. Over the next 18 to 24 months, we plan to exploit the manufacturing capacity deficit in the lead-acid battery industry by producing these high margin lead-acid products while we complete development of our PbC technology. As additional capacity comes on-line in the broader industry, we plan to transition our manufacturing focus from lead-acid products to our reduced-lead, enhanced-performance PbC products.

The Offering

Common stock offered by the Selling Stockholder:	2,782,837 shares of common stock, par value $0.0001 per share.
Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the Selling Stockholders may determine.
Common stock outstanding:	25,868,884 shares as of June 30, 2008.
Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.
OTCBB symbol:	AXPW.OB
Use of proceeds:
We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Stockholders at the time they sell their shares.

Risk Factors

See “Risk Factors” beginning on page 3 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 3601 Clover Lane, New Castle, Pennsylvania 16105, and our telephone number is (724) 654-9300.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

Risks related to our business

We are a transition stage company and our business and prospects are extremely difficult to evaluate.

Since our inception in September 2003, the majority of our resources have been dedicated to our R&D efforts and have only recently begun to transition into the very early stages of commercial prototype production. We do not have a stable operating history that you can rely on in connection with your evaluation of our business and our future business prospects. Our business and prospects must be carefully considered in light of the limited history of PbC technology and the many business risks, uncertainties and difficulties that are typically encountered by development stage companies that have sporadic revenues and are committed to focusing on research, development and product testing for an indeterminate period of time. Some of the principal risks and difficulties we have and expect to continue to encounter include, but are certainly not limited to, our ability to:

•	Raise the necessary capital to finance our business until we can introduce revenue-generating products on a full-scale basis;

•	Maintain effective control over the cost of our research, development and product testing activities;

•	Develop cost effective manufacturing methods for essential components of our proposed products;

•	Improve the performance of our commercial prototype batteries;

•	Successfully transition from our laboratory research efforts to commercial manufacturing of our battery technologies;

•	Adapt and successfully execute our rapidly evolving and inherently unpredictable business plan;

•	Implement and improve operational, financial and management control systems and processes;

•	License complementary technologies and, if necessary, successfully defend our intellectual property rights against potential claims;

•	Respond effectively to competitive developments and changing market conditions;

•	Continue to attract, retain and motivate qualified personnel; and

•	Manage each of the other risks set forth below.

Because of our limited operating history and our relatively recent transition into the production of prototype PbC devices that we are relying on to become our core revenue generating products, we have limited insight into trends and conditions that may exist or might emerge and affect our business. There is no assurance that our business strategy will be successful or that we will successfully address the risks identified in this prospectus.

We have incurred net losses from inception and do not expect to introduce our first PbC commercial technology products for 12 to 18 months.

From our inception we have incurred net losses and expect to continue to incur substantial and possibly increasing losses for the foreseeable future as we increase our spending to finance the development of our PbC technology, our administrative activities, and the costs associated with being a public company. Our operating losses have had, and will continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. For the year ended December 31, 2007, we had net losses of approximately $14.3 million, a net loss of $7.9 million for the year ended December 31, 2006 and cumulative losses from inception (September 18, 2003) to March 31, 2008 of $41.5 million. Our PbC technology has not reached a point where we can mass produce batteries based on the technology and we will not be in a position to commercialize such products until we complete the development and testing activities. We believe the development and testing process will require a minimum of an additional 12 to 18 months. There can be no assurance that our development and testing activities will be successful or that our proposed products will achieve market acceptance or be sold in sufficient quantities and at prices necessary to make them commercially viable. If we do not realize sufficient revenue to achieve profitability, our business could be harmed.

Our business will not succeed if we are not able to raise substantial additional capital.

Our management believes our current financial resources will support operations for the next 18 months. We will not be able to continue our operations at planned levels of effort beyond that time frame without increased revenues or additional financing. We cannot assure you that any additional capital will be available to us on favorable terms, or at all. If we are unable to generate sufficient revenues or obtain additional capital when needed, our research, development and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to generate revenue or raise capital when we require it would seriously harm our business.

We are currently involved in litigation.

Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future. Although not a patent infringement suit, a collection of individuals and entities that describe themselves as the “Taylor Group” sued the Company and claimed an interest in some of our intellectual property. In orders dated February 11, 2008, the United States Bankruptcy Court for the District of Nevada held that the Taylor Group has no interest in or rights to the technology. As described in this prospectus, the Bankruptcy Court has entered summary judgment orders in favor of the Company, holding that the Taylor Group has no interest in the technology and that the Taylor litigation is barred by the permanent injunction of Mega-C Power Corp.’s confirmed Chapter 11 plan. The Taylor Group filed motions for relief from the Bankruptcy Court orders granting partial summary judgment in favor of the Company, which were heard on May 12, 2008. In orders entered on June 9, 2008, the Bankruptcy Court denied the Taylor Group's motions. In addition, the Company filed a motion for partial summary judgment for an order to require dismissal of the Taylor Group litigation against the Company. In orders entered on June 9, 2008, the Bankruptcy Court granted the Company’s motion and mandated that the Taylor Group litigation against the Company be dismissed. On June 18, 2008, the Taylor Group filed a notice of appeal from these orders. The Taylors have signed a pleading consenting to dismiss the Company from the Taylor Group litigation in Canada.

We are in breach of certain registration rights unrelated to this offering.

We have outstanding obligations to register approximately 1,063,262 shares of common stock that may be issued upon conversion of our 8% Cumulative Convertible Senior Preferred Stock, 7,992,941 shares of common stock that may be issued upon conversion of our Series A Convertible Preferred Stock, approximately 539,611 shares of common stock and issued pursuant to a certain secured bridge loan arrangement and an additional 4,316,272 shares of common stock issuable upon the exercise of certain of our outstanding warrants. We are currently in breach of all of our obligations to register these shares. There are no liquidated damages stipulated for our failure to register such shares; however, the holders of these securities may still elect to pursue remedies against the Company for our failure to meet these registration obligations which may affect our business operations or our ability to raise additional capital in the future.

As we sell our products, we may become the subject of product liability claims.

Due to the hazardous nature of many of the key materials used in the manufacturing of batteries, the producers of such products may be exposed to a greater number of product liability claims, including possible environmental claims. We currently have product liability insurance up to $1,000,000 per occurrence and $5,000,000 in the aggregate to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business operations. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that as we continue distribution of our products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay such liability.

Our products contain hazardous materials including lead.

Lead is a toxic material that is a primary raw material in our PbC products. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We are required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations.

The growth we seek is rare and inherently problematic.

The realization of our business objectives will require substantial future growth. Growth of this magnitude in the battery industry is rare. Even in the event we are able to complete the development of our prototypes, introduce our products to the market and grow our business, we expect that rapid growth will place a significant strain on our managerial, operational and financial resources. We must manage our growth, if any, through appropriate systems and controls. We must also establish, train and manage a much larger work force. If we do not manage the growth of our business effectively, our potential growth could be materially and adversely affected.

Being a public company increases our administrative costs significantly.

As a public company, we incur significant legal, accounting and other expenses that would not be incurred by a comparable private company. Commission rules and regulations have made some activities more time consuming and expensive and required us to implement corporate governance and internal control procedures that are not typical for development stage companies. We also incur a variety of internal and external costs associated with the preparation, filing and distribution of the periodic public reports and proxy statements required by the Securities Exchange Act of 1934, as amended. During the year ended December 31, 2007, we spent approximately $528,246 for the legal and accounting fees and other costs associated with compliance. We expect Commission rules and regulations to continue to make it more difficult and expensive for us to attract and retain qualified directors and executive officers.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our business is dependent upon the knowledge and experience of our key scientists, engineers, and executive officers. Given the competitive nature of our industry, there is risk that one or more of our key scientists or engineers will resign their positions, which could have a disruptive impact on our operations. If any of our key scientists, engineers or executive officers do not continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted as a result. If any of these individuals joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements.

Our certificate of incorporation and by-laws provide for indemnification and exculpation of our officers and directors.

Our certificate of incorporation provides for indemnification our officers, directors and employees to the fullest extent permitted by Delaware law. It also provides exculpation of our directors for monetary damages arising from breach of their fiduciary duties in cases that do not involve fraud or willful misconduct. The Commission has advised that it believes that indemnification for liabilities arising under the securities laws is against public policy as expressed in the securities laws and is therefore unenforceable.

We have limited manufacturing experience which may translate into substantial cost overruns in manufacturing and marketing our products.

As we transition into the commercial production of our prototype devices we may experience substantial cost overruns in manufacturing and marketing our PbC technology, and may not have sufficient capital in the future to successfully complete such tasks. In addition, we may not be able to manufacture or market our products because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. Either of these inabilities could cause us to abandon our current business plan and may cause our operations to eventually fail.

Risks related to our PbC technology

We need to improve the performance of our commercial prototypes.

Our commercial prototypes do not satisfy all of our performance expectations, and we need to continue to improve various aspects of our PbC technology as we move forward with larger scale production of our commercial prototypes. There is no assurance that we will be able to resolve any known technical obstacles. Future testing of our prototypes may reveal additional technical issues that are not currently recognized as obstacles. If we cannot improve the performance of our prototypes in a timely manner, we may be forced to redesign or delay the large scale production of commercial prototypes or possibly cause us to abandon our product development efforts altogether.

We cannot begin full-scale commercial production of our PbC technology for 12 to 18 months.

We will not be able to begin full commercial production of our PbC energy storage devices until we complete our current testing operations, our planned application evaluation and our planned product development. We believe our commercialization path will require a minimum of 12 to 18 months. Even if our prototype development operations are successful, there can be no assurance that we will be able to establish and maintain our facilities and relationships for the manufacturing, distribution and sale of our PbC batteries or that any future products will achieve market acceptance and be sold in sufficient quantities and at prices necessary to make them commercially successful. Even if our proposed products are commercially successful there can be no assurance that we will realize enough revenue and gross margin from the sale of products to achieve profitability.

We do not have any long term vendor contracts.

We currently purchase the raw materials for our carbon electrodes and a variety of other components from third parties. We then fabricate our carbon electrodes and build our prototypes in-house. We do not have any long-term contracts with suppliers of raw materials and components and our current suppliers may be unable to satisfy our future requirements on a timely basis. Moreover, the price of purchased raw materials and components could fluctuate significantly due to circumstances beyond our control. If our current suppliers are unable to satisfy our long-term requirements on a timely basis, we may be required to seek alternative sources for necessary materials and components, or redesign our proposed products to accommodate available substitutes.

We do not have extensive manufacturing experience.

We do not have extensive manufacturing experience with respect to manufacturing our commercial prototypes in quantities required to achieve our operational goals and there is no assurance that we will be able to retain a qualified manufacturing staff or effectively manage the manufacturing of our proposed products when we are ready to do so.

We will be a small player in an intensely competitive market and may be unable to compete.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. If our product development efforts are successful, we will have to compete or enter into strategic relationships with well-established companies that are much larger and have greater financial capital and other resources than we do. We may be unable to convince end users that products based on our PbC technology are superior to available alternatives. Moreover, if competitors introduce similar products, they may have a greater ability to withstand price competition and finance their marketing programs. There is no assurance that we will be able to compete effectively.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Our products are not intended for direct sale to end users and our business strategy will likely require us to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships are unlikely to provide us with control over the activities of any strategic relationship we negotiate and our future partners, if any, could retain the right to terminate the strategic relationship at their option. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

Risks relating to our intellectual property

We rely on licenses of third-party technology for our specialty batteries and may rely on additional licenses for our PbC technology, which may affect our continued operations with respect to each.

Our revenues in 2006 and 2007 were primarily related to our sale of specialty batteries consisting of classic car, 16 volt racing car batteries, and uninterruptible power supply batteries. As we develop our PbC technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

We may be unable to enforce or defend our ownership of proprietary technology.

Our ability to compete effectively will depend in part on our ability to maintain the proprietary nature of our PbC technology. Our PbC technology is protected by six issued U.S. patents and we currently have seven U.S. patent applications pending. We plan to file additional patent applications in the future. However the degree of protection offered by our existing patents or the likelihood that our future applications will be granted is uncertain. Competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will limit or interfere with our ability to make and sell products based on our PbC technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

New technology may lead to our competitors developing superior products which would reduce demand for our products.

Research into the electrochemical applications for carbon nanotechnology and other storage technologies is proceeding at a rapid pace and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our PbC technology. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

Risks relating to the offering and our common stock

The number of shares of common stock we are registering could depress our stock price.

This prospectus relates to 2,782,837 shares of our common stock that have been registered for resale by the Selling Stockholders. These shares represent approximately 7.3% of our capitalization assuming the exercise of certain warrants and options and conversion of preferred stock. The potential sale of a significant number of these shares may cause the market price of our common stock to decline.

We have issued a large number of convertible securities, warrants and options that may increase, perhaps significantly, the number of common shares outstanding.

We had 25,868,884 shares of common stock outstanding on the date of this prospectus, and (a) our Series A Convertible Preferred Stock is presently convertible into 7,992,941 shares of common stock, (b) our shares of 8% Cumulative Convertible Senior Preferred Stock are presently convertible into 1,063,262 shares of common stock, (c) we have warrants outstanding that, if exercised, would generate proceeds of $42,112,803 and cause us to issue up to an additional 14,316,272 shares of common stock and (d) we have options to purchase common stock that, if exercised, would generate proceeds of $10,575,518 and result in the issuance of an additional 2,485,885 shares of common stock.

We have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation.

As a key component of our growth strategy, we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation. In particular:

•
Our incentive stock plan authorized incentive awards for up to 2,000,000 shares of our common stock; we have issued incentive awards for an aggregate of 652,950 shares at the date of this prospectus; and we have the power to issue incentive awards for an additional 1,347,050 shares without stockholder approval;

•
Our independent directors’ stock option plan authorized options for up to 500,000 shares of our common stock; we have issued options for an aggregate of 169,600 shares at the date of this prospectus; and have the power to issue options for an additional 330,400 shares without stockholder approval;

•
We have issued contractual options for an aggregate of 1,968,000 shares of our common stock, of which 1,528,000 are currently outstanding, to executive officers under the terms of their employment agreements with us; and

•
We have issued contractual options for an aggregate of 965,200 shares of our common stock, of which 765,900 are currently outstanding, to certain attorneys and consultants under the terms of their agreements with us.

We believe our equity compensation policies will allow us to provide substantial incentives while minimizing our cash outflow. Nevertheless, we will be required to account for the fair market value of equity compensation awards as operating expenses. As our business matures and expands, we expect to incur increasing amounts of non-cash compensation expense, which may materially and adversely affect our future operating results.

We may issue stock to finance acquisitions.

We may wish to acquire complementary technologies, additional facilities and other assets. Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash for operations. Future acquisitions may give rise to substantial charges for the impairment of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including:

•	difficulties in integrating new operations, technologies, products and staff;

•	diversion of management attention from other business concerns; and

•	cost and availability of acquisition financing.

We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Because of factors unique to us, the market price of our common stock is likely to be volatile.

Because of the relatively small number of shares currently available for resale, the large number of shares that we are registering on behalf of the Selling Stockholders pursuant to this prospectus, the transitional stage of our business and numerous other factors, the trading price of our common stock has been and is likely to continue to be highly volatile. In addition, actual or anticipated variations in our quarterly operating results; the introduction of new products by competitors; changes in competitive conditions or trends in the battery industry; changes in governmental regulation and changes in securities analysts’ estimates of our future performance or that of our competitors or our industry in general, could adversely affect our future stock price. Investors should not purchase our shares if they are unable to suffer a complete loss of their investment.

Our current “bid” and “asked” prices may not stabilize at current levels

Our stock is currently quoted on the OTCBB, although for a significant period ending on July 3, 2008 our stock was only traded on the OTC Pink Sheets. Since trading in our common stock began in January 2004, trading has been sporadic, trading volumes have been low and the market price has been volatile. The closing bid and asked prices on the OTC Pink Sheets were $1.92 and $2.05 per share, respectively, on July 23, 2008. These quotations are not necessarily a reliable indicator of value and there is no assurance that the market price of our stock will stabilize at or near current levels.

Our common stock is subject to the “penny stock” rules.

Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended, defines a “penny stock” as any equity security that is not listed on a national securities exchange or the Nasdaq system and has a bid price of less than $5 per share. We presently are subject to the penny stock rules. Our market price has been highly volatile since trading in our common stock began in January 2004 and there is no assurance that the penny stock rules will not continue to apply to our shares for an indefinite period of time. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a decision respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser’s written approval of the transaction. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing penny stocks. Therefore, both the ability of broker-dealers to recommend our common stock and the ability of our stockholders to sell their shares in the secondary market could be adversely affected by the penny stock rules.

USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Stockholders at the time it offers and sells such shares.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

At the start of the year ended December 31, 2006, our stock was quoted on the OTCBB, until we became delinquent in our Commission reporting obligations in August 2006. As a result, our stock was temporarily removed from the OTCBB and began trading on the OTC Pink Sheets under the symbol AWPW.PK until July 3, 2008, when our common stock resumed trading on the OTCBB under the symbol AXPW.OB. Trading in our stock has historically been sporadic, trading volumes have been low, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets and the OTCBB, as the case may be, for each quarter since the beginning of 2006. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low

Second Quarter 2006	$4.10	$1.75

Third Quarter 2006	$3.50	$1.60

Fourth Quarter 2006	$4.00	$1.10

First Quarter 2007	$4.05	$2.25

Second Quarter 2007	$3.15	$2.50

Third Quarter 2007	$3.10	$2.20

Fourth Quarter 2007	$2.50	$2.00

First Quarter 2008	$2.74	$1.85

Second Quarter 2008	$2.50	$1.15

On July 23, 2008, the closing price for our common stock as reported on the OTC Bulletin Board was $2.00 per share.

Securities Outstanding and Holders of Record

On June 30, 2008 there were approximately 386 record holders of our common stock, 11 holders of our 8% Cumulative Convertible Senior Preferred Stock (the “Senior Preferred Stock”) and 15 holders of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

Dividend Policy

We have not paid and do not expect to pay dividends on our common stock. Any future decision to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

Shares Eligible for Future Sale

Quercus is offering the common stock issued pursuant to the Securities Purchase Agreement, dated January 14, 2008 (the “Securities Purchase Agreement”) as of the date of this prospectus. Further, the Mega-C Trust is offering common stock issued in 2003 and 2005 which we are obligated to register pursuant to the Settlement Agreement, dated December 12, 2005 (the “Settlement Agreement”). In addition to the shares offered by this prospectus, we are obligated to register (1) approximately 4,700,000 shares of common stock issued to the Mega-C Trust upon demand by the Trustee of the Mega-C Trust, (2) 1,063,262 shares of common stock that may be issued upon conversion of our Senior Preferred Stock, (3) 7,992,941 shares of common stock that may be issued upon conversion of our Series A Preferred Stock, (4) approximately 539,611 shares of common stock and common stock underlying warrants issued pursuant to a certain secured bridge loan arrangement and (5) an additional 4,316,272 shares of common stock issuable upon the exercise of certain of our outstanding warrants.

An additional 14,729,177 outstanding shares and security ownership in 17,744,824 other beneficial rights not offered by this prospectus are held by affiliates of ours. These shares may only be sold pursuant to the time, manner and volume restrictions set forth in Rule 144 under the Securities Act. In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who may be deemed to be an “affiliate” of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least six months that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume of the outstanding shares of common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not an “affiliate” of the Company during the 90 days immediately preceding a proposed sale by such person and who has beneficially owned “restricted securities” for at least one year is entitled to sell such shares under Rule 144(b) without regard to the volume, manner of sale, public information or notice requirements. As defined in Rule 144, an “affiliate” of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

The volume of trading in our common stock has been low and executed trades over the OTC Pink Sheets and the OTCBB have been sporadic, which has resulted in an inconsistent trading market for our shares and no predictions can be made of the effect, if any, that future sales of shares of common stock described above, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock.

As of June 30, 2008, a total of 8,356,870 of our issued and outstanding shares were held by persons who are not affiliates of ours.

Stock Option Plans

The following table provides summary information on our equity compensation plans as of December 31, 2007.

	Number of shares issuable on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares available for future issuance under equity compensation plans
Plan category:
Equity compensation plans approved by stockholders

2004 Incentive Stock Plan	51,950	$3.48	1,347,050

2004 Directors’ Option Plan	140,035	$2.83	330,400

Equity compensation plans not approved by stockholders

Contract options held by officers	905,000	$4.86

Contract options held by consultants	753,900	$5.22

Total equity awards	1,850,885	$4.81

The Company has two stockholder approved equity compensation plans and occasionally enters into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans. The following sections summarize the Company’s equity compensation arrangements.

Incentive Stock Plan Approved by Stockholders

Our stockholders have adopted an incentive stock plan for the benefit of our employees, consultants and advisors. Under the terms of the original plan, we were authorized to grant incentive awards for up to 1,000,000 shares of common stock. At our 2005 annual meeting, our stockholders increased the authorization under the incentive stock plan to 2,000,000 shares.

The incentive stock plan authorizes a variety of awards, including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan authorizes the grant of incentive awards to our full-time employees who are not eligible to receive awards under the terms of their employment contract or another specialty plan. The plan also authorizes the grant of incentive awards to directors who are not eligible to participate in outside directors’ stock option plan, independent agents, consultants and advisors who have contributed to success.

The compensation committee administers the plan. The committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The compensation committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of the Company’s common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual who owns more than 10% of our common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

Outside Directors' Stock Option Plan Approved by Stockholders

Our stockholders have adopted an outside directors' stock option plan for the benefit of our non-employee directors in order to encourage their continued service as directors. Under the terms of the original plan, we were authorized to grant incentive awards for up to 125,000 shares of common stock. At the 2005 annual meeting, our stockholders increased the authorization under the directors’ plan to 500,000 shares.

Each eligible director who is, on or after the effective date of the plan, appointed to fill a vacancy on the board of directors or elected to serve as a member of the board of directors may participate in the plan. Each eligible director is automatically granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of $20,000. The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options generally expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed "for cause" as a member of the board of directors on or prior to the first anniversary of the date of grant (each a “qualified option”). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the board of directors.

Equity Incentive Plans Not Approved by Stockholders

We have issued 300,000, 629,300, and 228,000 stock purchase options in the fiscal years ended December 31, 2005, 2006 and 2007, respectively, to officers, employees, attorneys and consultants in connection with contractual agreements that do not reduce the shares available under the stockholder’s approved plans. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Fefer, Petersen & Cie, our general corporate counsel at the time (of which one member was a director of our company at the time) were granted two-year contractual options to purchase 189,300 shares of common stock at a price of $2.00 per share as partial compensation for services rendered, valued at $68,296. These members also received 116,700 warrants as consideration of pre-merger Tamboril debt. In August 2004, $1.00 of the exercise price of the total 306,000 options and warrants owned by these members was considered paid in advance in consideration of unbilled legal services provided by the firm. We recorded $306,000 related to this reduction. All of the warrants and options were exercised in the fourth quarter of 2005; however, $306,000 of the amount was included in stock subscription receivable as of December 31, 2005 and was received in 2006.

In July 2004, our former President and Chief Operating Officer, Charles Mazzacato, was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option vested on a monthly basis at the rate of 60,000 shares per year commenced July 31, 2005 and was exercisable for five years after each vesting date. The market value of our stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $180,000. In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), we expensed the intrinsic value over the vesting period which resulted in expense of $18,750 and $45,000 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), and recorded compensation of $124,364 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment in 2006.

In July 2004, our former Chief Financial Officer, Peter Roston, was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option vested on a monthly basis at the rate of 50,000 shares per year commencing July 31, 2005 and was exercisable for five years after each vesting date. The market value of our stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $150,000. In accordance with APB 25, we expensed the intrinsic value over the vesting period which resulted in expense of $15,625 and $37,500 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, we adopted the provisions of SFAS 123R, and recorded compensation of $138,182 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment in 2006.

In April 2005, our Chief Executive Officer of the Company, Thomas Granville, was granted a contractual option to purchase 180,000 shares of common stock at a price of $2.50 per share. This option vests at the rate of 7,500 shares per month commencing May 1, 2005 and is exercisable for five years after each vesting date. The market value of our stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, we adopted the provisions of SFAS 123R, and recorded compensation of $112,500 during the year ended December 31, 2006.

In April 2005, a European financial advisor was granted a contractual option to purchase 30,000 shares of common stock at a price of $2.50 per share. Options for an aggregate of 20,000 shares vested during the year ended December 31, 2005 and were exercisable for two years. On December 31, 2005, a total of 10,000 unvested options were forfeited when the advisory agreement was terminated. The options were valued at $35,998 using the Black-Scholes-Merton option pricing model and were included as an expense in 2005.

In September 2005, our Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase 90,000 shares of common stock at a price of $4.00 per share. This option vests at the rate of 2,500 shares per month commencing October 2005 and is exercisable for five years after each vesting date. The market value of our stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, we adopted the provisions of SFAS 123R, and recorded compensation of $68,100 during the year ended December 31, 2006.

In February 2006, our Chief Executive Officer, Thomas Granville, was granted an option to purchase 500,000 shares of common stock at an exercise price of $6.00. Of this total, 300,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next year. These 3 year options expire in February of 2009. The options are valued at $300,187 utilizing the Black-Scholes-Merton option pricing model with $259,027 of compensation recorded in 2006.

In February 2006, our Chief Technical Officer, Edward Buiel, was granted an option to purchase 35,000 shares of common stock at an exercise price of $6.00. Of this total, 10,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next year. These options are valued at $20,994 utilizing the Black-Scholes-Merton option pricing model with $13,330 of compensation recorded in 2006.

In February 2006, members and affiliates of the law firm of Fefer, Petersen & Cie, our general corporate counsel at the time (of which one member was a director of our company at the time) were granted an option to purchase 360,000 shares of common stock at an exercise price of $6.00. Of this total 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. These 3 year options expire in February of 2009. The options are valued at $193,449 utilizing the Black-Scholes-Merton option pricing model and were recorded as legal expense in 2006.

In February 2006, the external bankruptcy counsel of our company, Cecilia Rosenauer, was granted an option to purchase 15,000 shares of common stock at an exercise price of $6.00. The options vested on the effective date of Mega-C’s Chapter 11 plan of reorganization, which took place in November 2006. These options are valued at $2,483 utilizing the Black-Scholes-Merton option pricing model and were recorded as legal expense in 2006.

In March 2006, two employees were granted options to purchase a total of 24,000 shares of common stock at an exercise price of $4.00 and $6.00. The options vest at a rate of 2,500 per month over the first six months and 1,500 per month thereafter. These options are valued at $28,257 utilizing the Black-Scholes-Merton option pricing model with $24,408 of compensation recorded in 2006.

In December 2006, our Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $3.75 per share. A total of 50,000 options will vest on December 29, 2009 and the remaining 50,000 will vest on December 29, 2010. The options will be exercisable for a period of six years from the vesting date. These options are valued at $267,372, utilizing the Black-Scholes-Merton option pricing model with $6,481 of compensation recorded in 2006.

In February 2006, a consultant, Trey Fecteau, was granted an option to purchase 97,000 shares of common stock at an exercise price of $4.00. The options vested upon completion of contractual services in December 2006. These options are valued at $150,702 utilizing the Black-Scholes-Merton option pricing model. The proceeds of the Series A Preferred Stock offering in 2006 were reduced by this amount to account for this expense.

In January 2007, Walker Wainwright, a director of our company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale related to our 2006 Series A Preferred Stock offering. These three-year options vested immediately on the date of grant, and are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and were recorded as offering costs in 2007.

In August 2007, our former Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 80,000 shares of common stock at an exercise price of $4.50. 20,000 options vested immediately upon contract inception and the remainder vested at a rate of 10,000 per month over the life of his six-month employment contract originally set to end in February 2008. This contract has been extended on a month-to month basis. These two-year options are valued at $37,356 utilizing the Black-Scholes-Merton option pricing model with $24,904 recorded as compensation in 2007.

In December 2007, our Vice-President of Manufacturing Engineering, Robert Nelson, was granted a contractual option to purchase 108,000 shares of common stock at an exercise price of $5.00. The options vest at a rate of 3,000 per month over a three year period, but are being amortized over the term of his two year employment contract. These five-year options are valued at $108,504 utilizing the Black-Scholes-Merton option pricing model with $4,521 recorded as compensation in 2007.

In March 2008 and June 2008 former Chief Financial Officer, Andrew Carr Conway, Jr., was granted additional contractual options under the same terms as his 2007 employment contract, to purchase 40,000 shares of common stock at an exercise price of $4.50 per share. The shares were granted based on the extension of his 2007 contract through June 2008. These two-year options are valued at $20,625 utilizing the Black-Scholes-Merton option pricing model with the full amount recorded as compensation in 2008.

In June 2008, Equity Awards were issued as part of a restructuring of all key employee contracts designed to provide for the long term stability of the Company:

Our Chief Executive Officer, Thomas Granville, was granted a contractual option to purchase an additional 90,000 shares of our common stock at a price of $2.50 per share. The options vest prorated over the 24-month term of his contract, and are exercisable for a period of five years from the vesting date. These options are valued at $79,872, utilizing the Black-Scholes-Merton option pricing model with $23,296 of compensation expected to be recorded in 2008.

Our Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $2.50 per share. The options cliff vest on May 31, 2011, and are exercisable for a period of five years from the vesting date. These options are valued at $95,436, utilizing the Black-Scholes-Merton option pricing model with $18,557 of compensation expected to be recorded in 2008.

Our Chief Financial Officer, Donald Hillier, was granted an option to purchase 180,000 shares of our common stock. The exercise price of the option is $2.50 per share and the option vests at the rate of 5,000 shares per month through the term of the Employment Agreement. These options are valued at $179,244, utilizing the Black-Scholes-Merton option pricing model with $34,853 of compensation expected to be recorded in 2008.

Three employees were granted contractual options to purchase an additional 200,000 shares of our common stock at a price of $2.50 per share. 5,000 of these options vested in June upon execution of the employment contracts, with the balance cliff vesting on June 15, 2011, and are exercisable for a period of three years from the vesting date. These options are valued at $165,041, utilizing the Black-Scholes-Merton option pricing model with $34,222 of compensation expected to be recorded in 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes that are set forth in our financial statements elsewhere in this prospectus.

Overview

We are a development stage company that was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception, APC has been engaged in R&D of the new technology for the production of lead-acid-carbon energy storage devices that we refer to as our proprietary lead/carbon (“PbC”) devices. As of December 31, 2003, APC engaged in a reverse acquisition with Tamboril, a public shell company. Tamboril was originally incorporated in Delaware in January 1997, operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. The information presented herein relates to the operations of APC, the accounting acquirer. Tamboril, the legal acquirer, changed its name to Axion Power International, Inc. We formed a new corporation, Axion Power Battery Manufacturing Inc., which purchased the foreclosed assets of the failed battery manufacturing plant and now conducts our manufacture of specialty batteries.

Key Performance Indicators

Because of our early stage of development the usual financial measures are not particularly relevant or helpful in the assessment of company operations.

We do not use non-financial measures to evaluate our performance other than the degree of success of our R&D and demonstration projects. Our demonstration projects entail extended periods of time to assess our energy devices over multiple charge and deep discharge cycles. Further, the results of our demonstration projects do not lend themselves to simple measurement and presentation.

Material Trends and Uncertainties

We will continue to require substantial funds for R&D. Even with adequate funding there is no assurance our new technology can be successfully commercialized. While we intend to continue to manufacture specialty batteries and commence contract manufacturing there is no assurance of profits or whether those profits will be sufficient to sustain us as we continue to develop our new technology.

Recent Financing Activities

Bridge Loan Financing  In November of 2007 we structured short term secured bridge loan arrangements in increments of $100,000, the "Bridge Loans" with certain of our directors, officers and significant directors, such loans to bear interest at the rate of 14% and were secured by all of our assets, including our intellectual property and all of the equipment and inventory assets of our wholly-owned subsidiary, Axion Power Battery Manufacturing Inc. Total funding received under the Bridge Loans was approximately $2,640,000.

The Bridge Loans had an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company, with higher interest rates to apply to each such extension. On March 31, 2008, we sent notice to the investors of our intention to extend the loan until April 30, 2008. In accordance with the option terms contained in the loan agreement, three of the investors chose to convert a total of $328,984 into equity under the same terms offered to Quercus. The extension entitled the remaining investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 15%. On April 29, 2008, we sent notice to the investors of our intention to extend the loan until May 31, 2008. The extension entitles investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 16%.  On May 29, 2008, a related party converted $4,200 of his Bridge Loan into equity under the same terms offered to Quercus, with the balance repaid under the terms of the note for the Bridge Loan. On May 30, 2008, we sent notice to the remaining investors of our intentions to extend the loan until June 30, 2008. The interest rate during the extension period increased to 18% with an extension fee equal to 2% of the original loan and an extension fee of 2% of the original loan was paid to the holders of the Bridge Loans. A loan origination fee was paid equal to 8% of the original loan. The origination fee decreased by one-half percent each week after December 15, 2007 until the loan closed on January 7, 2008. Warrants exercisable at $2.35 until December 31, 2012 are included. For each $100,000 increment of the Bridge Loan, the investor were issued warrants as follows 3,405 warrants upon occurrence of the secured bridge loan, 851 additional warrants upon the extension of the loan to April 30, 2008, 1,276 additional warrants upon extension of the loan to May 31, 2008 and 2,128 additional warrants upon extension to June 30, 2008, Typical anti-dilution provisions apply to the warrants as well as registration rights.

On June 30, 2008, one of our directors converted $800,000 of indebtedness under the Bridge Loans into 380,952 shares of common stock and warrants to purchase 380,952 shares of common stock at an exercise price of $2.60 per share, such warrants to expire on June 29, 2013. The remaining $2,640,000 of indebtedness under the Bridge Loans was repaid on June 30, 2008 with a portion of the proceeds from the Final Quercus Investment (as described below). Upon the conversion and repayment occuring on June 30, 2008, the Bridge Loans have been fully repaid or converted, and there is no remaining indebtedness under these instruments.

The Quercus Investment On January 14, 2008, we entered into the Securities Purchase Agreement with Quercus, pursuant to which we agreed to issue to Quercus up to 8,571,429 shares of our common stock, together with common stock purchase warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our common stock.

At the initial closing on January 14, 2008, Quercus invested $4.0 million in exchange for 1,904,762 shares and warrants to purchase an additional 2,857,143 shares at an exercise price of $2.60 per share. At the second closing on April 17, 2008, Quercus invested an additional $4.0 million in exchange for 1,904,762 shares of our common stock and warrants to purchase an additional 2,380,953 shares of at an exercise price of $2.60 per share.

On June 30, 2008, the Company completed the third and final tranche of the Quercus investment, whereby Quercus invested $10.0 million in exchange for 4,761,905 shares of our common stock and warrants to purchase an additional 4,761,905 shares of stock at an exercise price of $2.60 per share. All of the warrants issued to Quercus expire by June 29, 2013. A portion of the proceeds of the June 30, 2008, financing were used to retire the remainder of the $2,640,000 of the December 2007 Bridge Loans that the Company had previously entered into. Prior to June 30, certain of the bridge lenders had converted $335,000 into 158,659 shares of common stock and warrants to purchase 237,488 shares of common stock at an exercise price of $2.60 per share. On June 30, 2008, one of the Company’s directors converted $800,000 of indebtedness into 380,952 shares of common stock and warrants to purchase 380,952 shares at an exercise price of $2.60 per share. These warrants expire on June 29, 2013 as well. Upon this conversion, the December 2007 Bridge Loans have been repaid or converted in full, and there is no remaining indebtedness under those instruments.

The issuance of our common stock and warrants to Quercus and certain of our bridge lenders was pursuant to the private placement exemption available under Section 4(2) of the Securities Act of 1933.

Taking into account the $18.0 million we have received from Quercus over the past six months, we believe that our available cash will provide sufficient cash resources to finance our operations and expected capital expenditures over the next 18 months.

Registration Obligations

In the Securities Purchase Agreement, we agreed to file one or more registration statements under the Securities Act covering the resale by Quercus of the shares of our common stock issued pursuant to the Securities Purchase Agreement and the shares of our common stock issued upon exercise of the warrants with this prospectus and the related registration statement being the first of such registrations. The registration rights provisions of the Securities Purchase Agreement contain conventional terms including indemnification and contribution undertakings and a provision for liquidated damages in the event any of the following occurs:

•
any post-effective amendment is not filed on or prior to the seventh business day after the registration statement ceases to be effective pursuant to applicable securities laws due to the passage of time or the occurrence of an event requiring us to file a post-effective amendment (the “Post-Effective Amendment Filing Deadline”);

•	we fail to file with the Commission a request for acceleration of effectiveness within five business days after the date that we are notified by the Commission;

•	we fail to respond to any comments made by the Commission within 15 business days after the receipt of such comments;

•	the registration statement is not declared effective by the Commission on or before October 19, 2008;

•	a post-effective amendment is not declared effective on or prior to the 15th business day following the Post-Effective Amendment Filing Deadline;

•
after a registration statement is filed with and declared effective by the Commission, such registration statement ceases to be effective as to all securities registrable pursuant to the Securities Purchase Agreement (“Registrable Securities”) to which it is required to relate at any time until the earlier of (1) the fifth anniversary of the effective date; (2) the date when all Registrable Securities covered by such Registration Statement have been sold publicly; or (3) the date on which the Registrable Securities are eligible for sale without volume limitation pursuant to Rule 144 of the Securities Act for a period of more than 60 days in any twelve month period without being succeeded by an amendment to such registration statement or by a subsequent registration statement filed with and declared effective by the Commission; or

•
an amendment to a registration statement is not filed with the Commission within 15 business days after the Commission having notified us that such amendment is required in order for such Registration Statement to be declared effective (any such failure or breach being referred to as an “Registration Failure Event”).

In case any Registration Failure Event occurs, we would be obligated to pay liquidated damages to Quercus in an amount equal to 1% of the aggregate purchase price paid by Quercus pursuant to the Securities Purchase Agreement for any of our securities that were required to be registered but were not covered under an effective registration statement (the “Monthly Liquidated Damages”) for the first month and each successive month thereafter until the Registration Failure Event shall have been cured. Failure to make payments of the Monthly Liquidated Damages shall result in our being obligated to pay interest on any unpaid Monthly Liquidated Damages at a rate of 18% per year.

The Securities Purchase Agreement also grants to Quercus a right of first refusal to participate in any subsequent financing we undertake prior to the second anniversary of the second closing (subject to certain conventional exceptions) in order to permit Quercus to maintain its fully-diluted ownership interest in our common stock.

As an inducement to Quercus to enter into the Securities Purchase Agreement and to purchase the shares of our common stock and the warrants issuable under the Securities Purchase Agreement, certain directors, officers and principal holders of our issued and outstanding convertible securities, warrants and stock options agreed to refrain from converting any of their convertible securities or exercising any of their stock purchase rights until the board of directors proposes and our stockholders approve a charter amendment that will increase the number of authorized common shares from the current limit of 50 million shares of common stock to a proposed limit of not less than 75 million shares of common stock. Concurrently, we agreed to extend the expiration date of the warrants and options that are subject to forbearance agreements for a period of time equal to the forbearance period. In accordance with the forbearance agreements, we will propose stockholder approval of this share increase of authorized common shares.

C&T and Senior Preferred Warrants

In January of 2004 we issued warrants (the “C&T Warrants”) to the stockholders (the “C&T Warrant Holders”) of C and T Co., Inc. (“C&T”) in exchange for the acquisition of certain intellectual property rights associated with the lead/carbon hybrid supercapacitor formerly referred to as the E3 Supercell. In February of 2005 we issued shares of our Senior Preferred Stock to a group of investors (the “Senior Preferred Holders”), and in recognition of certain concessions, we issued warrants to the Senior Preferred Holders (the “Senior Preferred Warrants”). Both the C&T Warrants and the Senior Preferred Warrants expired during the period of time in which we were not current in our Exchange Act reporting obligations. In recognition of this, our board of directors has authorized management to commence discussions and potential negotiations with the C&T Warrant Holders and the Senior Preferred Holders in an effort to recognize that the economic benefits that these parties and we expected at the time these warrants were issued was frustrated by the length of the time we were out of compliance with our Exchange Act reporting obligations and to provide some form of tangible value to the C&T Warrant Holders and the Senior Preferred Holders.

Results of Operations

The comparative data below presents our results of operations for the three-month periods ended March 31, 2007 and 2008 and for the fiscal years ended December 31, 2006 and 2007. While certain of the data is not strictly comparable because some line items are positive and some negative, the percentages calculated demonstrate the relative significance of the various line items and the line items where there were significant changes from year to year:

Quarterly Comparisons

1.
The cost of tangible products sold in the three month period ended March 31, 2008 increased $0.165 million over the same period in 2007. The increase substantially relates to an increase in material costs related to volume and the expansion of our manufacturing management development team that focused on readying the facility for commercialization of our PbC battery technology.

2.
Selling, General and Administrative (“SG&A”) expenses increased substantially during the first quarter of 2008. While there were a number of contributing factors, the increase is primarily due to higher legal expenses and duplicated public accounting and auditing services related to the selection and retention of our current auditors.

3.	R&D expenses increased $0.062 million over the amounts recorded during the first quarter of 2007 due to higher personnel costs.

4.
There were non-cash preferred stock dividends and beneficial conversion features of $ 5.3 million in 2007 with a comparable amount of $0.3 million in the first quarter of 2008. This non-cash beneficial conversion item is not expected to recur in 2008 in as substantial an amount as it did in 2007.

5.
Interest expenses for the first quarter of 2008 was higher than during the similar period of 2007 due to the bridge loan financing offered during the fourth quarter of 2007, whereas the capital needs for the early part of 2007 were satisfied through a preferred stock offering.

6.	The Pennsylvania capital stock tax was accrued during the fourth quarter of 2007, and was accounted for as income taxes. This item is not provided for during the first quarter of 2008.

Annual Comparisons

1.
SG&A expenses declined substantially from 2006 to 2007. While there were a number of factors that contributed, the decline reflects a decrease in legal expenses, as well as the consolidation of our total operations in New Castle, Pennsylvania.

2.
R&D expenses declined from 2006 to 2007. This was the result of the closing of our Toronto facility and the gradual transition from a full R&D company to the present entity that has both manufacturing and R&D components.

3.
There was a $1.1 million credit to total expenses in 2006, as a result of the return of the Mega-C Trust Augmentation Shares (see “Mega-C Trust Share Augmentation (Return)” below), which is not expected to recur. This line item reduced total expenses by $1.1 million in 2006 compared to 2007.

4.
There were non-cash preferred stock dividends and beneficial conversion features of $8.4 million in 2007 with a comparable amount of $0.8 million in 2006. This non-cash item is not expected to recur in as significant an amount in 2007.

5.	The non-cash preferred stock dividends and beneficial conversion feature were the primary reason for the approximately $6 million increase in net loss attributable to common stockholders in 2007.

6.	The Pennsylvania capital stock tax was accrued to cover and was recorded as income tax for 2007.

	Three-Month Period Ended March 31,				Year Ended December 31,
Statements of Operation	2008	Percent of line item to net loss applicable to common stockholders	2007	Percent of line item to net loss applicable to common stockholders	2007	Percent of line item to net loss applicable to common stockholders	2006	Percent of line item to net loss applicable to common stockholders
Revenues	$215,727	-7.3%	$164,513	-2.5%	$533,911	3.7%	$275,377	3.5%
Cost of tangible products sold	394,236	13.3%	228,890	3.5%	1,130,855	7.9%	557,983	7.1%
Gross profit (loss)	(178,509)	6.0%	(64,377)	1.0%	(596,974)	4.2%	(282,606)	3.6%
Expenses
Selling, general & administrative	1,713,165	57.7%	879,462	13.4%	3,720,632	26.0%	4,788,986	60.9%
Research & development	382,017	12.9%	320,374	4.9%	1,308,345	9.2%	2,001,506	25.5%
Impairment of assets							6,581	0.1%
Interest expense - related party	419,673	14.1%	17,202	0.3%	276,651	1.9%	713,048	9.1%
Derivative revaluation	(2,844)	-0.1%	7,108	0.1%	(72,236)	0.5%	437,588	5.6%
Mega-C Trust Share Augmentation (Return)							(1,125,000)	14.3%
Other, net	(11,328)	-0.4%	(22,543)	0.3%	(47,708)	0.3%	(77,352)	1.0%
Net loss before income taxes	(2,679,192)	90.3%	(1,265,980)	19.3%	(5,782,658)	40.5%	(7,027,963)	89.4%
Income Taxes	-	0%	-	0%	83,469		_
Deficit accumulated during development stage	(2,679,192)	90.3%	(1,265,980)	19.3%	(5,866,127)	41.1%	(7,027,963)	89.4%
Less preferred stock dividends & beneficial conversion feature	(287,415)	9.7%	(5,283,092)	80.7%	(8,417,955)	58.9%	(835,529)	10.6%
Net loss applicable to common stockholders	$(2,966,607)	100.0%	$(6,549,072)	100.0%	(14,284,082)	100.0%	(7,863,492)	100.0%
Basic and diluted net loss per share	$(0.17)		$(0.40)		(0.88)		(0.47)
Weighted average common shares outstanding	17,861,987		16,247,299		16,247,299		16,628,290

Summary of Consolidated Results for the Three-Month Period Ended March 31, 2008 compared with the Three-Month Ended March 31, 2007

Revenue

Our revenues were approximately $215,727 for the quarter ended March 31, 2008 compared to revenues of approximately $164,513 for the quarter ended March 31, 2007. The approximate 31% increase in revenue was primarily due to another year of market exposure, especially in the race car and classic car industries and the sale of uninterruptible power supply batteries to one of our customers. These revenues will be dependent upon the number of enthusiasts for classic cars, auto racing and the amount of penetration we can achieve into the uninterruptible power supply market. We have two customers that together accounted for more than 31% (18.2% and 12.95%, respectively) of this revenue in the first quarter of 2008.

Cost of Tangible Products Sold and Gross Profit (Loss)

The cost of tangible products sold (“COTPS”) includes several raw materials with lead being the most prominent and costly. We also use other components such as plastic battery cases and covers, acid and separators. Our PbC batteries use specialty activated carbon for the negative electrode component of the battery. Lead, in particular, has increased substantially in price in the last two years as quantities available have shrunk. In manufacturing batteries we also incur labor and overhead expense as well as normal costs of packaging and shipping. COTPS increased by approximately $0.17 million, or 72%, to $0.39 million for the quarter ended March 31, 2008 compared with approximately $0.22 million for the quarter ended March 31, 2007. The increase in COTPS in the first quarter of 2007 compared to 2008 was primarily attributable to:

1.	sales increase of over 31%;

2.	preparing the manufacturing facility for the projected increase in sales and the additions to staff required for this increase in sales; and

3.	increased advertising with respect to a wider variety of products.

Gross loss (margin on sales) increased from approximately ($0.063) million, in the first quarter 2007 to $0.179 million, in the first quarter of 2008. The increased loss on gross margin was primarily attributable to the buildup associated with the transition to increased production and the continued operation of the plant at a low level of production. We believe we will produce profitable gross margins on sales as we ramp up production but there is no assurance of profits.

Selling, General & Administrative Expenses

SG&A expenses include salaries and services, non-cash compensation, sales and marketing expenses as well as public company costs which include financing, fund raising, investor relations, directors’ compensation, legal and audit fees. Total SG&A expenses increased $0.83 million, or 95%, to $1.7 million for the quarter ended March 31, 2008 compared with the quarter ended March 31, 2007 expenses of approximately $0.87 million. As a comparison of revenues to SG&A, SG&A expenses were eight times revenues for the first quarter 2008 compared to 5.4 times revenues for the same quarter in 2007. The increase in SG&A was primarily attributable to the increase in legal and accounting fees and investor relations expenses.

Research & Development Expenses

R&D expenses include salaries for our scientists as well as test equipment and general overhead.  Total R&D expenses increased $0.062 million or 19% to $0.382 million for the quarter ended March 31, 2008 compared with the quarter ended March 31, 2007 expenses of $.320 million. As a percentage of revenues, R&D expenses were 178% for the first quarter of 2008 and 194% for the same quarter in 2007. The increase in product development expenses were primarily due to increased personnel costs associated with additional R&D efforts.

Interest Expense – Related Party

Related party interest expenses include the coupon value of interest on debt, as well as the debt discount on detachable warrants and origination fees. For the period ended March 31, 2007 related party interest expenses were approximately $0.017 compared with $0.420 million in the period ended March 31, 2008. The disparity results from the method that the Company used in funding its capital needs. During the fourth quarter of 2006, the Company funded its capital needs through a preferred stock offering, whereas during the fourth quarter of 2007, the Company met its capital needs through a secured bridge loan financing program. The 2007 loans are convertible into the Company’s common stock.

Derivative Revaluation

Derivative revaluations are recognized whenever the Company incurs a liability to issue an equity instrument. The instrument is revalued quarterly until the point in time that the liability is settled. Derivative revaluation expenses for the period ended March 31, 2007 resulted in a credit of $0.007 million compared with a charge of $(0.003) million in the period ended March 31, 2008. During 2007, the Company funded its capital needs with debt that offered detachable warrants. These warrants were not settled until March 2008, at which point the Company’s stock values were lower, giving rise to the nominal credit in 2008. Whereas 400,000 warrants were subject to revaluation during 2007, only 20,000 were outstanding as of March 31, 2008.

Capital Expenditure Commitments

We plan the following capital expenditures:

1. new equipment for negative electrode production;

2. new equipment for carbon sheeting production;

3. new equipment for standard lead-acid battery production; and

4. renovate and install already purchased lead-acid battery production equipment.

Summary of Consolidated Results for the Year Ended December 31, 2007 compared with Year Ended December 31, 2006

Revenue

Our revenues nearly doubled to approximately $534,000 for the fiscal year ended December 31, 2007 compared to revenues of approximately $275,000 for the fiscal year ended December 31, 2006. The increase in revenue was primarily due to 12 months of operation at the New Castle plant as opposed to nine months in 2006. In 2007 we had a better plant facility with more licensed products to produce than we had in 2006. Our purchase of the assets of a battery manufacturing plant in early 2006 enabled us to realize the revenues to date primarily from the sale of specialty batteries (classic car and 16 volt racing car batteries). These revenues will be dependent upon the number of enthusiasts for classic cars and for auto racing. We have one customer that accounted for 11.4% of revenues in 2007.

Cost of Tangible Products Sold and Gross Profit (Loss)

COTPS include several raw materials with lead being the most prominent and costly. We also use other components such as plastic battery cases and covers, acid and separators. Our PbC batteries use specialty activated carbon for the negative electrode component of the battery. Lead in particular has increased substantially in price in the last two years as available quantities have shrunk. In manufacturing batteries we also incur labor and overhead expense as well as normal costs of packaging and shipping. COTPS increased by approximately $0.57 million, or 102%, to $1.13 million for the fiscal year ended December 31, 2007 compared with approximately $0.56 million for the fiscal year ended December 31, 2006. The increase in COTPS from fiscal 2006 to fiscal 2007 was primarily attributable to the following:

1.	Sales revenues very nearly doubled;

2.	2007 was the first full year for the sale of our specialty batteries after the New Castle battery plant remained dormant for nine months from June of 2005 into March of 2006;

3.	In 2007 the Company had a history of one year in production to meet customers’ needs; and

4.	We were able to do more advertising for the 2007 sales season.

Gross loss (margin on sales) increased from approximately ($0.3) million, or in fiscal year 2006 to ($0.6) million, in fiscal year 2007. The increased loss on gross margin was attributable to continued operations of the plant at a very low level or production. We believe we will produce profitable gross margins on sales as we ramp up production but there is no assurance of profits.

Selling, General & Administrative Expenses

SG&A expenses include salaries and services, non-cash compensation, sales and marketing expenses as well as public company costs which include fund raising, investor relations, directors’ compensation, legal and audit fees. Total SG&A expenses decreased $1.1 million, or 22%, to $3.7 million for the fiscal year ended December 31, 2007 compared with the fiscal year ended December 31, 2006 expenses of approximately $4.8 million. As a comparison of revenues to SG&A, SG&A expenses were 7 times revenues for fiscal 2007 compared to 17.4 times revenues for fiscal 2006. The decrease in marketing and selling expenses from fiscal 2006 to fiscal 2007 was primarily attributable to a decrease in legal fees and the consolidation of operations into a single facility at New Castle.

Research & Development Expenses

R&D expenses include salaries for our scientists as well as test equipment and general overhead. Total research and product development expenses decreased $0.7 million or 35% to $1.3 million for the fiscal year ended December 31, 2007 compared with the fiscal year ended December 31, 2006 expenses of $2.0 million. As a percentage of revenues, R&D expenses were 245% for fiscal 2007 and 727% for fiscal 2006. The decrease in product development expenses from the levels for fiscal 2006 to the levels for fiscal 2007 was due to reduced salaries resulting from the closure of the operations in Canada and lower legal fees related to our intellectual property.

Interest Expense - Related Party

Interest expense - related party includes the coupon value of interest on debt, debt discount on detachable warrants, and the beneficial conversion opportunities inherent to the debt itself. Interest expense - related party for the fiscal year ended December 31, 2007 was approximately $0.3 million compared with $0.7 million in the fiscal year ended December 31, 2006, representing a decrease of approximately $0.4 million. As the Company funded its capital needs in 2006 though loan instruments, the bulk of these loans were converted to equity during the fourth quarter of 2007. Unlike 2006, the 2007 loans were not convertible and warrant modifications involved preferred dividends and not interest as in 2006.

Derivative Revaluation

Derivative revaluations are recognized whenever the Company incurs a liability to issue an equity instrument. The instrument is revalued quarterly until the point in time that the liability is settled. Derivative revaluation expenses for the fiscal year ended December 31, 2007 was approximately a credit of ($0.072) million compared with a charge of $0.43 million in the fiscal year ended December 31, 2006, representing a decrease of approximately $0.5 million. Throughout 2006, we funded our capital needs with debt that offered detachable warrants. These warrants were not settled until December 2006 at which point the Company’s stock values were at their peak. Whereas 600,000 warrants were subject to revaluation during 2006, only 400,000 were subject to revaluation during 2007.

Mega-C Trust Share Augmentation (Return)

Mega-C Trust share augmentation (return) includes the valuation of 500,000 shares of our common stock as described in the financial statement footnote titled “ Mega-C Power Corp (Mega-C), Mega-C Trust (the Trust), The Taylor Litigation.” This type of transaction is not expected to recur after the transaction in 2006.

For the fiscal year ended December 31, 2007, our net loss before income taxes decreased $1.2 million, or 18%, to $5.8 million on revenue of $0.5 million, from an operating loss of approximately ($7.0 million) on revenue of $0.3 million for the fiscal year ended December 31, 2006. As discussed above, the factors primarily affecting this decrease in operating loss were a decrease in legal expenses, the absence of a $1.1 million dollar credit as occurred in 2006 and a decrease in expenses from the closure of our Canadian facilities.

Included in the net loss applicable to common stockholders are non-cash compensation expense related to preferred stock dividends and beneficial conversion feature of $8.4 million in 2007 compared with $0.8 million in 2006.

Our revenues and expenses do not include any items that do not arise from continuing operations. However, our operational costs have included significant legal costs that we believe will decline based on the status of the litigation described in the litigation section herein.

Our net loss attributable to common stockholders in 2007 of $14.0 million included $8.4 million dollars of preferred stock dividends and charges related to a beneficial conversion feature. We do not anticipate that these levels of non-cash charges will recur.

The year 2006 reflects a line item captioned “Mega-C Trust Share Augmentation (Return)” with a credit of $1,125,000. This credit reduced our overall loss by $1.1 million dollars and is not expected to recur.

There are limited seasonal aspects to our specialty battery business. Sales for batteries for race cars and classic cars typically peak in the spring with another smaller peak in the fall.

Liquidity and Capital Resources

Our primary source of liquidity has historically been cash generated from sales of our equity or debt securities. From inception until the fiscal year ended December 31, 2005, we generated no revenue from operations. We believe we have sufficient funds taking into account the final investment by the Quercus Trust on June 30, 2008 to conduct our operations for the next 18 months. If we do not significantly increase our revenues over the next 18 months will likely be unable to implement our business plan, fund our liquidity needs or even continue our operations after this period. Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, most likely will result in dilution to our stockholders.

As of June 30, 2008, we had approximately $12.5 million of cash and cash equivalents, and approximately $9 million in working capital.

Cash, Cash Equivalents and Working Capital

At December 31, 2007, we had approximately $0.67 million of cash and cash equivalents compared to approximately $3.6 million at December 31, 2006. At December 31, 2007 working capital deficit was $2.9 million compared to $2.1 million at December 31, 2006.

Cash Flows from Operating Activities

Net cash used in operations for the year ended December 31, 2007 was $3.7 million, primarily due to ongoing R&D, accounting and legal fees, and normal costs of operations. This was partially offset by the following sources of cash and non-cash items governmental grants, equity instruments and loans from related parties. Cash used in operations for the year ended December 31, 2006 was approximately $4.6 million, primarily due to a deficit accumulated during development stage of approximately $7.0 million and the following uses of cash inventory and other prepaid expenses. This was partially offset by cash and non-cash items by sale of equity instruments and related party debt. Future fluctuations in inventory balances, accounts receivable and accounts payable will be dependent upon several factors, including, but not limited to, quarterly sales, our strategy in building inventory in advance of receiving orders from customers, and the accuracy of our forecasts of product demand and component requirements.

Cash Flows from Investing Activities

Net cash used in investing activities for the fiscal year ended December 31, 2007 was $1.2 million compared to $0.8 million for the fiscal year ended December 31, 2006. The cash used by investing activities included the purchase of equipment for both production and R&D.

Cash Flows from Financing Activities

Net cash provided by financing activities in the fiscal year ended December 31, 2007 was approximately $2.0 million compared to $8.4 million for the fiscal year ended December 31, 2006, primarily due to the proceeds from related party debt received in 2007 compared to 2006.

Critical Accounting Policies, Judgments and Estimates

The “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” section of this prospectus discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Axion Power Battery Manufacturing, Inc., APC and C&T. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition: The Company recognizes revenue upon transfer of title at the time of shipment (F.O.B. shipping point), when all significant contractual obligations have been satisfied, the price is fixed or determinable and collection is reasonably assured.

Stock-Based Compensation: Prior to January 1, 2006, the Company accounted for stock option awards in accordance with the recognition and measurement provisions of APB 25 and related interpretations, as permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). Under APB 25, compensation cost for stock options issued to employees was measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the exercise price of the option granted. Compensation cost was recognized for stock options, if any, ratably over the vesting period. As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to the Consolidated Financial Statements.

Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. See footnote captioned “Equity Compensation” for further detail on the impact of SFAS 123R to the Company’s consolidated financial statements.

Stock-based compensation related to non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (1) the date at which a commitment for performance by the consultant or vendor is reached or (2) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Research and Development: R&D costs are recorded in accordance with FASB No. 2, “Accounting for Research and Development Costs,” which requires that costs incurred in R&D activities covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses be expensed as incurred. The policy of expensing the costs of R&D activities relate to (1) in-house work conducted by the Company, (2) costs incurred in connection with contracts that outsource R&D to third party developers and (3) costs incurred in connection with the acquisition of intellectual property that is properly classified as in-process R&D. All R&D costs have been expensed.

Off Balance Sheet Arrangements. We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

BUSINESS

Our Corporate History

APC was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception APC has been engaged in R&D of the new technology for the production of PbC batteries. As of December 31, 2003, APC engaged in a reverse acquisition with Tamboril, a public shell company whereby APC became a wholly-owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997, operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. Tamboril changed its name to Axion Power International, Inc. immediately following the reverse acquisition.

Since inception, our operations have been financed by a small group of individuals with little to no revenue generated from operations. As a result, trading in our common stock has been sporadic, volumes have been low, and the market price has been volatile. We believe that a successful transition from R&D to manufacturing will improve our cash balances and market profile and may result in a more active trading market for our stock. However, we can provide no guarantees that our transition efforts will be successful.

The Battery Industry

There are two principal types of lead acid batteries; flooded batteries and valve regulated lead acid (“VRLA”). The choice of battery depends mainly on the specific application that the battery serves. Typical standby or stationary applications use VRLA batteries due to their inherent advantages including spill proof design, low maintenance, compact form, low self-discharge and high performance. On the other hand, applications like industrial equipment, traction and/railroad applications prefer the flooded lead acid battery types due to their superior performance in continuous deep discharge applications and at high operating temperatures, among other features.

Technology within the lead-acid battery industry has remained relatively stable for the last 30 years and an industry-wide lack of innovation has generally restrained growth into new applications and emerging markets.

Alternative energy applications like wind and solar power require an energy storage solution that combines low cost and long life cycles. Lead-acid batteries are currently one of the gold standards in large-scale power storage applications, but the short cycle-life of lead acid chemistry at deep discharge levels is a primary inhibitor to growth. Due primarily to the cycle-life limitations of lead acid batteries, a number of battery manufacturers are experimenting with alternative battery technologies that are far more expensive to implement, but offer substantial cycle-life advantages.

For the last ten years, Asian battery manufacturers have been vigorous competitors in the North American market. However, lead acid batteries suffer irreparable damage if they are packed in shipping containers for lengthy maritime transport or held in inventory for extended periods. Due to performance issues and warranty problems in North America, increased domestic demand in their home markets, and significant changes in their home countries’ import-export regulations and tariffs, many of the large Asian manufacturers have significantly reduced their battery exports to Europe or the Americas. Domestic battery manufacturing plants have closed and, since the closed plants were often sold at auction to foreign buyers or scrapped, the net result was a substantial decline in domestic capacity. The resulting unavailability of imports coupled with the reduction in domestic plant capacity has left the North American industry in a position where it cannot currently produce batteries in sufficient numbers to meet growing market demands. The major participants in the industry are responding with plans to construct several million square feet of new manufacturing facilities, but those new plants are not expected to be fully operational for 12 to 18 months.

The North American lead acid battery industry is mature with a few leading vendors that have a global presence and a larger number of smaller regional and local vendors that cater to the needs of the North American market. The first tier companies that have a global presence include EnerSys, Exide Technologies, Johnson Controls and FIAMM. The second tier companies that cater mainly to the North American Markets include, among others, C&D Technologies, GS Batteries, Crown Batteries, Trojan Battery, Eagle Picher Technologies and East Penn Manufacturing. The user segments that rely on lead acid batteries include automotive applications, standby applications ranging from uninterruptible power supplies to telecommunication applications, power storage for wind and solar systems and motive power for heavy-duty equipment and railroad applications.

Our Business

We are a development stage company that has invested four years and approximately $9.5 million in R&D expense to develop a patented energy storage device that uses carbon electrode assemblies to replace the lead-based negative electrodes found in conventional lead-acid batteries. The end result is the PbC battery prototype, a battery-supercapacitor hybrid that combines the simplicity of lead-acid batteries and the faster recharge rates and longer cycle lives of supercapacitors in a low-cost device that can be designed to deliver maximum power for fast discharge applications; maximum energy for slow discharge applications; or a range of balances between the two.

Our PbC technology, which is protected by six issued U.S. patents, seven pending U.S. patent applications, other proprietary features and structures, is technically sophisticated yet simple. The carbon electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The electrodes are then assembled into PbC batteries that use the same cases, covers, positive electrodes, separators and electrolyte as conventional lead-acid batteries and they are assembled with the same equipment and manufacturing methods that we, and the majority of the lead-acid battery industry, uses for manufacturing lead-acid batteries. PbC batteries use up to 40% less lead than comparable sized lead-acid batteries, and the lead, plastics and acid employed are fully recyclable at existing facilities, which makes the PbC battery a more environmentally-friendly product.

In February 2007, our PbC technology received the prestigious Frost & Sullivan Technology Innovation Award for the best development in the field of lead acid batteries for 2006.

We believe that for large-scale deep-discharge energy storage systems (10 kWh or greater), our commercial prototype PbC batteries offer one of the lowest total cost of ownership per charge-discharge cycle in the battery industry. As ongoing development work on our PbC technology progresses, we believe additional cost reductions and efficiency gains are likely.

We believe our PbC technology will be uniquely situated to exploit the current problems facing the North American lead-acid battery industry. While we may exploit our PbC technology in a number of ways, our recent acquisition of a battery manufacturing plant gives us the ability to produce energy storage devices using our new technology. The plant acquisition allows us to exploit our technology by manufacturing our new energy storage devices for demonstration projects, for sale to end-users (once we are satisfied with the technology) or to manufacture the component parts other battery manufacturers could insert into their own batteries. The facility leased in New Castle, Pennsylvania beginning in 2006 has a permitted manufacturing capacity of 3,000 batteries per day and has operational production lines for both sealed and flooded lead-acid batteries. The ability to produce both types of batteries in a variety of sizes enables us to target our excess capacity at high-margin products that are required in relatively small volumes, such as deep cycle industrial batteries and other specialty products. Over the next 18 to 24 months, we plan to exploit the manufacturing capacity deficit in the lead-acid battery industry by producing high margin lead-acid products while we complete development of our PbC technology. As additional capacity comes on-line in the broader industry, we plan to transition our manufacturing focus from lead-acid products to our reduced-lead, enhanced-performance lead-carbon PbC products.

As we continue the transition from laboratory research to commercial prototype manufacturing, we will need to:

•	refine our planned fabrication methods for carbon electrode assemblies;

•	demonstrate the feasibility of manufacturing our PbC device using standard techniques and equipment;

•	demonstrate and document the performance of our PbC device in key applications; and

•	respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

We plan to develop our PbC device for use in a variety of applications including:

•	motive power applications;

•	stationary power applications;

•	hybrid electric vehicle applications; and

•	military applications.

We believe demand for cost-effective energy storage systems will grow rapidly. We also believe we can become a leader in the high performance battery market. We believe our competitive advantages will include:

•
Ease of integration: Our planned electrode assemblies will be designed to replace the standard grid and paste negative electrodes in conventional lead-acid batteries. In some applications that require fixed voltage operations, voltage conversion may be needed;

•
Superior flexibility: By changing the number, geometry and arrangement of the electrode assemblies, we expect to be able to configure our technology to favor either energy storage or power delivery; and

•	Reduced lead content: Depending on the energy, power and cycling requirements of a particular application, our PbC device will use up to 40% less lead than conventional lead acid batteries.

We anticipate our ability to establish and maintain a competitive position will be dependent on several factors, including:

•	the availability of raw materials and key components;

•	our ability to design and manufacture commercial prototype PbC carbon electrode assemblies;

•	our ability to establish and operate facilities that can fabricate electrode assemblies and commercially manufacture our PbC device with consistent quality at a predictable cost;

•	our ability to establish and expand a customer base;

•	our ability to compete against established and emerging battery and other storage technologies;

•	the market for batteries in general; and

•	our ability to retain key personnel.

Our objective is to become an industry leader in low cost, high performance energy storage systems. We plan to achieve this objective by pursuing the following core strategies:

•
Platform technology business model. We plan to implement a platform technology business model where we will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC device products in their batteries.

•
Leverage relationships with thought leaders. We are engaged in discussions with industry consortia, research institutions and other thought leaders in the fields of utility applications, hybrid electric vehicles and automotive fuel cell technology. As we develop our relationships in the field of energy research, we believe the opportunities for government funding and consortia participation will expand rapidly, and improve our access to potential suppliers and customers.

•
Leverage relationships with battery manufacturers. Our business model is based on the premise that we can most effectively address the needs of the market by selling electrode assemblies to established battery manufacturers who want to expand their existing product lines. This business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers, in order to reduce our time to market and increase our potential market penetration.

•
Build a recognized brand. We believe strong brand name recognition is important to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.

•
Secondary focus on emerging markets. Emerging markets for fuel cell power systems, hybrid electric vehicles and conventional utility applications are becoming increasingly attractive. We are actively evaluating the potential for using our PbC device products in these emerging markets.

•
Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in R&D to improve the performance of our PbC devices and lower our manufacturing costs.

The battery industry is mature, capital intensive, heavily regulated, highly competitive and averse to product performance risks associated with radical departures from established technology. Due to the nature of the industry, we do not believe we will be able to make a credible entry into the battery market until we have proven the advantages of our PbC device technology in demonstration projects with end users. Therefore, our business plan contemplates two discrete phases: the Development Phase (including prototype and demonstration) and the Commercialization Phase.

Development Phase. During the Development Phase, we will focus on producing small quantities of commercial prototypes in our own manufacturing facilities. These commercial prototypes will serve as the foundation for a series of paid demonstration projects with established end users. If the demonstration projects are successful and end user testing validates the advantages of our PbC device technology under real-world operating conditions, we can proceed to the full commercialization phase. In general, our development path in each identified target market will include the following:

•
Prototype manufacturing. We are finalizing design work and manufacturing plans for our commercial prototype PbC devices. We intend to purchase raw materials and components from established manufacturers and then fabricate electrode assemblies and assemble our commercial prototype PbC devices in company-owned facilities at a higher rate than we can manufacture today.

•
Demonstration projects. When we have developed and tested our commercial prototype PbC devices for a particular target market, we will need to negotiate demonstration projects with industry participants, some of whom we already have contracts with, manufacture the required PbC devices and document the performance of our products in real-world conditions.

•
Commercial production. When we have developed sufficient data to support a decision to commence full scale production of a product or product line, we intend to use our New Castle Pennsylvania facility until we fill our permitted capacity, after which we plan to pursue strategic relationships with one or more battery manufacturers that are willing to manufacture co-branded commercial PbC products.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. Accordingly, we do not expect to attain profitability during the demonstration phase. If we enter into a commercialization relationship for a specific product or product line, we believe our margins are likely to improve. However, there is no assurance that the commercialization of products for one or more market segments will generate sufficient revenue to offset our anticipated operating expenses and yield a profit.

Commercialization phase. During the commercialization phase, we intend to implement a platform technology business model where we will develop and manufacture the carbon electrode assemblies that are unique to our PbC device and then sell those assemblies to established battery manufacturers who want to make their batteries better. We believe a platform technology business model can reduce our time to market, allow us to rely on the established business abilities of existing manufacturers and forge a strong brand identity for our PbC device, while allowing us to focus on a narrow band of value-added activities that appear likely to minimize our investment and maximize our profitability.

We will not be in a preferred position to negotiate manufacturing relationships with established battery manufacturers until we complete our planned demonstration projects. Even if our planned demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell carbon electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs may increase dramatically.

We plan to initially focus on high-value market segments. We believe our commercial PbC device will be most appealing in high-value market segments where longer life, high performance, and low maintenance costs are more important than initial purchase price.

Acquisition of Our PbC Device Technology

We incorporated APC in September 2003, for the purpose of acquiring rights to our PbC technology from C&T, the original owner of the patents. The founders of APC were stockholders of Mega-C Power Corp. (“Mega-C”), which from 2001 until mid 2003 held a limited, nonexclusive license to market products utilizing the PbC device technology that we currently own. In February 2003, the Ontario Securities Commission began an investigation into Mega-C’s stock sales that terminated Mega-C’s ability to finance its operations and continue in business. The founders of APC had collectively invested approximately $3.9 million in Mega-C and were facing a total loss of this investment when Mega-C was unable to continue in business. In connection with the organization of APC, the founders invested approximately $1.4 million dollars.

In late December 2003, Tamboril had 1,875,000 shares outstanding. After evaluating the PbC device technology and APC, Tamboril’s management negotiated a series of related transactions that included:

•	a reverse acquisition between Tamboril and APC;

•
the establishment of the Mega-C Trust for the stated purpose of preserving the potential equitable rights of Mega-C’s creditors and stockholders while potentially insulating us from the litigation risks associated with the activities of Mega-C and its promoters; and

•	a purchase of the PbC device technology from C&T.

The reverse acquisition, trust establishment and technology acquisition transactions closed in December 2003 and January 2004. In connection with the closings:

•	in the reverse acquisition we issued 10,739,500 common shares and 608,600 warrants for the outstanding securities of APC (which resulted in APC becoming a wholly owned subsidiary of Tamboril);

•	we issued 233,400 warrants to purchase stock in the post-acquisition company to Tamboril’s management in satisfaction of related-party debt;

•	C&T purchased 1,250,000 previously outstanding common shares from Tamboril’s management;

•	we purchased all of C&T’s interest in the PbC device technology for 1,562,900 warrants; and

•
we assumed and satisfied APC’s obligations of $1,794,000 under the November 2003 Development and License Agreement originally entered into by APC and C&T to develop the PbC technology through the issuance of $1,000,000 of Senior Preferred Stock and the payment of $794,000 in cash through March 31, 2005.

We acquired full ownership of C&T, including its capital stock, in March 2005 upon final satisfaction of the payments noted above and extinguished all rights to future payments under the November 2003 development and license agreement. C&T’s assets other than the intellectual property were insignificant. We purchased $84,000 in equipment from an affiliate of C&T.

Of the 10,739,500 common shares that Tamboril issued for the outstanding securities of APC, 7,327,500 shares, or approximately 58% of our post-transaction capitalization, were deposited in the Mega-C Trust. The remaining 3,412,000 shares were distributed among APC’s stockholders. After the closing, APC’s stockholders, C&T’s stockholders and the Mega-C Trust owned 95% of our stock. For financial reporting purposes, APC was deemed to be the accounting acquirer of Tamboril, followed by a recapitalization.

Since February 2004, we have been involved in litigation with certain promoters of Mega-C who are asserting a variety of claims arising from APC’s alleged interference in Mega-C’s affairs and our purchase of the PbC device technology. We filed an involuntary bankruptcy petition against Mega-C in April 2004 and contributed 500,000 additional shares to the Mega-C Trust in February 2005 for the purpose of augmenting the trust corpus and offsetting the additional administrative and operating costs associated with the bankruptcy. In July 2005, we initiated litigation with Mega-C’s Chapter 11 Trustee that focused primarily on whether the stock in the Mega-C Trust was property of the bankruptcy estate or should remain in the Mega-C Trust. On December 12, 2005, we entered into the Settlement Agreement with Mega-C’s Chapter 11 Trustee, the Mega-C Trust and others that will resolve all disputes, including disputes arising from our purchase of the original patents for the technology from C&T and derivative claims of Mega-C’s stockholders.

The Settlement Agreement resulted in the return of 1,500,000 of our shares for cancellation, of which 500,000 represented a return of the 500,000 augmentation shares issued to the Mega-C Trust and the remaining 1,000,000 were accounted for as a retroactive adjustment to the 10,739,500 shares issued as consideration in the reverse acquisition. This settlement is discussed in detail in Note 14 to our Audited Consolidated Financial Statements on page F-37.

Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future. Although not a patent infringement suit, a collection of individuals and entities that describe themselves as the “Taylor Group” sued the Company and claimed an interest in some of our intellectual property. In orders dated February 11, 2008, the United States Bankruptcy Court for the District of Nevada held that the Taylor Group has no interest in or rights to the technology. As described in this prospectus, the Bankruptcy Court has entered summary judgment orders in favor of the Company, holding that the Taylor Group has no interest in the Technology and that the Taylor litigation is barred by the permanent injunction of Mega-C Power Corp.’s confirmed Chapter 11 plan. The Taylor Group filed motions for relief from the Bankruptcy Court orders granting partial summary judgment in favor of the Company, which were heard on May 12, 2008. The Taylor Group filed motions for relief from the order granting partial summary judgment in favor of the Company and other relief. In orders entered on June 9, 2008, the Bankruptcy Court denied the Taylor Group's motions. In addition, the Company filed a motion for partial summary judgment for an order require to require dismissal of the Taylor Group litigation against the Company. In orders entered on June 9, 2008, the Bankruptcy Court granted the Company's motion and mandated that the Taylor Group litigation against the Company be dismissed. On June 18, 2008, the Taylors Group filed a notice of appeal from these orders. The Taylors have signed a pleading to dismiss the Company from the Taylor Group litigation in Canada.

Our Patents and Intellectual Property

We own six issued U.S. patents and have seven patent applications pending at the date of this report covering various aspects of our PbC device technology. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

•	U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor;

•	U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor;

•	U.S. Patent No. 7,110,242 (expires February 2021) - Electrode for electric double layer capacitor and method of fabrication thereof; and

•	U.S. Patent No. 7,119,047 (expires February 2021) - Modified activated carbon for carbon for capacitor electrodes and method of fabrication thereof.

Patents generally expire 17 years from date of issue.

We have no duty to pay any royalties or license fees with respect to the commercialization of our PbC device technology and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know-how and other intellectual property will be critical to our success.

Our ability to compete effectively with other companies will depend on our ability to maintain the PbC device technology. We plan to file additional patent applications in the future. However, the degree of protection offered by our existing patents or the likelihood that our future applications will be granted is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our PbC device technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future, or claims similar to those of the Taylor Group discussed above.

We also rely on trade secrets, know-how and other unpatented technology and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

We may license technology from third parties. Our proposed products are still in the development stage and we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce his rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Our Competition

We plan to compete with a number of established competitors in the battery and supercapacitor industry, including:

• Maxwell	• Enersys
• Energy Conversion Devices	• Exide
• Panasonic	• Japan Storage Battery

• Nippon-Chemicon	• Ness
In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including:

•	symmetric supercapacitors;

•	asymmetric supercapacitors with organic electrolytes;

•	nickel metal hydride batteries;

•	lithium ion batteries; and

•	advanced lead-acid and flow batteries.

Other business entities are developing advanced energy production technologies like fuel cells, solar cells and windmills which may use our products, or, in some cases, compete with our products.

Since some of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Most of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we may be able to.

Our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business.

We expect to compete on the basis of design flexibility, performance, reliability and total cost of ownership per storage cycle. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. In addition, the energy storage device market in general competes with other sources of renewable energy and conventional power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the energy storage device market could suffer.

The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to include a high-performance co-branded product in their existing product lines. There can be no assurance, however, that our platform technology business model will succeed in the battery industry.

Raw Materials

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. As we begin manufacturing in commercial quantities, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

Lead is the primary raw material in lead-acid batteries and currently accounts for approximately 80% of our raw material and component costs in the specialty batteries we build now. Lead prices have increased dramatically over the last two years. Our new PbC device technology will require up to 40% less lead than conventional batteries. This makes the reduced lead content in our batteries a distinct competitive advantage.

Environmental Protection

Lead is a toxic material that is a primary raw material in our PbC. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We will be required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations.

Our Research and Development

We engage in extensive R&D to improve our PbC device technology and our proposed products. Our goal is to increase efficiency and reduce costs in order to maximize our competitive advantage. Our R&D organization works closely with our engineering team, our suppliers and potential customers to improve our product design and lower manufacturing costs. During the years ended December 31, 2006 and 2007, we spent $2.1 million and $1.3 million respectively on R&D, and $9.5 million since inception. While our limited financial resources and short operating history makes it difficult for us to estimate our future expenditures, we expect to incur R&D expenditures of consistent magnitude for the foreseeable future.

Our Employees

New Castle, Pennsylvania: We presently employ a staff of 31, including a six-member scientific and engineering team, and 15 people who are involved principally in manufacturing. We are not subject to any collective bargaining agreements and believe our relations with our employees are good.

Description of Properties

In April of 2008 we signed a new lease that added to our existing space at our manufacturing plant in New Castle, Pennsylvania. The new lease calls for a monthly payment of $16,142 with an initial term of two years beginning April 2008. The lease includes two successive five-year renewal options, with future rent to be negotiated at a commercially reasonable rate. The battery manufacturing facility includes approximately 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises. Our battery manufacturing operations at this facility are conducted through a wholly owned subsidiary named Axion Power Battery Manufacturing, Inc. Management believes our property is in good condition.

LEGAL PROCEEDINGS

Taylor Litigation

On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C&T, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants (the “Taylor Litigation”). As discussed more fully below, by virtue of an order entered on February 11, 2008 by the Bankruptcy Court in the Mega-C bankruptcy case, this action against the Company, Robert Averill, Glenn Patterson, Igor Filipenko, Thomas Granville and HAP Investments is subject to the permanent injunction of the confirmed Chapter 11 Plan of Mega-C. This ruling confirmed management’s prior assessment of this lawsuit, which management believed had remote possibility of an adverse decision. No amounts have been provided for in the accompanying financial statements pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” We have offered to provide a coordinated legal defense for all individual defendants who agree to be represented by counsel for the Company in Canada. Any named defendant will be free to retain independent legal counsel, but we are not responsible for the costs of separate legal counsel. We have not agreed to indemnify any party against damage awards rendered against them or amounts paid in settlement of claims.

In February 2005, the Bankruptcy Court stayed the Taylor Litigation pending resolution of Mega-C’s Chapter 11 bankruptcy case. On December 12, 2005, we entered into a settlement agreement with Mega-C, through its Chapter 11 Trustee, and various others that was approved by an order entered in the bankruptcy case on February 1, 2006 and which became fully effective when the Court confirmed Mega-C’s Chapter 11 Plan of Reorganization in an order entered on November 8, 2006. The details of the settlement agreement and the current state of the Taylor Group's litigation are discussed below.

Bankruptcy Court Litigation

In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall (“Noall”) to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner (“Fonner”), the trustee of the Mega-C Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against Noall and Fonner (Adversary Proceeding No. 05-05082-gwz) for the purpose of obtaining a judicial determination that:

•	Mega-C does not have any interest in the three patents and other intellectual property the Company purchased directly from C&T;

•	Mega-C did not transfer any property to our Company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to our Company for less than reasonably equivalent value; and

•	if the court ultimately decides that the stock in the Mega-C Trust is property of the bankruptcy estate, the stock must be held in a resulting trust for our benefit.

Settlement Agreement

On December 12, 2005, we entered into the Settlement Agreement with Mega-C, represented by Chapter 11 Trustee Noall, and the Mega-C Trust, represented by its trustee Fonner. Additional signatories to the Settlement Agreement include: (1) the Company’s subsidiaries APC and C&T, (2) Fonner in both her capacity as Mega-C’s sole officer and director and as trustee of the Mega-C Trust, (3) certain former stockholders of APC including Robert Averill, Joe Piccirilli, Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation, (4) Paul Bancroft and (5) certain former stockholders of C&T, including Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg.

The Settlement Agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C’s Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the Chapter 11 plan. The confirmed Chapter 11 plan was subsequently substantially consummated on November 21, 2006. The Settlement Agreement was fully incorporated in the confirmed Chapter 11 plan. At the date of these financial statements, the plan is fully effective and substantially consummated. Accordingly, all pending and potential disputes between the parties have been resolved. By way of summary of the Chapter 11 plan, the following steps have been accomplished:

•	we have compromised and withdrawn our notes receivable from Mega-C to an allowed unsecured claim of $100;

•	Mega-C has assigned all right, title and interest, if any, in the technology and any and all tangible and intangible personal property in our possession to us;

•
the Mega-C Trust has been restated as the Second Amended Stockholders Trust of Mega-C Power Corporation and retained title to 4,700,000 shares that will be sold to pay creditor claims that remain unsatisfied from the Liquidation Trust described below, with the balance to be proportionately distributed to the holders of allowed equity interests in Mega-C. The Second Amended Stockholders Trust also has title to certificates for 685,002 shares of our common stock, which serve as collateral for loans in the amount of $2,055,000 paid to the newly created Liquidation Trust to fund the confirmed Chapter 11 plan;

•
a newly created liquidation trust (the “Liquidation Trust”) received the proceeds of loans in the amount of $2,055,000, secured by 685,002 shares, and legal title to 314,998 shares that will be sold to pay creditor claims and expenses;

•	the former trustee of the Mega-C Trust has received 627,500 shares as compensation by the Mega-C Trust through the effective date of the Chapter 11 plan; and

•	the Mega-C Trust surrendered 1,500,000 shares to us which were promptly cancelled.

The litigation settlement and releases provided by the Chapter 11 plan, which are as broad as the law allows, are now binding on Mega-C, the Chapter 11 trustee, the Taylor Group and all other parties described in the plan of reorganization. In an order entered on February 11, 2008, the Bankruptcy Court granted our motion for partial summary judgment, holding that the alleged "oral" agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to the Company by the confirmed Chapter 11 plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that the only rights the Taylor Group has are as putative creditors or stockholders of Mega-C and that any attempts to claim an interest in or contest the Company's title to the technology are contrary to the permanent injunction of the Chapter 11 plan. The Bankruptcy Court held that the Taylor Litigation against the Company is barred by the permanent injunction of the confirmed Chapter 11 plan.

The Taylor Group filed motions for relief from the order granting partial summary judgment in favor of the Company and other relief. In orders entered on June 9, 2008, the Bankruptcy Court denied the Taylor Group's motions. In addition, the Company filed a motion for partial summary judgment for an order require to require dismissal of the Taylor Group litigation against the Company. In orders entered on June 9, 2008, the Bankruptcy Court granted the Company's motion and mandated that the Taylor Group litigation against the Company be dismissed. On June 18, 2008, the Taylor Group filed a notice of appeal from these orders. The Taylor Group signed a pleading consenting to dismiss the Company from the Taylor litigation.

While certain aspects of the bankruptcy litigation discussed above relating to the confirmation of the Chapter 11 plan and the settlement agreement are on appeal to the Ninth Circuit Court of Appeals and to the United States District Court for the District of Nevada, we believe the possibility of any adverse decision to the Company to be remote.

We recorded a recovery of notes receivable previously written off in November of 2006 in the amount of $100 as well as other assets received from Mega-C. The other assets received, primarily miscellaneous fixed assets, have been determined to be negligible in value and no attempt has been made to secure an appraisal or record any amounts for these assets. By virtue of the confirmed Chapter 11 plan, all Mega-C’s right, title and interest, if any, in the technology was transferred to the Company. By virtue of the February 11, 2008 orders of the Bankruptcy Court, the Taylor Group has no interest in or rights to the technology.

Contingent Shares

We agreed to sell 1,000,000 shares of common stock to a foreign partnership, Mercatus & Partners Limited, a private limited company formed under the laws of the United Kingdom with an executive office at Via S. Roberto Bellarmino 4, 00142 Roma, Italy, December 12, 2005, at a price of $2.50 per share as part of a group of comparable transactions where the purchaser planned to contribute a portfolio of small public company securities to a pair of offshore funds in exchange for fund units, and then use the fund units as security for bank financing that would be used to pay for the underlying securities. Contrary to the terms and conditions of the Company’s agreement, the foreign partnership was in possession of a stock certificate representing these 1,000,000 shares; however, completion of the transaction was contingent upon receipt of the proceeds from the foreign partnership, which were not received. The 1,000,000 shares were recovered December 4, 2007 and forwarded to Continental Stock Transfer Agency for cancellation, which took place that same month.

In connection with the offering described above, four holders of warrants to purchase shares of our common stock agreed to exercise their warrants to purchase, in the aggregate, 301,700 shares of common stock (the “Incompletely Exercised Warrant Shares”) for the purpose of selling them to the foreign partnership in a transaction that was substantially similar to the one the Company entered into with the same foreign partnership. These shares were to be issued to the foreign partnership upon receipt of payment, which was in turn contingent upon the foreign partnership tendering the payment of the purchase price for these shares. Contrary to the terms and conditions of their agreements, we believe the foreign partnership is in possession of a stock certificate representing these shares without tendering the purchase price to either us or to the warrantholders. As such, the Incompletely Exercised Warrant Shares have not been duly issued and have been excluded from all calculations of the issued and outstanding shares of common stock in these financial statements. We have included the Incompletely Exercised Warrant Shares as outstanding warrants, pending receipt of the exercise price from the four warrantholders. We have not yet located the Incompletely Exercised Warrant Shares. We retained counsel to cause the parties who have possession of the Incompletely Exercised Warrant shares to return the shares absent payment. Counsel was retained October 6, 2007.

Peter Roston Litigation

A prior Chief Financial Officer, Mr. Peter Roston, filed a lawsuit to recover the full amount of compensation and benefits that would have been paid to him through the initial term of his employment for breaches in his employment agreement after he was discharged for cause by the Company in December 2006. Arbitration proceedings for this matter began in April 2008 and are scheduled to reconvene in July 2008. We determined the range of potential loss to be CAD $250,000 to CAD $275,000, however the risk of loss as a result of this lawsuit is considered by the Company to be “remote” as that term is used in Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” No amount was recorded for this contingency.

Cypress Avenue Partners, LLC.

On May 8, 2008, Cypress Avenue Partners, LLC (“Cypress”), filed a complaint against the Company and several others in the United States District Court for the Northern District of California. The complaint alleges, among other things, that Cypress entered into a contract with the Company under which Cypress was to act as a finder and was entitled to certain remuneration which it was not paid. Cypress claims it is entitled to purchase 200,000 shares of common stock of the Company and is owed $900,000, representing a five percent placement fee on the amount of $18 million which reflects the closing of all rounds of Quercus financing. We have denied any obligation to pay this placement fee to Cypress under the terms of an October 2006 letter agreement between us and Cypress. We filed a Motion to Dismiss the Complaint on June 30, 2008. The argument is scheduled for August 7, 2008.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Three of our current board members have been elected to serve for terms that expire on the date of our 2008 annual meeting; two have been elected to serve for terms that expire on the date of our 2008 annual meeting; and three have been elected to serve for terms that expire on the date of our 2009 annual meeting. Because we did not hold an annual meeting in 2007, the directors whose terms expired continue to serve until our next annual meeting, which we anticipate will be held sometime during 2008. At the 2008 annual meeting, we expect to nominate six directors for election, three to serve until the annual meeting in 2010 and three to serve until the annual meeting in 2011. The following table identifies our directors; and specifies their respective ages and positions with our company.

Name	Age	Position

Thomas Granville	64	Chief Executive Officer, Director
Dr. Howard K. Schmidt	50	Director
Michael Kishinevsky	42	Director
Glenn Patterson	55	Director
Stanley A. Hirschman	61	Director
Dr. Igor Filipenko	43	Director
Robert G. Averill	68	Director
D. Walker Wainwright	58	Director

Executive officers.

The following table identifies our non-director executive officers and specifies their respective ages and positions with the Company.

Name	Age	Position

Andrew Carr Conway Jr.	64	Former Chief Financial Officer
Dr. Edward Buiel	36	Vice President and Chief Technology Officer
Dr. Robert F. Nelson	68	Vice President, Manufacturing and Engineering
Donald T. Hillier	47	Chief Financial Officer

The following paragraphs provide summary biographical information furnished by our directors and non-director executive officers.

Directors

Dr. Igor Filipenko, M.D. was appointed to our board of directors in February 2004 and reelected at our 2004 annual meeting for a term that will expire on the date of our 2008 annual meeting. Dr. Filipenko was a founder of C&T, the original developer of the e3 Supercell technology (which we now refer to as PbC technology). In addition to his duties as president of C&T, Dr. Filipenko a principal stockholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and Vostok Energiya, a group of Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, and Laser Plus, an ophthalmologic clinic located in Donetsk, Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine.

Robert G. Averill is an independent director who was appointed to our board of directors in February 2004 and reelected at our 2004 annual meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implants that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991 Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic implants that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a developer and manufacturer of orthopedic implants that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic devices and materials and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

Thomas Granville was appointed to our board of directors in February 2004 and reelected at our 2005 annual meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. Mr. Granville has served as the president of Gallagher Elevator Company, a New York company (“Gallagher”) that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer, ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Michael Kishinevsky is an independent director who was elected at our 2005 annual meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Kishinevsky is a Canadian lawyer who principally engaged in the practice of corporate and commercial law for ten years, with a particular emphasis on the needs of Toronto’s Russian speaking population. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a Director of Sunrock Consulting Ltd., a company he co-founded in 1995 that specializes in the import and distribution of carbon black and synthetic rubber. He is also the President and Director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa School of Law. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Dr. Howard K. Schmidt, Ph.D. is an independent director who was appointed to our board of directors in April 2005 and reelected at our 2005 Annual Meeting for a term that will expire on the date of our 2008 annual meeting. Dr. Schmidt is employed as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was previously the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989; went public in 1993; and recently changed its name to Nano-Proprietary, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986).

Glenn Patterson is an independent director who was appointed to our board of directors in February 2003 and is currently elected to serve until our 2009 annual meeting. He is President of HAP International Inc., an investment research and analyst company. Until November 2004, Mr. Patterson served as president of Oregon Electric Group, an industrial, commercial, power (including distribution systems) and technology services contractor based in Portland, Oregon. During Mr. Patterson’s tenure as president, Oregon Electric grew from $16 million in sales in 1994 to $127 million in sales in 2000. In September 2001, Oregon Electric was sold to Montana-Dakota Resources, whose major subsidiaries includes major electrical power generating, utility and distribution companies with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Stanley A. Hirschman was elected to our board of directors as an independent director at our 2006 annual meeting serving for a three-year term that will end on the date of our 2009 annual meeting. He is President of CPointe Associates, Inc., a Plano, Texas executive management and retail operations consulting firm. He is an investment due diligence specialist and works regularly with public companies dealing with the difficulties of the balance between increased regulatory requirements and reasonable corporate governance. He has served on boards of several public companies and is currently a director of South Texas Oil Co. and former chairman of Mustang Software, Inc. Mr. Hirschman’s client list has included GameStop, Nortel, Dalrada Financial Corp, The Longview Funds, Earthlink, Aiirmesh Communications, Bravo Foods International and Retail Highway. Prior to establishing CPointe Associates, Mr. Hirschman was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996. Mr. Hirschman also held senior executive management positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

D. Walker Wainwright is an independent director who was appointed to our board of directors on January 15, 2007. Mr. Wainwright was elected to fill a vacancy on our board of directors created by the concurrent resignation of John Petersen, who continued to serve as corporate counsel. He is the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. The firm’s activities include the identification and assessment of hedge fund investments, the monitoring of these investments and the creation of proprietary hedge fund portfolios. In this respect, the firm works with investment management firms, not-for-profit organizations and family offices as an independent consultant to create client-specific solutions. Wainwright & Co. also researches and reviews private investments, including private equity funds, to assist in determining their suitability for specific accounts or portfolios. Hedge fund portfolios for which Mr. Wainwright serves as manager or advisor currently have an aggregate value of $200 million. The firm also provides corporate finance advice on a selective basis to individuals or corporate entities. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 30 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, Schroders. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976).

Executive Officers

 Andrew Carr Conway, Jr. was appointed Chief Financial Officer on September 27, 2007. He served in this capacity until June 18, 2008. Upon his resignation he continued as an employee through July 4, 2008, after which his employment ceased and his employment agreement was terminated. Mr. Conway is a Certified Public Accountant, Forensic Certified Public Accountant, Certified Fraud Examiner, and Certified Financial Investigator. For the last ten years Mr. Conway has been in private practice examining violations of GAAP and investigating misappropriations of corporate assets. Mr. Conway retired from the Commission December 30, 1997 where he worked both in the Division of Corporation Finance and the Division of Enforcement, as those functions are conducted in the Commission’s regional offices. Prior to Mr. Conway’s service with the Commission, he served in a wide variety of different functions for the Internal Revenue Service until transferring to the Commission January 7, 1984. Mr. Conway has a total of over 40 years of investigative and examination experience including service as an expert witness by deposition and appearance at trial. Mr. Conway graduated from Abilene Christian University in 1967 with a degree in accounting.

Donald T. Hillier was appointed our Chief Financial Officer on June 18, 2008. Mr. Hillier, is a Certified Public Accountant (inactive status) with 24 years experience that encompasses “Big Four” accounting firms in Atlanta and Pittsburgh, as an entrepreneur providing financial consulting to enterprises ranging from early stage start up to Fortune 100 companies, and a chief financial officer and director of international operations for two companies prior to the Company. Mr. Hillier’s experience includes broad-based corporate finance including SEC reporting, mergers and acquisitions, capital formation and corporate taxation as well as starting and managing an international subsidiary in Sao Paulo, Brazil. Mr. Hillier has been a guest speaker in a variety of panel discussions. He earned his M.B.A. in corporate finance and international operations from Duquesne University in Pittsburgh, Pennsylvania in 2000 where he graduated with high honors. Before joining the Company, Mr. Hillier served through Resources Global Professionals, from 2003-2007, as an executive financial consultant to various companies including Belden, Inc., Curtiss Wright, Sony Corporation, Knova Software, HJ Heinz Company and Michael Baker Corporation providing leadership and consulting for merger transactions, Sarbanes-Oxley Act implementations, SEC reporting matters and international operations. During this time Mr. Hillier also provided Chief Financial Officer services to various small companies assisting with capital formation, strategic planning and operations management. From 2007 until May 2008, Mr. Hillier served as the Chief Financial Officer for The Continuous Learning Group, an international strategy and management consulting firm where he lead the finance department and provided strategic direction.

Dr. Edward Buiel, Ph.D. was appointed chief of R&D in September 2005. Before joining our company, Dr. Buiel served for 3-1/2 years as project leader for the Energy Storage Group of Meadwestvaco Corporation, one of the largest producers of activated carbon in the world. In this position Dr. Buiel’s team focused on developing activated carbon materials for electrochemical applications including Lithiumion batteries, organic ultracapacitors, and asymmetric lead-carbon capacitors. His responsibilities included managing a USCAR-Advanced Battery Consortium project to develop activated carbon materials for hybrid electric vehicle energy storage systems and managing a joint program with Sandia National Laboratories to develop lead-carbon capacitors for grid-connected energy storage systems. Previously, Dr. Buiel worked for nine months as a senior software engineer for Vasocor, Inc. and for 2-1/2 years as a Senior Research Engineer for the Automotive Carbon Group of Meadwestvaco Corporation. Dr. Buiel is a 1994 graduate of Queen’s University, Kingston, Ontario, where he earned a Bachelor of Science in Engineering and Physics, and a 1998 graduate of Dalhousie University, Halifax, Nova Scotia, where he earned a Ph.D. in Physics and wrote his doctoral thesis on “The Development of Disordered Carbon Materials as Anode Materials for Li-ion Battery Applications.”

Dr. Robert F. Nelson, Ph.D. joined the Company as Vice President of Manufacturing Engineering in December 2007. Before joining Axion, Dr. Nelson worked for Firefly Energy, Inc. as a Technical Advisor and Senior Vice President of Engineering for 4-1/2 years. His primary function at Firefly was to implement the development and testing of VRLA cells and batteries. Before Firefly, Dr. Nelson was an independent consultant for six years, working with some 45 companies on materials and designs of VRLA batteries. Previous positions include three years at Bolder Technologies (1994-1997), three years at the International Lead Zinc Research Organization (where he organized and managed the Advanced Lead-Acid Research Organization, ALABC, from 1991 to 1994), one year at Portable Energy Products (a lead-acid startup company) and 13 years with Gates Energy Products, the innovator of VRLA technology. Over these 30 years, Dr. Nelson has five patents, has given invited presentations at some 35 international conferences and published 38 research papers in refereed journals. Before this, he spent 11 years in teaching and research, lastly at the University of Georgia (1972-1977). Dr. Nelson is a 1963 graduate of Northwestern University with a B.A. in Chemistry (cum laude) and a 1967 graduate of the University of Kansas with a Ph.D. in Analytical Chemistry. During his academic career he gave presentations at over 30 international conferences and published more than 35 refereed papers dealing with organic electrochemistry.

Presiding Director

Our Chief Executive Officer, Thomas Granville, acts as the presiding director at meetings of our board of directors. In the event that Mr. Granville is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our President, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website at www.axionpower.com.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group may do so by writing to Thomas Granville, c/o Axion Power International, Inc, 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. Granville will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Granville, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our Audit Committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that six of our directors would meet the independence requirements of the American Stock Exchange if such standards applied to the Company. In the judgment of the board of directors, Dr. Filipenko, and Mr. Granville do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions.” Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

Audit Committee – Our board of directors has created an audit committee that presently consists of Mr. Patterson, Mr. Hirschman and Dr. Schmidt. Mr. Patterson serves as chairman of the audit committee. All members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board of directors has determined that all members of the audit committee would meet the independence requirements of the American Stock Exchange if such standards applied to our company. Our board of directors has also determined that based on education and work history, Messrs. Patterson and Hirschman meet the definition of an “Audit Committee Financial Expert” as established by the Commission. The audit committee has the sole authority to appoint, review and discharge our independent auditors. The audit committee reviews the results and scope of the audit and other services provided by our independent auditors, as well as our accounting principles and its system of internal controls, reports the results of their review to the full board of directors and to management and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-KSB.

Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs Averill, Patterson, Kishinevsky and Wainwright. Mr. Averill serves as chairman of the compensation committee. The compensation committee exercises our board of director’s authority concerning compensation of the executive management team, non-employee directors and the administration of our stock-based incentive compensation plans. The compensation committee typically meets in separate sessions independently of board meetings. The compensation committee typically schedules telephone meetings as necessary to fulfill its duties. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our CEO. Subject to supervision by the full board of directors, the compensation committee administers our 2004 Incentive Stock Plan. Our CEO and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee establishes all bonus and equity incentive awards for Mr. Granville in consultation with other members of the management team. Our board of directors has determined all members of the compensation committee would meet the independence requirements of the Amex if such standards are applied to us.

Technology Committee – Our board of directors has created a technology committee that consists of Dr. Schmidt and Messrs. Averill and Granville. Dr. Schmidt serves as chairman of the technology committee. The technology committee provides board-level oversight, guidance and direction to our R&D staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

Nominating Committee – Given the relatively small size of our board of directors and wanting to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. The process for receiving and evaluating director nominations from stockholders is described below.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the years ended December 31, 2006 and 2007.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the years, ended December 31, 2006, and 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards($) (3)	Option Awards ($) (3)	All Other Compensation ($) (6)	Total Compensation ($)
Thomas Granville (4) CEO and Director	2007 2006	252,000 252,000	356,700	200,000	412,687	25,312 174,184	277,312 1,395,571
Charles Mazzacato Former CEO and Director	2006	125,000		-	124,364	-	249,364
Edward Buiel Vice President and CTO	2007 2006	168,000 132,000		937,500	288,366	22,312 28,039	190,312 1,385,905
Andrew C. Conway, Jr (5) Consultant	2007	163,878					163,878
Andrew C. Conway, Jr (5) Former CFO	2007	66,450			37,356		103,806
Peter Roston Former CFO	2006	122,570			138,182		260,752
Michael Courtade Former CFO	2006	18,000				604	18,604
Robert Nelson Vice President	2007	11,423		82,800	108,504		202,727

1.	Salaries are presented as the contractual amount earned for the year, regardless of date of payment.

2.
Discretionary bonuses are not made pursuant to any specific bonus plan. In December 2006, Mr. Granville was awarded a cash bonus of $300,000. $225,000 was paid during the first quarter of 2007 and the remainder on May 19, 2007. These amounts were reported in Form 10-KSB for the period ended December 31, 2006 and are accordingly not included in 2007 above.

3.	Mr. Conway received stock options valued at the amount cited. Mr. Nelson received both a stock grant and an option grant which is valued at the amount cited.

4.
With the exception of equity compensation and related gross-ups compensation related to Mr. Granville’s employment were remitted to Gallagher under an agreement whereby Mr. Granville’s services are provided to us through Gallagher.

5.
Andrew Conway performed consulting services for the Company before he accepted a position as CFO in 2007. For the amounts reflected above as consulting fees, Andrew Conway received less than half of the amounts disclosed with the firm he was employed by receiving the balance of the consulting fees. With respect to the total compensation for Andrew Conway as CFO, the total does not include travel and living expenses while Mr. Conway was in New Castle for Company business reasons.

6.	Amounts in the other compensation column for 2007 represent perquisites paid to the employees.

Employment Agreements

We previously entered into executive employment agreements with Thomas Granville, Edward Buiel, Andrew Carr Conway, Jr., Robert Nelson and Donald T. Hillier, although Mr. Conway's agreement has since terminated. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties. The provisions of the individual agreements are summarized below:

1.
Thomas Granville. On June 23, 2008, we entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville will receive a monthly base salary of $27,000 for the period commencing June 1, 2008, and terminating May 31, 2010. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville will receive a signing bonus of $250,000, to be paid 50% within ten (10) days of the execution of the agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. The Company also granted Mr. Granville an option to purchase 90,000 shares of our common stock at a price of $2.50 per share at a vesting rate of 3,750 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

2.
Donald T.  Hillier.  On June 18, 2008, we entered into an Executive Employment Agreement with Donald T. Hillier as Chief Financial Officer.  Pursuant to this agreement, Mr. Hillier will receive a monthly base salary of $12,500 for the period commencing June 16, 2008, and terminating June 15, 2011.  Mr. Hillier's base salary is subject to review after six (6) months and then on an annual basis thereafter, and such salary is subject to renegotiation on the basis of Mr. Hillier's and the Company's performance.  The Company also granted to Mr. Hillier 90,000 shares of common stock which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  In addition, Mr. Hillier was granted an option to purchase 180,000 shares of common stock at a price of $2.50 per share at a vesting rate of 5,000 shares per month through the term of the agreement.  Mr. Hillier is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

3.
Edward Buiel, Ph.D. On June 23, 2008, we entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer. Pursuant to this agreement, Dr. Buiel will receive a monthly salary of $15,000 for the period commencing June 1, 2008 and terminating May 31, 2010. Dr. Buiel’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Dr. Buiel’s and the Company’s performance. In addition, Dr. Buiel will receive a signing bonus of $110,000, to be paid 90% within ten (10) days of the execution of the agreement and 10% upon the earlier of (i) the receipt of the final $10,000,000 investment from the Quercus Trust or (ii) August 31, 2008. Also, if Dr. Buiel is still employed with the Company on June 1, 2011, he will receive a bonus of $50,000, notwithstanding any other bonus arrangement. The Company also granted Dr. Buiel an option to purchase 100,000 shares of our common stock, which had been previously been granted in his prior Executive Employment Agreement dated December 29, 2006. These options are exercisable at a price of $3.75 per share and shall vest 50% on December 29, 2009 and 50% on December 29, 2010. In addition, Dr. Buiel was granted an option to purchase 100,000 shares of our common stock in recognition for the opportunity cost associated with the longer term of his new Executive Employment Agreement. These options are exercisable at a price of $2.50 per share and shall vest on May 31, 2011. Dr. Buiel is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs. Certain of these equity awards were awarded under Dr. Buiel’s 2006 employment agreement and the terms of such awards have been incorporated into his new Executive Employment Agreement.

4.
Andrew C. Conway, Jr. Under the terms of his employment agreement effective August 2007, which had an original term of six months, Mr. Conway receives an annualized salary of $180,000, bonuses as determined by the compensation committee and an option to purchase 80,000 shares of our common stock at a price of $4.50 per share. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. The contract automatically renewed for an additional six month term ending August 31, 2008. Mr. Conway resigned his position as our Chief Financial Officer on June 18, 2008, but remained as an employee of ours until July 4, 2008, at which time his employment agreement terminated.

5.
Dr. Robert F. Nelson. Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees.

Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Non-Plan			Equity Incentive Plan Awards
	Number of shares underlying unexercised options					Number	Market Value	# Shares	Market Value
Name	# Exercisable	# UnExercisable	Unearned	Exercise Price	Expiration Date	Shares or units of stock that have not vested		Unearned shares, units, or other rights that have not vested		Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Granville, Tom		0	2,200	$5.60	2/2/2009					Director's plan award - Fully vested

Granville, Tom	180,000	0		$2.50	varies through 4/30/12					Issued pursuant to April 2005 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	400,000	100,000		$6.00	2/10/2009					Non-Plan Performance-based award granted by the Compensation Committee Feb 2006 - Vesting is contingent upon future events

Buiel, Edward	70,000	20,000		$4.00	varies through 8/31/13					Issued pursuant to Sept 2005 Executive Employment Agreement. Options expire 5 years after monthly vest date

Buiel, Edward								250,000	$937,500	Restricted Stock Grant issued pursuant to Dec 2006 Executive Employment Agreement - Lump sum Vesting Date 12/29/2009

Buiel, Edward	15,000	20,000		$6.00	2/10/2009					Non-Plan Performance-based award granted by the Compensation Committee Feb 2006 - Vesting is contingent upon future events

Buiel, Edward	0	50,000		$3.75	12/29/2015					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2009

Buiel, Edward	0	50,000		$3.75	12/29/2016					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2010

Conway, Andrew Carr Jr.	60,000	20,000		$4.50	varies through 2/28/2010					Options issued pursuant to Aug 2007 Executive Employment Agreement. Vesting monthly through Feb 29, 2008

Nelson, Robert	3,000	105,000		$5.00	varies through 12/01/2015					Options issued pursuant to Dec 2007 Executive Employment Agreement. Vesting monthly through Dec 1, 2010

Nelson, Robert								35,000	$79,350	Restricted Stock Grant issued pursuant to Dec 2007 Executive Employment Agreement - Vest monthly through Dec 2010

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during 2007.

Post-Termination Compensation

We have not entered into change in control agreements with any of our Named Executive Officers or other members of the executive management team. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards.  A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of the Company’s outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of the Company’s assets or the merger of the Company with or into another corporation.

Director Compensation

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only independent directors are compensated separately for service as members of our board of directors. Each of our independent directors received the following compensation for the period January 1, 2007 through December 31, 2007:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of audit committee or technology committee, and supplemental annual retainer $4,000 for service as chairman of any other board committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

At our 2004 annual meeting, our stockholders ratified a stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director of our company. At our 2005 annual meeting, the number of shares reserved for issuance under the outside directors’ stock option plan was increased to 500,000.

For the years ended December 31, 2007, 2006, 2005 and 2004, we issued, 0, 60,000, 70,000 and 54,000, respectively of options pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2007, 90,035 options are currently vested and exercisable at a weighted average price of $2.83 per share and 50,000 options are unvested and will be exercisable at a weighted average price of $2.40 per share.

Director Compensation Table

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Thomas Granville (1)	0
John Petersen	0
Fefer, Petersen & Cie, Attorneys (2)	0
Dr. Igor Filipenko	0
Robert G. Averill	39,000						39,000
Dr. Howard K. Schmidt	51,600						51,600
Michael Kishinevsky	33,000						33,000
Glenn Patterson	51,000						51,000
Stanley A. Hirschman	43,000						43,000
Walker Wainwright	31,500		(3) 53,230				84,730

(1)	See Executive Compensation Table

(2)
John Petersen, the Company’s legal counsel, served as a member of our board of directors through January 15, 2007. Mr. Petersen did not receive payment for serving as a member of the board of directors.

(3)
In January 2007, Walker Wainwright was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On June 30, 2008, we had 25,868,884 shares of common stock, 137,500 shares of Senior Preferred Stock and 772,997 shares of Series A Preferred Stock outstanding on the date of this report. The following table sets forth certain information with respect to the beneficial ownership of our securities as of June 30, 2008, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of June 30, 2008 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.
	Common Stock	Preferred Conversion (1)	Warrant & Options (2)	Combined Ownership	Percentage
Quercus Trust (5) 1835 Newport Blvd A109 - PMB 467 Cosa Mesa, CA 92627	8,571,429	-	10,000,000	18,571,429	51.8%

Trust for the Benefit of the Shareholders of Mega-C Power Corp (6) c/o Cecilia L Rosenauer Ltd 510 W Plumb Lane Suite A Reno NV 89509	5,385,002	-	-	5,385,002	20.8%

Fursa Master Global Event Driven Fund LP 200 Park Avenue, 54th Floor (7) New York, New York 10166 William F. Harley III	-	2,045,505	-	2,045,505	7.3%

Merriman Curhan Ford 600 California St, 9th Floor San Francisco CA 94108	-	-	1,485,714	1,485,714	5.4%

Directors and Named Executive Officers:

Averill, Robert	1,173,853	1,632,686	1,247,006	4,053,545	14.1%

Glenn Patterson	917,030	1,257,308	582,015	2,756,353	10.0%

Peterson, John (4)	217,500	1,060,259	369,900	1,647,659	6.0%

Granville, Tom	421,300	204,551	593,450	1,219,301	4.6%

Filipenko, Igor (3)	785,900	329,690	83,459	1,199,049	4.6%

Buiel, Edward	31,000	-	135,000	166,000	*

Hillier, Donald T.	-	-	10,000	10,000	*

Conway, Andrew C., Jr	-	-	120,000	120,000	*

Wainwright, Walker	-	-	40,000	40,000	*

Schmidt, Howard	-	-	23,000	23,000	*

Hirschman, Stan	-	-	10,000	10,000	*

Nelson , Robert	9,000	-	31,500	40,500	*

Kishinevsky, Michael	-	-	15,000	15,000	*

Directors and officers as a group (13 persons)

* Less than 1%	3,555,583	4,484,494	3,260,330	11,300,407	33.6%

(1) Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.

(2) Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.

(3) Includes 976,877 shares held by Dr. Igor Filipenko and 222,172 shares held by his wife, including 175,000 shares of common stock and 47,172 shares issuable upon the conversion of 6,100 shares of preferred stock.

(4) Includes 13,000 shares of common stock held by Mr. Petersen, 4,500 shares of common stock held by Mr. Petersen’s wife, and 200,000 shares of common stock deposited in a segregated account at Credit Suisse as collateral security for a second mortgage on Mr. Petersen’s principal residence.

(5) The trustees of The Quercus Trust are Mr. David Gelbaum and Ms. Monica Chavez Gelbaum, each with shared voting and dispositive power over the shares held by this trust.

(6) Mr. Jeff Hartman is the current trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation with sole voting and dispositive power over the shares held by this trust.

(7) Mr. William F. Harley, III is the Chief Investment Manager for Fursa Global Event Driven Fund, and in this capacity, he has sole voting and dispositive power over the shares held by Fursa.

For purposes of this table, a person is deemed to have beneficial ownership of the number of shares of common stock that such person has the right to acquire within 60 days of June30, 2008. The percentage of beneficial ownership before the offering has been based on us having 25,868,884 shares of common stock issued and outstanding as of June 30, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with directors

Dr. Igor Filipenko—financing transactions. During 2007 Dr. Filipenko advanced monies to the Company in the amount of $207,000. From the 2007 loan agreements, Dr. Filipenko earned 31,750 three-year warrants at an exercise price of $6.00 per share, and 7,661 five-year warrants at an exercise price of $2.35 per share. His August loan in the amount of $115,000 by conversion into a $225,000 private placement secured bridge loan on December 17, 2007. This short term bridge loan earns interest at a rate of 14%, origination fees of $18,000 over a 3 month period, and the 7,661 warrants as referenced above. The $225,000 loan had an initial maturity date of March 2008.  On March 31, 2008 and then again on April 30, 2008, the Company sent notice to Mr. Filipenko of its intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitles Mr. Filipenko to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Filipenko will earn interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 4,573 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Dr. Filipenko earned an additional 9,148 five-year warrants at an exercise price of $2.35 per share. On June 30, 2008 we paid Dr .Filipenko the $252,769 balance due from our indebtedness under this Bridge Loan.

Robert Averill—financing transactions-2006. Mr. Averill was one of the original founders of APC. During the first quarter of 2006, Mr. Averill loaned us $1,000,000 under the terms of a one-year promissory note that bore interest at the rate of 10% per annum, requires monthly payments of accrued interest, and was secured by a lien on all of our property. Over the course of 2006, Mr. Averill continued to advance monies to the Company, increasing the loaned amount to $1,955,000, with interest rates ranging from 10-12%. The interest rate varied because of different loans and interest rate escalators under certain circumstances. Accrued interest from these loans amounted to $127,260 during 2006. By the terms of these loans, he received 345,000 common stock purchase warrants with a debt discount valued at $127,243 in 2006. Mr. Averill was eligible to receive an additional 230,000 three-year warrants at an exercise price of $6.00 per share from these loans through the date of extinguishment in November 2007. Some of his loans were convertible into offering units at a price of $2.50 per unit (each unit consisting of one share of common stock and one five year warrant to purchase one share of common stock at a price of $4.00 per share.) Mr. Averill elected not to exercise this feature; instead, he converted $1,645,000 of his loans plus interest into Series A Preferred Stock during the fourth quarter of 2006, and carried over $428,675 of principle plus $8,585 of interest into 2007. During 2007, Mr. Averill earned an additional 366,000 three-year warrants from these loans at an exercise price of $6.00 per share.

Robert Averill—financing transactions-2007 -During 2007, Mr. Averill continued to advance monies to the company in the amount of $1,267,751. From the 2007 loan agreements, Mr. Averill earned 136,000 3-year warrants at an exercise price of $6.00 per share, and 61,290 five-year warrants at an exercise price of $2.35 per share. $115,000 of these loans were repaid in September 2007 and the balance of these loans, including the 2006 carryover, was extinguished along with $70,335 in interest by conversion into a $1,800,000 private placement secured bridge loan on November 27, 2007. This short term bridge loan earns interest at a rate of 14%, origination fees of $8,000 (on each $100,000) over a 4 month period, and the 61,290 warrants as referenced above. The $1.8 million loan had an initial maturity date of March 2008. On March 31, 2008 and then again on April 30, 2008, the Company sent notice to Mr. Averill of its intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitles Mr. Averill to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Averill will earn interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 38,286 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Mr. Averill earned an additional 457,542 five-year warrants at an exercise price of $2.35 per share. On June 30, 2008, we repaid the $1,235,028 balance due under this Bridge Loan after Mr. Averill converted $800,000 of this Bridge Loan into 380,952 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

Glenn Patterson—financing transactions. In April 2006, Mr. Patterson loaned us $100,000 on a short-term note. Over the year 2006, Mr. Patterson continued to advance monies to the company, increasing the loaned amount to $1,105,000, with interest rates ranging from 10-12%. The interest rate varied because of different loans and interest rate escalators under certain circumstances. Accrued interest from these loans amounted to $43,577 during 2006. By the terms of these loans, he received 353,113 common stock purchase warrants with a debt discount valued at $93,334. Some of his loans were convertible into offering units at a price of $2.50 per unit (each unit consisting of one share of common stock and one five year warrant to purchase one share of common stock at a price of $4.00 per share). Mr. Patterson elected not to exercise this feature; instead, he converted $1,080,000 of his loans plus interest into Series A Preferred Stock during the fourth quarter of 2006. $72,124 principle and $2,114 interest carried over into 2007 and was paid on January 25, 2007 prior to the maturity date of his loans. In December 2007, Mr. Patterson loaned the Company $92,000 pursuant to the Company’s private placement secured bridge loan offering, earning interest at 14% per annum, origination fees of $8,000 over 3 ½ months, and 3,405 five-year warrants at an exercise price of $2.35 per share. This short term bridge loan had an initial maturity date of March 2008. On March 31, 2008 and then again on April 30, 2008, the Company sent notice to Mr. Patterson of its intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitles Mr. Patterson to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Patterson will earn interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 2,127 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under this loan agreement, during 2008 Mr. Patterson earned an additional 4,627 five-year warrants at an exercise price of $2.35 per share. On May 29, 2008, we repaid the $104,770 balance due under this Bridge Loan after Mr.Patterson converted $4,200 of this Bridge Loan into 2,000 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

John Petersen— compensatory transactions. John Petersen was a director of our company until January 15, 2007 and a partner in the law firm of Fefer, Petersen & Cie, which serves as our legal counsel. During 2007, we paid Fefer, Petersen & Cie $180,000 in cash.

Transactions with Executive Management

See “Executive Compensation” above for a discussion of the material elements of compensation awarded to, earned by or paid to our Named Executive Officers.

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

We are registering 2,782,837 shares of common stock held by the Selling Stockholders pursuant to the registration obligations of the Securities Purchase Agreement and the Settlement Agreement to permit the resale of these shares of common stock by the Selling Stockholders from time to time after the date of this prospectus. After completion of the offering, Quercus will hold 16,473,594 shares of our common stock, either out right or upon the exercise of its warrants and the Mega-C Trust will hold 4,700,000 shares of our common stock. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock covered by this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Name of Selling Stockholder	Amount benefically owned by Selling Stockholder	Amount to be offered to Selling Stockholder’s Account	Amount to be benefically owned following completion of offering	Percent to be beneficially owned following completion of the offering
The Quercus Trust(1)	18,571,429	2,097,835	16,473,594	45.9%
Second Amended Stockholders Trust of Mega-C Corporation(2)	5,385,002	685,002	4,700,000	18.2%

(1)	David Gelbaum and Monica Chavez Gelbaum are the trustees of The Quercus Trust, each with shared voting power over the shares held by this trust.
(2)	Jeff Hartman is the current trustee of the Mega-C Trust with sole voting power over the shares held by this trust.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	to purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such stockholders or from the purchasers of the securities for whom they may act as agent;

•	by the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may effect distribution of the shares or interests in such securities;

•	to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market;

•	pursuant to Rule 144; or

•	in any other manner not proscribed by law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. If the Selling Stockholders enter into an agreement to sell its shares to a broker-dealer and such broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part for the purpose of updating this disclosure with respect to such broker-dealer and its related plan of distribution. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the Selling Stockholders that under current interpretations they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have also agreed to indemnify Quercus against liabilities, including some liabilities under the Securities Act. In accordance with the Securities Purchase Agreement, Quercus will be entitled to contribution. We may be indemnified by Quercus against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by Quercus specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Our common stock is quoted on the OTCBB.

DESCRIPTION OF SECURITIES

General

Our amended certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock and 12,500,000 shares of preferred stock. We have designated 1,000,000 shares of our authorized preferred stock as Senior Preferred Stock, and 2,000,000 shares designated as Series A Preferred Stock. We have 25,868,884 common shares and 910,497 shares of preferred stock outstanding. Outstanding warrants, vested options, and convertible rights entitle the holders to purchase 24,958,110 additional shares of common stock.

Within the limits established by our certificate of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board of directors believes is in the best interests of our company. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by, our amended and restated certificate of incorporation and our by-laws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

The Mega-C Trust holds 5,385,002 shares of our common stock. Under the original trust agreement, the trustee of the Mega-C Trust was required to vote the trust shares proportionally with the votes cast by our other stockholders. Under the settlement agreement and the reorganization plan, the Mega-C Trust and a liquidation trust for Mega-C will have the right to vote the number of shares that is equal to the lesser of the number of shares held by them, or the number of shares held by APC’s founders and their spouses and dependents. At the date of this prospectus, the Mega-C Trust and the liquidation trust would be entitled to cast up to 5,385,002 votes at a meeting of stockholders and may have substantial influence over the outcome of any stockholder vote.

Senior Preferred Stock

Our board of directors has designated 1,000,000 shares of our authorized preferred stock as Senior Preferred Stock and a total of 137,500 shares are outstanding at the date of this prospectus. We are not authorized to issue any additional shares of Senior Preferred Stock. So long as any Senior Preferred Stock is outstanding, we cannot (1) issue any series of stock having rights senior to or on parity with the Senior Preferred Stock (2) amend, alter or repeal any provision of our certificate of incorporation or by-laws to adversely affect the preferences, qualifications, limitations or restrictions of the Senior Preferred Stock or (3) effect a reclassification of the Senior Preferred Stock without the consent of the holders of a two-thirds majority of the outstanding shares of Senior Preferred Stock.

Holders of Senior Preferred Stock are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve our available resources, we will not pay cash dividends on the Senior Preferred Stock in any quarter where our company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the Senior Preferred Stock.

The preferred stock had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within ten days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the stated value of our Senior Preferred Stock at the end of each quarter through June 30, 2008.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-06	$10.86	31-Mar-07	$11.75

30-Jun-06	$11.07	30-Jun-07	$11.99

30-Sep-06	$11.29	30-Sep-07	$12.23

31-Dec-06	$11.52	31-Dec-07	$12.47

		31-Mar-08	$12.72

		30-Jun-08	$12.97

Holders of Senior Preferred Stock have the right to convert their shares into common stock at any time. The adjusted conversion price is presently $1.68 per share. As a result, of the cumulative stated value and conversion price reductions, each share of senior preferred is presently convertible into 5.96 shares of common stock.

The conversion price of the Senior Preferred Stock will be subject to further adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than current market price. No adjustment in the conversion price will be required to be made until cumulative adjustments equal at least $0.05 per share of common stock; however, any adjustments that are not made will be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

In connection with the election of directors, the holders of Senior Preferred Stock will have the right to vote as a separate class to elect one member of our board of directors. With respect to all other matters submitted for a stockholder vote other than the election of directors and matters that specifically require class voting under Delaware law, the holders of Senior Preferred Stock will be entitled to cast the number of votes equal to the number of shares of common stock into which the Senior Preferred Stock could then be converted.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Senior Preferred Stock at least 15 days notice of such decrease.

No fractional shares of common stock will be issued upon conversion of the Senior Preferred Stock, but in lieu thereof, an appropriate amount will be paid in cash by the company based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Senior Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

If the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Senior Preferred Stock for cash according to the following schedule:

•	if the market price exceeds $6.00 per share, we will be entitled to redeem 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $7.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $8.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $9.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights; and

•	if the market price exceeds $10.00 per share, we will be entitled to redeem the final 20% of the Senior Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Senior Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Senior Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Senior Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Senior Preferred Stock.

In the event of any liquidation, dissolution or winding up of our company, holders of Senior Preferred Stock are entitled to a liquidation preference equal to the stated value of the Senior Preferred Stock on the payment date before any payment or distribution is made to the holders of common stock. The holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Series A Preferred Stock

Authorization. On October 18, 2006, our board of directors authorized a new series of preferred stock consisting of up to 2,000,000 shares to be designated Series A Preferred Stock. No more than 1,000,000 shares may be sold for cash and the remaining shares must be reserved for (i) issuance upon exercise of the conversion rights of holders of our secured and unsecured short-term debt, and (ii) to pay in-kind dividends on the Series A Preferred Stock. So long as any Series A Preferred Stock is outstanding, we are prohibited from issuing any series of stock having rights senior to or on parity with the Series A Preferred Stock without the approval of the holders of two-thirds of the outstanding Preferred Stock. The holders of Series A Preferred Stock have no preemptive rights with respect to any other securities of our company.

Stated Value. The Series A Preferred Stock has a stated value of $10.00 per share.

Dividends. Holders of shares of Series A Preferred Stock will receive dividends at the annual rate of 10% of the stated value of the Series A Preferred Stock; provided that if we are delinquent in our Commission reports on any dividend payment date, the required dividend will be calculated at an annual rate of 20% for that dividend period only. Such dividends shall be payable in equal quarterly payments on the last day of March, June, September and December of each year commencing December 31, 2006, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from the date of issuance of the Series A Preferred Stock until paid in full. When dividends are declared by the board of directors, each holder of Series A Preferred Stock will have the option, for a period of ten days from the dividend declaration date, to elect to receive his dividend in cash or in fully-paid shares of Preferred Stock which will be valued at $10 per share for dividend payment purposes.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of $10 per share plus accrued dividends before any payment or distribution is made to the holders of common stock. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Voting Rights. With respect to all matters submitted for a stockholder vote other than matters that specifically require class voting under Delaware law, the holders of the Series A Preferred Stock will be entitled to cast the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted on the record date. So long as any Series A Preferred Stock is outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares, voting separately as a class, (1) amend, alter or repeal any provision of the certificate of incorporation or bylaws so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (2) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series A Preferred Stock as to dividends, redemption or upon liquidation, dissolution or winding up of the Company or (3) effect any reclassification of the Preferred Stock.

Optional Conversion. Holders of the Series A Preferred Stock have the right to convert shares of Series A Preferred Stock into shares of our common stock. The conversion price is $1.25 per share. The conversion price will be subject to adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than the conversion price of the Series A Preferred Stock then in effect. No adjustment in the conversion price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made shall be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Series A Preferred Stock at least 15 days’ notice of such decrease.

No fractional shares of common stock will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Series A Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

Registration of Underlying Common Stock. Under the Settlement Agreement, we are obligated to register approximately 4,700,000 shares of our common stock held by the Trustee for the Mega-C Trust and approximately 314,998 shares held by the trustee for the Liquidation Trust, upon a written request from either party (the “Demand Registration Shares”). In addition, we have outstanding obligations to register 1,063,262 shares of common stock underlying our Senior Preferred Stock, outstanding obligations to register 7,992,492 shares of common stock underlying our Series A Preferred Stock, outstanding obligations to register approximately 539,611 shares of common stock and common stock underlying certain warrants issued pursuant to a certain secured bridge loan arrangement, and outstanding obligations to register an additional 4,316,272 shares of common stock issuable upon the exercise of certain of our outstanding warrants (the “Contractual Registration Shares”). We are currently in breach of our obligations to register the Contractual Registration Shares, and we are not including any of Contractual Registration Shares in this offering. There are no liquidated damages stipulated for our failure to register the Contractual Registration Shares; however, the holders of the Contractual Registration Shares may still elect to pursue remedies against the Company for our failure to meet these registration obligations.

The underlying agreements generally require our company to pay the fees and expenses we incur in connection with the registration and to indemnify the holders of shares against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact made by our company. Likewise, each holder whose securities are included in such registration will be required to indemnify our company against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact that is made in reliance upon information provided by the holder.

A substantial increase in the supply of freely transferable shares may depress the market price of our stock. If the holders of our stock were to offer a substantial number of shares for sale at or about the same time, the price decline would probably be dramatic. The availability of a large supply of freely transferable shares might also make it more difficult for us to sell common stock in the future or reduce the price at which we could sell our shares.

Upon our registration of the shares of common stock underlying the shares of our Senior Preferred Stock and Series A Preferred Stock, we are further obligated to use all reasonable efforts to maintain the effectiveness of such registration statements for a period of eighteen months and twenty four months, respectively. If we decide to file a registration statement under the Securities Act for a proposed public offering of common stock by our company, then the holders of our Senior Preferred Stock and our Series A Preferred Stock, will be afforded a reasonable opportunity to participate in that public offering as selling stockholders. In connection with any such piggy-back registration, the holders of our Senior Preferred Stock and our Series A Preferred Stock shall, if requested in writing by the managing underwriter or underwriters in an underwritten offering, agree not to effect any other public sale or distribution of our common stock, including a sale pursuant to the Rule 144 (except as part of such underwritten registration), during the seven-day period prior to, and during the 90-day period following, the effective date of underwritten registration.

Redemption. After we have registered the common stock issuable upon conversion of the Series A Preferred Stock under the Securities Act, if the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Series A Preferred Stock for cash according to the following schedule:

•            If the market price of our common stock exceeds $5.00 per share, we will be entitled to redeem 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

•            If the market price of our common stock exceeds $7.50 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

•            If the market price of our common stock exceeds $10.00 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

•            If the market price of our common stock exceeds $12.50 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights; and

•            If the market price of our common stock exceeds $15.00 per share, we will be entitled to redeem the final 20% of the Series A Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Series A Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Series A Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

Warrants

At the date of this prospectus, we have 14,316,212 outstanding warrants that represent potential future cash proceeds to our company of $42,112,803. The warrants are divided into four classes that are presently exercisable and expire at various times over the next 60 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Freestanding Warrants	9,000	$6.00	$54,000	December 31, 2009
Series V Warrants	680,000	$4.00	$2,720,000	May 7, 2009
Series VI Warrants	1,139,363	$6.00	$6,836,178	March 31, 2011
2007 Bridge Warrants	183,755	$2.35	$431,824	December 31, 2012
2008 Conversion-Warrants	618,440	$2.60	$1,607,944	June 29, 2013
2008 Quercus	11,485,714	$2.60	$29,862,856	June 29, 2013
Freestanding Warrants	200,000	$3.00	$600,000	October 5, 2009
Totals	14,316,272		$42,112,803

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

At the date of this prospectus, we have 2,485,885 outstanding stock options that represent potential future cash proceeds to our company of $10,575,518. The outstanding options include 1,563,135 options that are currently vested and exercisable, or 1,573,135 that will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of $7,562,393 and $7,587,393 respectively. The remaining options will vest and become exercisable over the next four years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
Incentive Plan options	51,950	$3.48	$180,960	0	$0	$0
Directors’ Plan options	100,035	$3.16	315,738	40,000	$2.00	80,000
Contract options to officers	840,250	$4.78	4,016,875	687,750	$3.56	2,445,625
Contract options to consultants and employee	570,900	$5.34	3,048,820	195,000	$2.50	487,500
Total	1,563,135	$4.84	$7,562,393	922,750	$3.27	$3,013,125

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the division of our board of directors into three classes of directors that serve for rotating three-year terms;

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•
the ability of the board of directors to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Andrews Kurth LLP of Dallas, Texas.

EXPERTS

The financial statements as December 31, 2007 and 2006 included in this prospectus have been so included in reliance on the report of Rotenberg & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1/A with the Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and current reports, proxy statements and other documents with the Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-Commission-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The other information we file with the Commission is not part of the registration statement of which this prospectus forms a part.

AXION POWER INTERNATIONAL, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms	F-2

Notes to Consolidated Financial Statements	F-7

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-3

Consolidated Statements of Operations for years ended December 31, 2007 and 2006 And for the period since inception (September 18, 2003) through December 31, 2007	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the period since inception (September 18, 2003) through December 31, 2007	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006 And for the period since inception (September 18, 2003) through December 31, 2007	F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Axion Power International, Inc.

We have audited the accompanying consolidated balance sheets of Axion Power International, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income for the years then ended and for the period since inception (September 18, 2003) through December 31, 2007. Axion Power International Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axion Power International, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and for the period since inception (September 18, 2003) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
April 3, 2008 except for the restatement in notes 8 and 10 to the consolidated financial statements, as to which the date is May 12, 2008

AXION POWER INTERNATIONAL, INC
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	December 31, 2007	December 31, 2006

ASSETS

Current Assets:
Cash & cash equivalents	$671,244	$3,610,280
Accounts receivable	133,646	45,007
Other receivables	341,801	429,035
Inventory	375,635	267,186
Prepaid expenses	82,102	92,579
Total current assets	1,604,428	4,444,087

Property & equipment, net	2,119,252	1,044,805
TOTAL ASSETS	$3,723,680	$5,488,892

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,573,436	$911,466
Other current liabilities	583,591	840,330
Notes payable to related parties	2,259,826	499,482
Liability to issue equity instrument	106,183	-
Total current liabilities	4,523,036	2,251,278

Deferred revenue	840,945	-
Total liabilities	5,363,981	2,251,278

Stockholders' Equity:
Convertible preferred stock-12,500,000 shares authorized
Senior preferred - 1,000,000 shares designated. 137,500 issued and outstanding (137,500 in 2006)	1,515,376	1,548,989
Series A preferred - 2,000,000 shares designated. 822,997 shares issued and outstanding (782,997 in 2006)	9,802,894	1,578,235
Common stock-50,000,000 shares authorized $0.0001 par value 16,248,298 issued & outstanding (16,247,298 in 2006)	1,625	1,625
Additional paid in capital	25,768,331	24,574,346
Deficit accumulated during development stage	(38,498,704)	(24,214,622)
Cumulative foreign currency translation adjustment	(229,823)	(250,959)
Total Stockholders' Equity	(1,640,301)	3,237,614

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$3,723,680	$5,488,892

The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)

	Years Ended		Inception
	December 31,		(9/18/2003) to
	2007	2006	December 31, 2007

Revenues	$533,911	$275,377	$809,288
Cost of tangible products sold	1,130,885	557,983	1,688,868
Gross profit / (loss)	(596,974)	(282,606)	(879,580)

Expenses
Selling, general & administrative	3,720,632	4,788,986	13,169,192
Research & development	1,308,345	2,001,506	9,143,233
Impairment of assets	-	6,581	1,391,485
Interest expense - related party	276,651	713,048	1,014,487
Derivative revaluation	(72,236)	437,588	365,352
Mega-C Trust Share Augmentation (Return)	-	(1,125,000)	400,000
Other, net	(47,708)	(77,352)	(476,928)
Net loss before income taxes	(5,782,658)	(7,027,963)	(25,886,401)
Income Taxes	83,469	-	83,469
Deficit accumulated during development stage	(5,866,127)	(7,027,963)	(25,969,870)

Less preferred stock dividends and beneficial conversion feature	(8,417,955)	(835,529)	(12,528,835)
Net loss applicable to common shareholders	$(14,284,082)	$(7,863,492)	$(38,498,705)

Basic and diluted net loss per share	$(0.88)	$(0.47)	$(2.73)
Weighted average common shares outstanding	16,247,299	16,628,290	14,080,181

The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)

	Years Ended		Inception
	December 31,		(9/18/2003) to
	2007	2006	12/31/2007

Cash Flows from Operating Activities:
Deficit accumulated during development stage	$(5,866,127)	$(7,027,963)	$(25,969,870)
Adjustments required to reconcile deficit
accumulated during development stage to cash flows
used by operating activities
Depreciation	176,196	96,249	353,482
Impairment of assets	-	6,582	1,391,486
Non-cash interest expense	224,536	713,048	962,372
Extinguishment loss	-	-	-
Derivative revaluations	(72,236)	437,588	365,352
Equity instruments issued for services	478,113	1,577,147	3,488,794
Mega-C Trust Share Augmentation (Return)	-	(1,125,000)	400,000
Changes in Operating Assets & Liabilities
Accounts receivable	(88,639)	(51,878)	(140,517)
Other receivables	87,233	(88,206)	(319,841)
Prepaid expenses	10,478	(47,933)	(79,514)
Inventory	(108,449)	(267,186)	(375,635)
Accounts payable	661,969	619,977	3,228,080
Other current liabilities	(252,500)	555,109	604,721
Deferred revenue	840,945	-	840,945
Liability to Issue equity Instruments	178,419	-	178,419
Net cash used by operating activities	(3,730,062)	(4,602,466)	(15,071,726)

Cash Flows from Investing Activities
Investments in notes receivable	-	-	(1,217,016)
Purchase of property & equipment	(1,250,643)	(801,870)	(2,381,967)
Investment in intangible assets	-	-	(167,888)
Net cash used by investing activities	(1,250,643)	(801,870)	(3,766,871)

Cash Flow from Financing Activities
Proceeds from related party debt	1,630,032	3,309,714	6,663,256
Proceeds from sale of common stock; net of costs	-	788,900	3,717,405
Proceeds from exercise of warrants	-	-	1,655,500
Proceeds from sale of preferred stock, net of costs	390,500	4,352,500	7,472,181
Net cash provided by financing activities	2,020,532	8,451,114	19,508,342

Net Change in Cash and Cash Equivalents	(2,960,173)	3,046,778	669,745
Effect of Exchange Rate on Cash	21,137	10,501	1,499
Cash and Cash Equivalents - Beginning	3,610,280	553,001	-
Cash and Cash Equivalents - Ending	$671,244	$3,610,280	$671,244

The Accompanying Notes are an Integral Part of the Financial Statements

Axion Power International, Inc.
Consolidated Statement of Stockholders' Deficit-US$
For Periods Ended December 31, 2003; 2004; 2005; 2006; 2007
(A Development Stage Company)

								Deficit Accumulated During Development Stage	Other Comprehensive Income Cumulative Translation Adjustments	Total Stockholders' Equity
	Preferred			Common
	Shares	Senior Preferred	Series A Preferred	Shares	Common Stock	Additional Paid-In	Subscriptions Receivable
Inception September 18, 2003	0	$0		0	$0	$0	$0	$0	$0	$0
Shares to founders upon formulation of APC				1,360,000	137	(137)	0			0
Stock based compensation				170,000	17	48,936				48,953
Conversion of debt to equity				1,108,335	111	1,449,889	(350,000)			1,100,001
Debt Discount from convertible debt						86,402				86,402
Unamortized discount on convertible debt						(77,188)				(77,188)
Fair value of options issued as loan inducements						15,574				15,574
Shared issued during Recapitalization
- Shares issued to Mega-C trust				6,147,483	615	(615)				0
- Equity acquired in recapitalization				1,875,000	188	(188)				0
Net Loss December 31, 2003								(3,097,030)		(3,097,030)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(56,547)	(56,547)
Comprehensive loss										(3,153,577)
Balance at December 31, 2003	0	0		10,660,818	$1,067	$1,522,674	$(350,000)	$(3,097,030)	$(56,547)	$(1,979,836)
Shares issued to founders				445,000	45	(45)				0
Augmentation shares issued to Mega-C trust				180,000	18	(18)				0
Conversion of debt				283,333	28	451,813	350,000			801,841
Warrants in consideration for technology purchased						563,872				563,872
Common stock offering - net of cost				823,800	81	1,607,053				1,607,134
Proceeds from exercise of warrants				475,200	48	867,972				868,020
Liability converted as partial prepayment on options						306,000				306,000
Stock based compensation				45,000	5	191,738				191,742
Fraction Shares Issued Upon Reverse Spilt				48,782	5	(5)				0
Net Loss December 31, 2004								(3,653,637)		(3,653,637)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(74,245)	(74,245)
Comprehensive loss										(3,727,882)
Balance at December 31, 2004	0	0		12,961,933	$1,296	$5,511,054	$0	$(6,750,667)	$(130,792)	$(1,369,109)
Proceeds From Exercise of Warrants & Options				853,665	85	1,283,395	(496,000)			787,480
Common Stock Offering Proceeds				600,000	60	1,171,310	(200,000)			971,370
Preferred Stock Offering proceeds	385,000	3,754,110					(25,000)			3,729,110
Conversion of preferred to common	(245,000)	(2,475,407)		1,470,000	147	2,475,260				0
Stock issued for services				500,000	50	1,524,950				1,525,000
Fair Value of Options for Non-Employee Services						237,568				237,568
Employee incentive share grants				219,000	22	647,480				647,502
Impact of beneficial conversion feature						3,099,156		(3,099,156)		0
Preferred Stock Dividends		176,194						(176,194)		0
Net Loss December 31, 2005								(6,325,113)		(6,325,113)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(24,780)	(24,780)
Comprehensive loss										(6,349,893)

Balance at December 31, 2005	140,000	$1,454,897		16,604,598	$1,661	$15,950,173	$(721,000)	$(16,351,130)	$(155,572)	$179,029

Balance at December 31, 2005	140,000	$1,454,897		16,604,598	$1,661	$15,950,173	$(721,000)	$(16,351,130)	$(155,572)	$179,029
Preferred Series A Proceeds	782,997		7,571,768							7,571,768
Preferred - Dividends		119,092	103,101					(222,193)		0
Senior Preferred Cancellation	(2,500)	(25,000)					25,000			0
Common Stock Offering Proceeds				80,000	8	199,992	696,000			896,000
Proceeds from exercise of warrants				56,700	6	113,394				113,400
Employee incentive share grants				6,000	1	23,999				24,000
Augmentation shares issued to Mega-C trust				(500,000)	(50)	(1,124,950)				(1,125,000)
Stock based compensation						1,241,231				1,241,231
Fair value of warrants with related party debt						885,126				885,126
Modification of preexisting warrants						392,811				392,811
Fair value warrants issued for services						86,848				86,848
Beneficial conversion feature on related party debt						95,752				95,752
Beneficial conversion feature on Preferred Stock			(6,096,634)			6,709,970		(613,336)		0
Net Loss December 31, 2006								(7,027,963)		(7,027,963)
Other Comprehensive income (loss):										0
Foreign Currency Translation Adjustment									(95,387)	(95,387)
Comprehensive loss										(7,123,350)
Balance at December 31, 2006	920,497	$1,548,989	$1,578,235	16,247,298	1,625	24,574,346	-	(24,214,622)	(250,959)	$3,237,614

Preferred Series A Proceeds	40,000		337,270							337,270
Preferred - Dividends		130,566	1,790,755					(1,921,321)		0
Employee incentive share grants				1,000	-	315,950				315,950
Stock based compensation						215,393				215,393
Fair value of warrants with related party debt						98,463				98,463
Modification of preexisting warrants		(164,179)				164,179				0
Beneficial conversion feature on Preferred Stock			6,096,634			400,000		(6,496,634)		0
Net Loss December 31, 2007								(5,866,127)		(5,866,127)
Other Comprehensive income (loss):										0
Foreign Currency Translation Adjustment									21,136	21,136
Comprehensive loss										(5,844,991)
Balance at December 31, 2007	960,497	$1,515,376	$9,802,894	16,248,298	$1,625	$25,768,331	-	$(38,498,704)	$(229,823)	$(1,640,301)

The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A DEVELOPMENT STAGE COMPANY)

Note 1 — Organization and Operations

These consolidated financial statements of Axion Power International, Inc., a Delaware corporation (API), include the operations of its wholly owned subsidiaries; Axion Power Battery Manufacturing, Inc (APB), Axion Power Corporation, a Canadian Federal corporation (“APC”), and C & T Co. Inc., an Ontario corporation (“C&T”) (collectively, the Company).

 Axion is developing innovative battery/energy storage device technology. The Company continues its research and development and has entered the testing phase of its unique battery designs. The Company also acquired the equipment and inventory from a closed battery manufacturing plant from a bank (which had acquired the assets in foreclosure) and commenced limited manufacture of specialty batteries (see footnote captioned “Purchase of Assets of Failed Battery Manufacturing Company [Asset Purchase]).”

Note 2 —Accounting Policies

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation : The consolidated financial statements include the accounts of Axion, and its wholly owned subsidiaries, APB, APC and C&T (collectively, the Company). All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation : The financial statements have been presented in a “development stage” format in accordance with the provisions of Statement of Financial Accounting Standards (FASB) No. 7, Accounting and Reporting by Development Stage Enterprises. Since inception, the Company’s primary activities have been raising capital, obtaining financing, developing Axion’s energy storage technology and testing its proposed products.

Segment Reporting: Management has determined that the Company is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Foreign Currency Translation:   The accounts of APC and C&T are measured using the Canadian dollar as the functional currency for all the periods presented in the financial statements. The translation from Canadian dollars to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at each of the balance sheet dates, and for the revenue and expense accounts using the average rate in effect during the periods. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains or losses resulting from transactions denominated in currencies other than the functional currency are included in the results of operations as incurred. The gains or losses arising from the inter-company loan denominated in U.S. dollars are directly reflected in other comprehensive income, as the amounts are not expected to be repaid in the foreseeable future.

Comprehensive Income: The Company follows FASB No. 130, “ Reporting Comprehensive Income.” Comprehensive income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net loss, the change in equity components under comprehensive income include the foreign currency translation adjustment.

Fair Value of Financial Instruments:   FASB No. 107, " Disclosures about Fair Value of Financial Instruments ," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2007 and 2006. The carrying value of the balance sheet financial instruments included in the Company’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:   For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: The Company’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Accounts Receivable: The Company records its accounts receivable at the original invoice amount less an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. The Company has concluded that there is no need for an allowance for doubtful accounts at December 31, 2007 and 2006.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. As of December 31, 2007, no reserve for obsolescence was deemed necessary. Cost is determined using the first-in first-out (FIFO) method. As of December 31, 2007, inventory included $375,635 of lead-acid battery components, consisting of $301,701 of raw materials, $55,323 of work-in-process and $18,611 of finished goods.

Property and Equipment:   Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from 3 to 22 years. This method represents a change in accounting policy effective January 1, 2006; previously the Company depreciated its assets using the double declining balance method of depreciation. In connection with the change in policy, the Company reassessed the useful lives assigned and changed its estimate therefore. The changes in accounting estimate and policy did not have a material impact on depreciation expense for the period ended December 31, 2006, or the Company’s financial statements as a whole,

Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Impairment or Disposal of Long-Lived Assets: The Company adopted the provisions of FASB No. 144 (FASB 144), “ Accounting for the Impairment or Disposal of Long-lived Assets.” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Impairment of Notes Receivable (Mega-C) : The Company tests its notes receivable for collectability pursuant to the standards in the FASB No. 5, Accounting for Contingencies (FASB 5). Based on management’s assessment of substantial doubt as to collectability pursuant to FASB 5, the Company had no impairment for notes receivable for the years ended December 31, 2007 and 2006.

Revenue Recognition: The Company recognizes revenue upon transfer of title at the time of shipment (F.O.B. shipping point), when all significant contractual obligations have been satisfied, the price is fixed or determinable, and collectability is reasonably assured.

Shipping and Handling Costs: All shipping and handling costs charged to customers are recorded as Net Sales and all related expenses are included in Cost of Sales. Shipping and handling costs not billed to customers are included in selling, general and administrative expense.

Stock-Based Compensation: Prior to January 1, 2006, the Company accounted for stock option awards in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “ Accounting for Stock Issued to Employees, (APB 25) ” and related interpretations, as permitted by Statement of Financial Accounting Standard No. 123, “ Accounting for Stock-Based Compensation”, (SFAS 123). Under APB 25, compensation cost for stock options issued to employees was measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the exercise price of the option granted. Compensation cost was recognized for stock options, if any, ratably over the vesting period. As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to the Consolidated Financial Statements.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)) using the modified prospective transition method. See footnote captioned “Equity Compensation” for further detail on the impact of SFAS 123(R) to the Company’s consolidated financial statements.

Stock-based compensation related to non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Research and Development : Research and development costs are recorded in accordance with FASB No, 2, “ Accounting for Research and Development Costs,” which requires that costs incurred in research and development activities covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses be expensed as incurred. The policy of expensing the costs of research and development activities relate to (i) in-house work conducted by the Company; (ii) costs incurred in connection with contracts that outsource research and development to third party developers; and (iii) costs incurred in connection with the acquisition of intellectual property that is properly classified as in-process research and development. All research and development costs have been expensed.

Income Taxes: Deferred income taxes are recorded in accordance with FASB No. 109, “ Accounting for Income Taxes ,” or FASB 109, and deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. FASB 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. The Company has determined it more likely than not that the deferred tax asset resulting from these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which the determination is made. The tax rate may also vary based on actual results and the mix of income or loss in domestic and foreign tax jurisdictions in which operations take place.

Refundable tax credits are recorded, to the extent receipt is assured, in the year that they are earned and included in other income.

The provision for taxes represents corporate-level franchise taxes which may be based on assets, equity, capital stock or a variation thereof.

Recent Accounting Pronouncements:

 In June 2006, The FASB issued Interpretation No. 48 “ Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “ Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “ Fair Value Measurements” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The Company is currently evaluating the impact FASB No. 157 will have on its consolidated financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ,” (FASB 159), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The Company is currently evaluating what effect the adoption of FASB 159 will have on its consolidated financial statements.

In December of 2006 the Financial Accounting Standards Board issued FSP No. EITF 00-19-2, “ Accounting for Registration Payment Arrangements.” This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured. The FSP also clarifies that a financial instrument subject to a registration payment arrangement should be separately accounted for in accordance with the applicable guidance without regard to the registration payment arrangement’s contingent obligation. The FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of EITF 00-19-2 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140" This Statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” This Statement, among other things, allows a preparer to elect fair value measurement of instruments in cases in which a derivative would otherwise have to be bifurcated.  The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the Commission issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company will continue to use the simplified method until it has sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its options.

Note 3 -  Grant Revenue

Grant from Commonwealth of Pennsylvania: On April 30, 2007, the Company was awarded a series of retroactive grants from the Commonwealth of Pennsylvania with an aggregate value of $1.2 million. Grants for $900,000 were specifically designated for equipment purchases and the remaining $300,000 for job training and tax credits, The $150,000 OGP grant requires the Company to hire 86 full-time employees by March 31, 2009, spend a total of $6,492,300 of non-public funds as part of the company’s operating and equipment purchases by March 31, 2008 and maintain an operation in Neshannock Township through March 31, 2011. Failure to meet these goals could result in a partial return of the $150,000 grant allocation. During the year ended December 31, 2007, the Company recognized amounts related to these grants for the purchase of equipment. The Company records equipment grants as other receivables and deferred revenue based on qualifying equipment purchases that are billed to the Commonwealth for reimbursement at a rate of 75% of the amount paid by the Company. Deferred revenue is amortized into income over the estimated useful life of the related equipment. As of December 31, 2007, other receivables included $239,861 and deferred revenue of $840,945 was recorded for equipment grants. During the year ended December 31, 2007, $662,000 of cash was received and $60,916 of income was recorded for the amortization of the deferred revenue.

Note 4 — Property and Equipment

A summary of property and equipment at December 31, 2007 and 2006 is as follows:

	Estimated useful
	life	2007	2006
Asset deposit		$-	$-
Leasehold improvements	10	92,525	84,975
Machinery & equipment	3-22 years	2,382,749	1,139,657
Less accumulated depreciation		356,022	179,827
Net		$2,119,252	$1,044,805
Depreciation expense		$176,195	$96,249

Note 5 - Purchase of Assets of Failed Battery Manufacturing Company (Asset Purchase)

Incorporation of new subsidiary: In January 2006, the Company incorporated a new wholly owned subsidiary named Axion Battery Products, Inc. (“APB”) under the laws of the Commonwealth of Pennsylvania for the purpose of operating a battery manufacturing facility in New Castle, Pennsylvania. The Company changed the name of this subsidiary to Axion Power Battery Manufacturing Inc.

Purchase of battery manufacturing assets: In February 2006, APB entered into an agreement to purchase all of the equipment, inventory and other tangible assets of the New Castle Battery Manufacturing Company, Inc. from National City Bank, Pennsylvania in a foreclosure sale conducted pursuant to the provisions of Article 9 of the Pennsylvania Uniform Commercial Code. The assets were purchased by APB and include all equipment, molds, inventories, parts and supplies that were subject to the bank’s security interest. Since the former New Castle Battery Manufacturing Company had been closed for several months prior to the acquisition and there were no employees, distribution systems, sales force, customer base, vendor relationships, or established revenue stream, the transaction was accounted for as a purchase of assets rather than as a business combination.

Consideration paid: APB paid $800,000 for the assets and incurred $20,244 of legal expenses directly associated with negotiating and executing this transaction. Of the $800,000 paid, $710,000 was paid to the seller at closing and $90,000 was initially placed in an interest bearing escrow account pending the seller’s resolution of certain encumbrances on a portion of the purchased assets. In August 2006, it was determined that the encumbered assets would not be transferred to APB and $83,250 of the deposit was returned resulting in a final purchase price of $736,994 that was allocated to manufacturing equipment and inventory valued at approximately $540,000 and $197,000, respectively, on the date of the purchase.

Property rental: In February 2006, APB entered into a lease agreement for an industrial building located in New Castle, Pennsylvania. The agreement provides for an initial term of two years with two renewal terms of five years each. The monthly rent payable for the initial term of the agreement is $11,265. During the two extension terms, the rent will be based on market rates as determined by negotiation between the parties, or if the parties are unable to reach a mutually agreed rental rate, by an independent appraisal process. The renewal and extension of the lease is being negotiated as of the date of filing of this report. In addition to the monthly rental, APB is obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance in the amount of $1 million, and maintain fire and casualty insurance for an amount equal to at least 80% of the replacement value of the leased premises.

Note 6 — Transactions with a related party (C&T)

Research and development payments to C&T: During 2005, the Company issued 1,562,900 warrants to the former shareholders of C&T to purchase intangible assets from C&T. These warrants were valued at approximately $564,000 and recorded as in-process research and development. During the year ended December 31, 2006, the terms of the warrants granted were modified. The modification resulted in additional expense of approximately $342,000, which has been classified as research and development expense. See note captioned “Stockholders’ Equity for further discussion.

Purchase of equipment: In connection with the acquisition of C&T stock, the Company was granted the option to purchase certain tangible personal property owned by C&T Labs, Inc., an affiliate of C&T, for the appraised value up to a year subsequent to the transaction. In April 2006 the option was exercised and the Company took ownership of the equipment and a liability for approximately $84,000 was recorded related to the purchase. The liability remains unpaid as of the date of this report.

Note 7 - Related Party Debt Financing

2006 Activity:

In January 2006, APB entered into a secured loan agreement with Robert Averill, a director of the Company, whereby Mr. Averill agreed to provide $1 million in acquisition and working capital financing for APB’s purchase of the battery manufacturing facility which was increased to $1.2 million in September 2006 and amended to incorporate the conversion terms of the second and third quarter loans discussed below. The loan agreements require APB to pay interest on the outstanding balance at the annual rate of 10%. Interest payments are due on the first day of each month and commenced in February 2006. The entire principal balance of the loan was initially due on February 1, 2007, provided that the loan may be repaid at any time without notice or penalty. The loan was secured by a first priority interest in all of APB’s equipment, inventory, furniture and fixtures, together with all substitutions or replacements and all proceeds from the sale thereof. The amount of the secured loan was further increased to $1,510, 000 in November 2006, at which time the interest rate was amended retroactively to an annual rate of 12% and amended to extend the maturity date to February 2008. With the November loan modification, Mr. Averill received a warrant to purchase an additional 20,000 shares of common stock with a commitment to issue a warrant for an additional 20,000 shares of common stock at each three-month anniversary thereafter, until the loan is paid in full. With the extension of the maturity into 2008, Mr. Averill is to receive an additional 50,000 shares of common stock at each three-month anniversary of the original loan, until the loan is paid in full. In November 2007, the loan was subsequently extinguished in exchange for the security provided under the Secured Bridge Loan program offered during the fourth quarter of 2007. See Note captioned “Subsequent Events” for further discussion.

The Company has signed the loan agreement as an accommodation party and assumed direct liability for the payment of APB’s obligations. APB and the Company each granted Mr. Averill a first priority security interest in all of their equipment, inventory, furniture, fixtures and intellectual property, together with all substitutions or replacements and all proceeds from any bulk sale thereof. As additional consideration for the loan, the Company issued Mr. Averill 50,000 common stock purchase warrants in January 2006 with an additional 50,000 warrants each quarter the loan was outstanding, resulting in the issuance of an additional 200,000 warrants in December 2006. The warrants are exercisable for a period of three & four years from the issue date at a price of $6 per share. The warrants have been valued as of each date of grant using the Black-Scholes-Merton option pricing model. This amount was recorded as a note discount and amortized into interest expense over the term of the loan.

During 2006, the Company borrowed an additional $1,985,000 from three directors of the Company, including Mr. Averill, along with two of the original founders of APC. Certain of the loan agreements provided for a second priority security interest in the Company’s property consisting of all accounts receivable, equipment, inventory, furniture and fixtures, and intellectual property, together with all substitutions, replacements, developments or accessions thereto and all proceeds from the sale thereof. The loan agreements required the Company to pay interest on the outstanding balance at annual rates of 10% to 12% and provided for the issuance of 553,000 common stock purchase warrants that were partially redeemable if the loans were repaid in a timely manner. The warrants are exercisable for a period of three & four years from the date of issuance at a price of $6 per share, and provide that the holders would be entitled to tender their respective notes in full or partial payment of the subscription price of any equity securities the Company elected to offer while the loans were outstanding.

Borrowings under the loan arrangements discussed above are convertible into offering units at a price of $2.50 per unit. The unit consists of one share of common stock and one warrant to purchase one share of common stock at a price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement. The effective conversion price of certain of these loans was at a price lower than the market price of the common stock at the date of the issuance, resulting in a non-cash beneficial conversion feature of $95,792. This beneficial conversion feature was immediately recognized as additional interest expense during the year ended December 31, 2006.

In October 2006, the Company redeemed 15,000 warrants and converted $48,217 of interest and $1,491,783 of principal on related party loans into shares of the Company’s Series A Preferred Stock for a total subscription of $1,540,000.  In December 2006, lenders converted an aggregate of $1,502,418 in principal and $130,833 in accrued interest into shares of the Company’s Series A Preferred Stock, as discussed below, and the Company redeemed 66,387 warrants at this time. The unpaid balance of the Company’s loans was $500,799 plus $11,066 in interest at December 31, 2006, with a maturity date of February 1, 2008. $72,124 of this balance was repaid on January 25, 2007, while the remainder was converted into obligations under the Secured Bridge Loan program discussed in the Note captioned “Subsequent Events,” subheading “Debt Financing.”

Warrants: The loan agreements disclosed above provided for the aggregate issuance of 741,613 common stock purchase warrants, which were issuable as of December 31, 2006. The warrants due under these agreements were valued using a Black-Scholes-Merton option pricing model at $271,567 and initially recorded as a note discount. Of this amount, $251,234 has been amortized into interest expense during the twelve-month period ended December 31, 2006 with $1,317 to be amortized during 2007. The remainder of $19,016 was recognized as a loss on extinguishment of certain of the loans as described below.  430,000 of these warrants, (the amount of warrants net of those subsequently redeemed), were not issued consistent with the originating document. Originally valued at $156,080, the liability to issue these equity instruments was settled in the fourth quarter of 2006. Using the stock price at the date of issuance, the warrant valuations based on their original terms amounted to $593,668 or $437,588 more than the original liability. However, the warrants when actually issued were issued with a four year term extending the exercise period through December 29, 2010. This modification added an additional $175,971 in expense recognized during the fourth quarter of 2006. See the footnotes captioned “Stockholder's Equity” and “Subsequent Events” for additional disclosure of these transactions.

Interest Expense: Interest expense recognized for the year ended December 30, 2006 in connection with these notes and related liabilities amounted to $713,048, of which $251,234 relates to the amortization of the note discount related to the warrants granted, $95,752 relates to the beneficial conversion feature, $175,971 results from the warrant extension, and the remainder relates to the stated interest rate on the outstanding balance.

2007 Activity:

The Company issued a total of 270,000 warrants against the 2006 loan agreement executed with Mr. Averill during 2006 and has an obligation to issue an additional 230,000 warrants from these loans through the November 2007 date of extinguishment. In November 2007, the 2006 loan was subsequently extinguished in exchange for the security provided under the Secured Bridge Loan program offered during the fourth quarter of 2007. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In August 2007, Mr. Averill loaned the Company an additional $460,000 earning interest at a coupon rate of 12% per annum. The debt matures in two parts, with the $230,000 payable no later than September 30, 2007 and the final balance to be paid no later than December 31, 2007. As additional consideration for this loan, Mr. Averill is to receive a 3-year warrant to purchase 30,000 shares of common stock upon loan inception, an additional 2,000 warrants for each business day between the loan inception date and first repayment date, with the number of warrants pegged to the first repayment not to exceed 42,000 warrants, and an additional 1,000 warrants for each business day between the date of first repayment and second repayment date, with the number of warrants pegged to the second repayment not to exceed 64,000 warrants. The Company repaid Mr. Averill $115,000 on September 28, 2007, from which he is to receive the maximum number of warrants pegged to the first repayment date. On November 27, 2007 this loan was subsequently extinguished in exchange for the security provided under the Secured Bridge Loan program offered during the fourth quarter of 2007. The Company has an obligation to issue an additional 64,000 warrants from these loans through the November 27, 2007 extinguishment date. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

On November 1, 2007, the Company borrowed an additional $267,900 from Robert Averill. This amount was invested in anticipation of the Secured Bridge Loan discussed below, earning interest at 14% per annum.

On November 27, 2007, Mr. Averill and the Company entered into an agreement to convert all outstanding debt obligations due and owing to Mr. Averill, into obligations under the Secured Bridge Loan discussed below, extinguishing the security interest Mr. Averill had in all of the assets of Axion Power Battery, Inc. in exchange for the security provided under the Secured Bridge Loan. At the time this indebtedness was converted, the Company owed Mr. Averill outstanding principal plus interest amounting to $1,111,910 together with new borrowings of $544,090 and $144,000 of loan origination fees recognized as a note discount, resulting in Mr. Averill holding a note for $1,800,000 under the Secured Bridge Loan financing. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Averill is to receive a warrant to purchase 61,290 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share.

Mr. Averill’s loan obligations specifically state that the warrant will be dated three years from date of issue. Whereas none of these warrants have yet been issued, the expiration date on his warrants relating to both the 2006 carryover and the 2007 have yet to be determined.

In October 2007, Igor Filipenko, a former member of our board of directors and majority shareholder of C&T, loaned the Company $115,000 under substantially the same agreement as Mr. Averill’s loan agreement of August 2007. Mr. Filipenko earns interest at a coupon rate of 12% per annum with a scheduled maturity of December 31, 2007. As additional consideration for this loan, Mr. Filipenko is to receive a 3-year warrant to purchase 5,250 shares of common stock upon loan inception, and an additional on 500 warrants for each business day between the loan inception date and repayment date. The number of warrants pegged to repayment is not to exceed 26,500 warrants. The Company has an obligation to issue an additional 26,500 warrants from this loan upon extinguishment on December 17, 2007. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In December 2007, Mr. Filipenko elected to participate in the fourth quarter short-term bridge loan arrangement whereby he converted his October loan of $115,000, contributed an additional $92,000 in cash, and received a note discount of $18,000 reflecting loan origination fees, resulting in Mr. Filipenko holding a note for $225,000 under the Secured Bridge Loan. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Filipenko is to receive a warrant to purchase 7,661 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In December 2007, Glenn Paterson, a member of the board of directors, contributed $92,000 in cash and received a note discount of $8,000 reflecting loan origination fees by participating in the fourth quarter short-term bridge loan arrangement offered by the Company. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Patterson is to receive a warrant to purchase 3,405 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

Options and Warrants: The loan agreements disclosed above provided for the aggregate issuance of 484,278 common stock purchase warrants, with only 86,528 having been issued as of December 31, 2007, and the remainder yet to be issued. As of December 31, 2007, the warrants due under these agreements have been valued at 276,882 and recorded as a note discount. Note discount of $154,201 has been amortized during the year ended December 31, 2007, of which $152,884 relates to these 2007 warrants obligations, and the balance relating to the carryover of unamortized discount from 2006. $289,075 of debt discount remains outstanding as of December 31, 2007. The obligation to issue the 397,750 unissued warrants is recorded as a liability rather than equity discussed in the “Liability   to issue equity instruments” section below. See the footnotes captioned “Stockholder's Equity” and “Subsequent Events” for additional disclosure of these transactions.

Liability to issue equity instruments: During the year ended December 31, 2007, the Company entered into financing agreements discussed above that included detachable warrants to purchase common stock. As of December 31, 2007, 397,750 of these warrants had not yet been issued to the holders. The liability originally recorded related to these warrants amounted to $178,419, which was treated as a note discount and is being recognized as interest expense as described within the “Options and Warrants” section above. For each reporting period that the warrants are not issued, the liability is re-valued and adjusted through the caption “derivative revaluation” on the statement of operations. As of December 31, 2007, the value of these warrants amounted to $106,183, which has been recorded into liabilities pending physical issue of the warrant documents.

Secured Bridge Loan Financing:   In December 2007 the Company offered certain of its directors, officers, and significant investors the opportunity to participate in a short-term bridge loan arrangement in increments of $100,000, each such loan to bear interest at 14% and to be secured by all of the assets, including the intellectual property assets of Axion Power International and Axion Power Battery Manufacturing Inc. (the “Secured Bridge Loan”). Elections to participate must have been made no later than January 7, 2008, and if fully subscribed, the Secured Bridge Loan could result in up to $3,000,000 in short-term funding for the Company.

Total funding received under the Secured Bridge Loan as of December 31, 2007 amounted to $2,541,216, with additional funding of $100,000 in January of 2008. $2,125,000 was funded by three members and former members of the board of directors, with the balance funded by four accredited investors.

The Secured Bridge Loan has an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company with higher interest rates to apply to each such extension. On March 31, 2008, the Company sent notice to the investors of its intention to extend the loan for until April 30, 2008. The extension entitles the investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 15%. If extended to May 31, 2008, the interest rate during the extension period increases to 16% with an extension fee equal to 1% of the original loan. If extended to June 30, 2008, the interest rate during the extension period increases to 18% with an extension fee equal to 2% of the original loan. A loan origination fee was paid equal to 8% of the original loan. The origination fee decreased by one-half percent each week after December 15, 2007 until the loan opportunity closed on January 7, 2008. Warrants exercisable at $2.35 until December 31, 2012 are included with each $100,000 Secured Bridge Loan note. Warrants to be issued are as follows: 3,405 warrants upon occurrence of the loan, 851 additional warrants upon extension of the loan to April 30, 2008, 1,276 additional warrants upon extension of the loan to May 31, 2008, and 2,128 additional warrants upon extension to June 30, 2008. Anti-dilution provisions apply to the warrants. The Holders of these notes shall have the right to convert the note together with interest, into any security sold by the Company in an institutional offering. Upon repayment of this note, all conversion rights shall terminate forthwith.

Interest Expense: Interest expense recognized for the year ended December 31, 2007 in connection with these notes and related liabilities amounted to $276,651, of which $117,058 relates to the amortization of the note discount for warrants granted, $37,143 relates to the amortization of note discount reflected by the Secured Bridge Loan’s origination fees, and the remainder relates to the stated interest rate on the outstanding balance. In December 2007, loan origination fees of $202,216 were recognized as note discounts related to funding received in the fourth quarter on the Secured Bridge Loan. In January 2008, $7,500 in origination fees were recognized as a note discount in connection with an additional $92,500 of cash received for these notes. These note discounts are being amortized as interest expense over the life of the respective notes.

Note 8 — Stockholders' Equity

Authorized Capitalization: The Company’s authorized capitalization includes 50,000,000 shares of common stock and 12,500,000 shares of preferred stock.

  Common Stock:  At December 31, 2007, 16,248,298 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The common stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock: The Company’s certificate of incorporation authorizes the issuance of 12,500,000 shares of blank check preferred stock. The Company’s board of directors has the power to establish the designation, rights and preferences of any preferred stock. Accordingly, the board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

At December 31, 2007, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding, and 822,997 shares of Series A Convertible Preferred stock were issued and outstanding.

Equity Transactions -period ended December 31, 2003

APC and Tamboril Cigar Company (Tamboril, now Axion) reverse acquisition :   In December 2003 Tamboril entered into a reverse acquisition agreement with APC. Under the terms of the agreement, all outstanding securities of APC were acquired by Tamboril in exchange for newly issued stock. Upon consummation of the transaction, the former stockholders of APC owned the majority of Tamboril’s outstanding shares and controlled Tamboril’s board of directors. Accordingly, t he acquisition of APC by Tamboril was structured as a reverse acquisition under which Tamboril was the legal acquirer in the transaction and APC was the accounting acquirer. The transaction was treated as a recapitalization of APC for accounting purposes. Tamboril had no material assets or liabilities and 1,875,000 common shares outstanding on December 31, 2003 when it entered into a reverse acquisition with shareholders of APC. The historical financial statements presented prior to December 31, 2003 represent those of APC since its inception on September 18, 2003. The transactions of Tamboril are included beginning January 1, 2004. Subsequently, Tamboril changed its name to Axion Power International, Inc.

Prior to the reverse acquisition, APC issued rights to its founders for 1,360,000 shares of APC common stock as additional shares for money contributed through the purchase of convertible debt. Accordingly, there was no expense recorded related to these issuances of these shares. However, there was one founder that did not contribute funds in which APC valued the 170,000 shares issued as expense for services rendered during the period ending December 31, 2003 amounting to $48,953 based on the value of the shares received for the funds contributed by the other founders. The founders purchased convertible debt from APC for $1,450,000 of which $350,000 was not collected until 2004 which is included as a subscription receivable as of December 31, 2003. These convertible debt instruments were converted prior to the merger in which 1,108,335 shares of APC common stock were issued as consideration for $1,450,000 of convertible debt and $92,761 in unamortized debt discount attributable to detachable warrants.

The following transactions were completed in conjunction with the original closings:

•	Tamboril had 1,875,000 shares of common stock outstanding at December 31, 2003 which is reflected as equity acquired in the recapitalization.

•
Tamboril settled $484,123 in pre-merger accrued related party compensation debt through the issuance of 233,400 warrants. No corresponding expense was recorded on the Company’s records because the debt was included on the legal acquirer’s (Tamboril’s) records prior to the reverse acquisition.

•
Tamboril issued 9,785,818 common shares (prior to the return of 1,000,000 shares from The Trust for the Benefit of the Shareholders of Mega-C Power Corp in the fiscal year ended December 31, 2006, as disclosed in the note captioned “Subsequent Events”) and 608,600 warrants to APC’s stockholders in exchange for a substantial controlling interest in APC. This includes the common shares issued to the founders, common shares and warrants issued in conjunction with the convertible notes, and shares issued to the Mega-C Trust.

•
As part of the above described transaction, APC shareholders, who had rights to the stock agreed to have 7,147,483 shares of Tamboril shares to be issued to the Trust and APC shareholders retained the remaining shares. As a result of the November 21, 2006 Mega-C Chapter 11 plan of reorganization, the Trust was required to return 1,000,000 shares of the common stock distributed to the Trust noted above for cancellation by the Company. The Company retroactively adjusted the return of the shares against the shares issued to the Trust resulting in 6,147,483 net shares issued to the Trust at December 31, 2003.

•	The original reverse acquisition was amended on January 9, 2004. See discussion of the amendment under the explanation of the equity 2004 below.

Equity Transactions -period ended December 31, 2004

APC and Tamboril Cigar Company (Tamboril, now Axion) reverse acquisition :   Prior to the second part of the reverse acquisition on January 9, 2004, the Company adjusted the original shares issued to the founders by issuing rights to an additional 445,000 shares to the founders and 180,000 shares to the Trust. Since there was no additional service or money contributed there was no expense recorded related to the additional shares issued. Also, the Company issued 45,000 shares to the CEO which amounted to $72,000 valued at the pink sheet bid price on the date of grant. Certain related parties purchased convertible debt from APC for $400,000. The $400,000 of convertible debt purchased during 2004 and the remaining $50,000 of convertible debt outstanding at December 31, 2003 was converted into 283,333 shares of APC common stock during 2004.

2004 Private Placements:   During the year ended December 31, 2004, the Company sold 823,800 shares of common stock and 463,100 warrants for net cash proceeds of $1,607,134. The Company also received $868,020 in cash proceeds from the exercise of 475,200 outstanding common stock purchase warrants. The Company issued 48,782 shares of common stock for rounding purposes in conjunction with the 2004 one-for-sixteen reverse stock split.

Equity Transactions -Year ended December 31, 2005

Augmentation of Trust and Trust Settlement: In February 2005, the Company issued 500,000 shares of common stock to The Trust for the Benefit of the Shareholders of Mega-C Power Corp. For accounting and financial reporting purposes, the stock issuance transaction was valued at $1,525,000, which represents the value of the shares on the date of issuance. This amount was charged to operating expenses during the year ended December 31, 2005. There were 500,000 shares returned to the Company for cancellation in November 2006 in connection with the bankruptcy court confirmation of the settlement (see note captioned “ Mega-C Power Corp (Mega-C), Mega-C   Trust (the Trust), The Taylor Litigation”). Those shares were effectively the return of the 500,000 shares issued to the Trust in February, 2005. The return of those shares was recorded as a reversal of the expense at fair value on the date of return in 2006 in the amount of $1,125,000 and has been subsequently cancelled. In addition, under the bankruptcy court confirmation of the settlement, the Trust corpus was reduced another 1,000,000 shares, which were returned to the Company and cancelled. The return in 2006 was the result of a negotiated settlement and there are no contingencies surrounding the Trust shares in 2005. This cancellation was considered a retroactive adjustment to the shares issued in the 2003 reverse acquisition.

2005 Private Placement of Senior Preferred: In February 2005, the board of directors designated 1,000,000 shares of preferred stock as 8% Cumulative Convertible Senior Preferred Stock (the “senior preferred”). The Company sold 385,000 shares of senior preferred at a price of $10 per share. The net proceeds of the offering included $2,754,110 in cash and $1,000,000 in liability conversion (see Note captioned “Transactions with a Related Party (C&T)”). At December 31, 2005, $25,000 of this amount was included in stock subscription receivable that was subsequently reversed in 2006 when the amount was deemed uncollectible. The senior preferred offering originally required the sale of a minimum of 500,000 shares ($5,000,000) before the offering proceeds would be available to the Company. The purchasers of the senior preferred ultimately waived this minimum offering condition. The preferred stock has liquidation preference equal to the stated value on the payment date before any payment or distribution is made to the holders of common stock.

So long as any senior preferred shares are outstanding, the Company cannot (i) issue any series of stock having rights senior to or on parity with the senior preferred (ii) amend, alter or repeal any provision of its Certificate of Incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the senior preferred, or (iii) effect a reclassification of the senior preferred without the consent of the holders of a two-thirds majority of the outstanding shares. The Company is not authorized to issue any additional shares of senior preferred.

To provide for immediate cash needs during the offering period, the Company agreed to issue warrants to any purchaser of senior preferred who agreed to loan the Company the amount of the share proceeds until the $5 million minimum subscription was reached. In connection therewith, the purchasers of $565,000 of senior preferred agreed to release their subscription payments notwithstanding the minimum subscription and other restrictions in the associated private placement memorandum. As a result, the Company issued 282,500 warrants to those purchasers. By March 2005, the $5 million minimum was still not met and the Company agreed to issue 228,500 additional warrants to the purchasers of $2,285,000 of senior preferred who agreed to waive the minimum subscription requirement. The foregoing warrants are exercisable at a price of $2 per share, and were to expire on March 21, 2007.  Because the warrants were detachable, granted in connection with the offering, immediately vested, and exercisable at a price that was less than the reported fair market value of the underlying common stock on the date of grant, the proceeds of the offering were allocated between the senior preferred and the warrants based on the relative fair value of each instrument. The assumed value of the senior preferred was determined based on the fair value of the underlying common shares and the fair value of the warrants was valued using the Black-Scholes-Merton option pricing model. The proceeds allocated to the senior preferred amounted to $3,440,268. The effective conversion price of the senior preferred was at a price lower than the market price of the common stock at the date of the issuance, resulting in a non-cash beneficial conversion feature of $2,315,482. This beneficial conversion feature was immediately recognized as additional non-cash dividends. On March 9, 2007 the board of directors unanimously agreed to extend the life 476,000 $2.00 warrants issued in March 2005 to purchasers who subscribed to the Senior Preferred private placement offering. See “Warrant Modifications” in the note captioned “Subsequent Events” below.

Holders of senior preferred have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until June 2005 and as a result the conversion price was reduced to $1.86 per share. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

Holders of senior preferred are entitled to anti-dilution protection for certain subsequent events, including the issuance of equity or debt securities that may be converted into common stock at a conversion price that is less than the conversion price of the senior preferred. As discussed in the note captioned “Subsequent Events,” the Company sold approximately 823,000 shares of Series A Preferred Stock that is convertible at a price of $1.25 per share. This stock sale triggered the anti-dilution provisions of the senior preferred stock and giving effect to all required adjustments, the adjusted conversion price of the senior preferred is now $1.68 per share as of December 31, 2006.

In September 2005, the Company offered all holders of preferred stock an early conversion incentive that was approximately equivalent to one year’s anticipated dividends on the preferred stock. While each share of senior preferred was convertible into 5.5 shares of common stock when the Company offered the early conversion incentive, 6 shares of common stock were issued for each share of senior preferred converted during the incentive period. A total of 245,000 shares were converted. The fair value of the additional common shares issued as a result of this inducement was recorded as a preferred dividend, amounting to $350,446.

The total of the beneficial conversion feature and conversion inducement for the year ended December 31, 2005 that is included in preferred dividends on the accompanying statement of operations amounted to $3,099,156. The Company analyzed the embedded derivative conversion feature and the free standing warrants issued in connection with the senior preferred and determined that the instruments are equity instruments and accordingly, are not accounted for as derivatives, requiring fair value accounting at each reporting period.

Holders of senior preferred are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve available resources, the Company did not pay cash dividends on the senior preferred in any quarter where the Company reported a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the senior preferred. Dividends accrued and added to the stated value of the senior preferred during the year ended December 31, 2006 and 2005 amounted to $119,092 and $176,194, respectively.

The senior preferred is redeemable by the Company under certain conditions unless the holders elect to exercise their conversion rights prior to the redemption date. Twenty percent of the senior preferred will become redeemable when the market price of the Company’s common stock exceeds $6.00 per share for at least 30 trading days within any period of 45 consecutive trading days. Thereafter, an additional twenty percent of the senior preferred will become redeemable for each $1.00 increase in the stabilized market price of the Company’s common stock. In connection with any proposed redemption of senior preferred, the Company will give each holder not less than 30 days notice of its intention to redeem a portion of the shares.

2005 Private Placement of Common Stock : Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price of $2.00 per unit, or $1,200,000, before offering costs. As of December 31, 2005, $200,000 is included in stock subscriptions receivable, which was received in 2006.

•
A director exercised 446,000 - $1 warrants/options and 25,000 - $2 options with a total exercise price of $496,000. The stock was issued and included in stock subscriptions receivable as of December 31, 2005. As of June 19, 2006, the full amount has been settled.

•	Other holders exercised 382,665 options & warrants with an aggregate exercise price of $787,395.

Equity Transactions -Year ended December 31, 2006

Augmentation of Trust and Trust Settlement: See above 2005 transactions and the discussion in the note captioned “ Mega-C Power Corp (Mega-C),   Mega-C   Trust (the Trust), The   Taylor Litigation” for disclosures about shares issued to the Trust, returned from the Trust in November 2006 and the accounting for those shares.

Senior Preferred: During 2006, a subscription for senior preferred shares was cancelled, reducing the balance by 2,500 shares or $25,000. The senior preferred had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the earnings through 2007 and the expected future stated value of the senior preferred at the end of each quarter through December 31, 2008.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-07	$11.75	31-Mar-08	$12.72

30-Jun-07	$11.99	30-Jun-08	$12.97

30-Sep-07	$12.23	30-Sep-08	$13.23

31-Dec-07	$12.47	31-Dec-08	$13.50

2006 Private Placement of Series A Preferred Stock:   On October 18, 2006, the Company’s board of directors designated, from the Company’s total authorized 12,500,000 shares, a new series of preferred stock consisting of up to 2,000,000 shares designated Series A Convertible Preferred Stock (the “series A preferred”). During the fourth quarter of 2006, the Company sold an aggregate of 782,997 shares of series A preferred at a price of $10 per share for net proceeds of $7,722,470 including $4,352,500 in cash and $3,369,970 in liability conversion. In connection with the private placement, the Company incurred total offering expenses of $258,202, of which $107,500 was paid in cash, while the remainder was paid through the issuance of options to acquire shares of the Company’s common stock.

Under the terms of this new series of preferred stock, no more than 1,000,000 shares may be sold for cash and the remaining shares must be reserved for (i) issuance upon exercise of the conversion rights of holders of secured and unsecured short-term debt and (ii) to pay in-kind dividends on the series A preferred. So long as any series A preferred shares are outstanding, the Company cannot (i) issue any series of stock having rights senior to or on parity with the series A preferred (ii) amend, alter or repeal any provision of its Certificate of Incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the series A preferred (iii) effect a reclassification of the series A preferred or (iv) issue any additional shares of series A preferred, each without the consent of the holders of a two-thirds majority of the outstanding shares. The holders of series A preferred have no pre-emptive rights with respect to any other securities of the Company and a liquidation preference equal to the stated value on the payment date before any payment or distribution is made to the holders of common stock.

Beginning on April 23, 2007, the shares of series A preferred shall be convertible at the option of the holders of record at an initial conversion price of $1.25 per share. Holders of series A preferred are entitled to anti-dilution protection for certain subsequent events, including the issuance of equity or debt securities that may be converted into common stock at a conversion price that is less than the conversion price of the series A preferred resulting in a reduction in the conversion price of the series A preferred. No such other securities have been issued through the date of this report which would require the reduction of the conversion price of the series A preferred. In addition, the effective conversion price of the series A preferred was at a price lower than the market price of the common stock at the respective dates of issuance in the fourth quarter of 2006, resulting in an aggregate non-cash beneficial conversion feature of $6,709,970 recognized as additional non-cash dividends on a straight line basis, which did not differ materially from the effective interest method, from the respective dates of issuance of the series A preferred in the fourth quarter of 2006 through the first date these shares are convertible on April 23, 2007. As a result, $613,336 was recognized as additional non-cash dividends in the fourth quarter of 2006 with the remaining amount recognized in 2007. In addition, if all holders of the series A preferred were to have exercised their conversion rights at their respective dates of subscription, these holders would have received an additional $5,597,970 in fair value in excess of the proceeds paid for their subscriptions to the series A preferred. The Company further analyzed the embedded conversion feature and determined that it is properly classified as an equity instrument and accordingly, is not accounted for as a derivative, requiring fair value accounting at each reporting period.

Holders of the shares of series A preferred shall receive dividends at the annual rate of 10% of the stated value of the series A preferred so long as the Company is current with respect to its reporting obligations under the Securities Exchange Act of 1934 on any dividend payment date. Dividends are payable quarterly on the last day of March, June, September and December in each year. Dividends are cumulative from the date of issuance and payable to holders of record. Any accrued dividends that are not paid in cash will be added to the stated value of the series A preferred.

Because the Company has not been current with respect to its reporting obligations since the issuance of the series A preferred, the annual dividend rate increased to 20% of the stated value. All but one of the series A preferred shareholders elected to reinvest their preferred dividends back into series A preferred shares. As of December 31, 2006, $103,101 of dividends has been accrued, including $97,896 in non-cash and $5,205 in cash dividends. No cash dividends have been paid with respect to the series A preferred shares. Non-cash dividends have increased the value of the series A preferred shares by $0.13 to a stated value of $10.13 as of December 31, 2006.

The Series A preferred had an initial stated value of $10.00 per share. Non-cash dividends are automatically added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the earnings through 2007 and the expected future stated value of the series A preferred at the end of each quarter through December 31, 2008.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-07	$10.63	31-Mar-08	$13.46

30-Jun-07	$11.16	30-Jun-08	$14.13

30-Sep-07	$11.72	30-Sep-08	$14.84

31-Dec-07	$12.30	31-Dec-08	$15.58

The series A preferred is redeemable by the Company under certain conditions unless the holders elect to exercise their conversion rights prior to the redemption date. Twenty percent of the series A preferred will become redeemable when the market price of the Company’s common stock exceeds $5.00 per share for at least 30 trading days within any period of 45 consecutive trading days. Thereafter, an additional twenty percent of the series A preferred will become redeemable for each $2.50 increase in the stabilized market price of the Company’s common stock. In connection with any proposed redemption of series A preferred, the Company will give each holder not less than 30 days notice of its intention to redeem a portion of the shares.

 Common Stock & Private Placements. The common stock transactions during the year ended December 31, 2006 are as follow:

•
Two unaffiliated individual accredited investors purchased a total of 80,000 units for a purchase price of $2.50 per unit or $200,000. Each unit consists of one share of common stock and one common stock purchase warrant with an exercise price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement and were valued at $26,354 on the date of issuance

•	The Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400

•
The Company’s Chief Technical Officer received 6,000 unrestricted shares, valued at $24,000, pursuant to his 2005 employment contract and an additional 250,000 restricted shares, valued at $937,500, pursuant to his 2006 employment contract. The 250,000 shares will become fully vested on December 28, 2009. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

Subscriptions Receivable: The balance sheet as of December 31, 2005 reflected $721,000 in subscriptions receivable. During the year ended December 31, 2006, the Company received subscription payments of $588,900, settled $107,100 against open invoices for legal services, and cancelled the unsettled balance of the subscription receivable for preferred stock amounting to $25,000,

Warrants:   741,613 warrants were issued to related parties in conjunction with the financing of debt issued during 2006. See the “Related Party” footnote within ‘Debt Financing “above. In April, 2006, the Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400.  In October 2006, 200,000 3-year warrants were issued in payment for consulting services. These $3.00 warrants valued at $74,437 are scheduled to expire in October 2009. In December 2006, a former director of the Company received 9,000 $6.00 warrants valued at $12,411, and are scheduled to expire December 29, 2010. Additionally, 80,000 warrants were issued to accredited investors in connection with a private placement of units comprised of one share of the Company’s common stock and one stock purchase warrant, as discussed above.

On June 9, 2006 the board of directors extended the life of 1,562,900 warrants issued to the original shareholders of C&T along with 91,700 capital warrants issued to Sally Fonner in recognition of the Company’s difficulty in establishing a public trading market for its common stock. These $2 warrants scheduled to expire in 2006 and early 2007 were modified to a December 31, 2007 expiration. The warrants, valued at $521,642 prior to the extension, were revalued at the date of modification using the Black-Scholes-Merton option-pricing model. The incremental expense in 2006 resulting from the revaluations was recorded into R&D ($342,131) and SG&A ($50,680).

Equity Transactions -Year ended December 31, 2007

Senior Preferred: At December 31, 2007, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding. As of December 31, 2007 $425,852 in dividends has been accrued to cover the Company’s obligations with regard to the 8% Cumulative Convertible Senior Preferred stock. No cash dividends have been paid with respect to these shares. Non-cash dividends have increased the value of the Senior Preferred shares by $2.72 to a stated value of $12.72 per share.

Series A Preferred : 782,997 shares of Series A Preferred were issued during 2006. In January 2007, the Company sold 40,000 additional shares of Series A Preferred to accredited investors for gross cash proceeds of $400,000. On the date of issuance, the effective conversion price of the Series A Preferred was at a price lower than the market price of the common stock resulting in a non-cash beneficial conversion feature of $400,000 recognized as additional non-cash dividends on a straight line basis through the first date these shares are convertible, being April 23, 2007. This straight line calculation did not differ materially from the effective yield method. With the 2007 subscription, the aggregate non-cash beneficial conversion feature attributable to the Series A Preferred shares is valued at $7,109,970. $613,336 was recognized as additional non-cash dividends in the fourth quarter of 2006, with the remaining balance of $6,496,634 recognized as additional non-cash dividends during the year ending December 31, 2007. Beginning on April 23, 2007, the shares of Series A Preferred became convertible at the option of the holders of record at an initial conversion of $1.25 per share. The conversion price is subject to adjustment if Axion issues any shares less than the then existing conversion price.

 The holders of the shares of Series A Preferred receive dividends at the annual rate of 20% of the Stated Value of the Series A Preferred so long as the Company is behind with respect to its reporting obligations under the Securities Exchange Act of 1934 on any dividend payment date. Once the company is current with respect to these reporting obligations, the dividend rate will be reduced to an annual rate of 10% of the Stated Value. As of December 31, 2007, $1,893,855 in dividends has been accrued. No cash dividends have been paid with respect to the Series A Preferred shares. Non-cash dividends have increased the value of Series A Preferred shares by $3.46 to a stated value of $13.46 per share. As of December 31, 2007, 822,997 shares of Series A Convertible Preferred stock were issued and outstanding.

Common Stock Issuances: The following table represents per share issuances of common stock from inception through December 31, 2007, pursuant to FASB No. 7, “ Development Stage Enterprises”:

2003

Description:	Date	Shares	Per share valuation	Business reason:

Shares issued to founders	9/18/2003	1,360,000	$0.00	original capitalization-no contributed capital

APC Founder	9/18/2003	170,000	$0.29	services rendered with respect to formation

Seed debt financing	12/31/2003	500,000	$1.00	conversion of debt and accrued interest to common stock

Series I convertible debt	12/31/2003	533,334	$1.50	conversion of debt and accrued interest to common stock

Series II convertible debt	12/31/2003	75,000	$2.00	conversion of debt and accrued interest to common stock

Mega-C Trust	12/31/2003	6,147,484	$0.00	In lieu of shares issuable to founders

Tamboril shareholders	12/31/2003	1,875,000	$0.00	recapitalization measured at fair market value of Tamboril assets

2003 Totals		10,660,818	$0.14

2004

Description:	Date	Shares	Per share valuation	Business reason:

Shares issued to founders	1/9/2004	445,000	$0.00	In lieu of shares issuable to founders

Mega-C Trust	1/9/2004	180,000	$0.00	adjustment is shares issuable to founders

Officer	1/9/2004	45,000	$1.60	services rendered by former officer

Series I convertible debt-Igor Filipenko	1/9/2004	50,000	$1.00	conversion of debt and accrued interest to common stock

Series II convertible debt-Turitella	1/9/2004	133,333	$1.50	conversion of debt and accrued interest to common stock

Series III convertible debt-Turitella	1/9/2004	100,000	$2.00	conversion of debt and accrued interest to common stock

Series II common stock offering	2/1/2004	175,000	$2.00	common stock & warrants issued for cash

Series III common stock offering	3/31/2004	288,100	$3.00	common stock & warrants issued for cash

Exercise of Series I warrants	various	316,700	$1.50	warrants exercised pursuant to original terms

Exercise of Series II warrants	various	125,000	$2.28	warrants exercised pursuant to original terms

Exercise of Series II warrants	various	33,500	$3.23	warrants exercised pursuant to original terms

November emergency funding	11/1/2004	314,000	$1.50	common stock & warrants issued for cash

December emergency funding	12/1/2004	46,700	$1.50	common stock & warrants issued for cash

Fractional shareholders	12/31/2004	48,782	$0.00	shares issued due to reverse split rounding formula

2004 Totals		2,301,115	$1.37

2005

Description:	Date	Shares	Per share valuation	Business reason:

Mega-C Trust	2/28/2005	500,000	$3.05	Trust augmentation

Banca di Unionale	3/18/2005	30,000	$2.00	conversion of Preferred and accrued dividends

Banca di Unionale	4/20/2005	20,000	$2.00	conversion of Preferred and accrued dividends

C&T employees	4/1/2005	219,000	$2.50	employee incentive share grants

7 individuals	6/10/2005	29,565	$3.57	Exercise of Director options

3 individuals	7/11/2005	190,000	$1.58	conversion of Preferred and accrued dividends

Banca di Unionale	7/11/2005	10,000	$1.60	exercise of preferred warrants

3 individuals	8/28/2005	150,000	$1.67	conversion of Preferred and accrued dividends

James Smith	9/7/2005	30,000	$1.67	conversion of Preferred and accrued dividends

2 individuals	9/28/2005	1,050,000	$1.69	conversion of Preferred and accrued dividends

2 individuals	various	226,900	$1.79	exercise of Series I warrants

3 individuals	various	91,200	$2.40	exercise of Series III warrants

2 individuals	various	25,000	$1.60	exercise of Preferred warrants

Officer	10/20/2005	446,000	$1.00	exercise of warrants and options

Officer	10/20/2005	25,000	$2.00	exercise of warrants

6 individuals	12/1/2005	600,000	$2.00	common stock and warrants

2005 Totals		3,642,665	$1.94

2006

2 individuals	4/21/06	80,000	2.50	Common stock and warrants issued for cash

Officer	4/21/06	56,700	2.00	Exercise of non-plan incentive option granted to CEO

Officer	4/21/06	6,000	4.00	Unrestricted share grant to CTO

Mega-C Trust	11/28/06	(500,000)	2.25	Return of shares per settlement agreement

2006 Totals		(357,300)	$2.20

2007

Officer	12/01/07	1,000	2.30	Unrestricted share grant to VP Mfg Engineering

2007 Totals		1,000	$2.30

Warrants:   397,750 warrants are to be issued to related parties in conjunction with the financing of debt. See the “Related Party” footnote above. The following table provides summary information on warrants outstanding as of December 31, 2007, including the 301,700 warrants that were issued in escrow to facilitate the pending stock sale described above. The table provides summary information on the various warrants issued by the Company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable   and the current exercise prices of such warrants.

	2007(restated)		2006

	Shares	Weighted Average Exercise price	Shares	Weighted Average Exercise price

Warrants outstanding January 1	3,761,213	$3.21	3,242,400	$2.66

Granted during year	484,278	5.35	1,030,613	5.26

Exercised	-	0.00	(56,700)	2.00

Lapsed	(1,657,100)	2.00	(455,100)	1.33

Outstanding at December 31	2,588,391	$4.39	3,761,213	$3.21

Weighted average years remaining	2.1		1.57

On March 9, 2007 the board of directors unanimously agreed to extend the life 476,000 $2.00 warrants issued in March 2005 to purchasers who subscribed to the Senior Preferred private placement offering. These warrants, originally scheduled to expire on March 17, 2007 were modified to March 17, 2008, so that the holders of these warrants would have a reasonable opportunity to realize the benefit of their original bargain.  The warrants, valued at $381,832 prior to the extension, were revalued at the date of modification using the Black-Scholes-Merton option-pricing model. The incremental expense resulting from the revaluations was recorded as preferred dividends during the first quarter of 2007 in the amount of $164,179.

Registration Rights

General : The Company filed a resale registration statement for the shares of common stock held by the Mega-C Trust. See the discussion in the note titled “Mega-C Power (Mega-C), Mega-C Trust (the Trust), The Taylor Litigation.”

Senior Preferred: The Company registered the resale of the shares of common stock issuable upon conversion of the senior preferred and was required to maintain an effective registration statement until September 18, 2006, the 18-month anniversary of the closing date of the preferred stock offering. In the event that the current registration statement was subsequently terminated, withdrawn or suspended for a period of more than 10 days, then the conversion price of the senior preferred was to be decreased by an initial delay adjustment of three percent (3%), plus an additional delay adjustment of two percent (2%) for every thirty day period (or portion thereof) that the underlying common stock is not subject to and included in an effective registration statement. The holders of senior preferred, or common stock issued upon conversion thereof, also have certain piggy-back registration rights with respect to future offerings. The registration statement included Axion’s Financial Statements for the period ended June 30, 2005 and the financial statements became out of date. Axion did not terminate, withdraw or suspend the registration statement. The Company believes that the financial statements going out of date is not enough to reactivate the registration delay provisions of the Senior Preferred Stock.

Series A Preferred : The Company is required to file a registration statement within 180 days after the initial closing of the offering and use its best efforts to maintain its effectiveness for two years subsequent to the date it is declared effective. If, at any time after the issuance of the series A preferred, the Company files a registration statement for a proposed public offering of common stock, then holders of the series A preferred will be able to participate in that offering as Selling Shareholder.

Warrants: The Company has registered the resale of the shares of common stock issuable upon exercise of all warrants that were issued and outstanding in June 2005 and is required to maintain an effective registration statement until the expiration dates of the warrants. It is also obligated to file a resale registration statement for the warrants issued after June 2005. The recently issued warrants generally provide that they will be exercisable for terms of two to three years after the effective date of the required registration statements. However there are no cash penalties or exercise price adjustments associated with registration delays.

During 2006 & 2007, as a response to substantial unanticipated registration delays, the Company extended the expiration dates of certain warrants that were issued in 2003, 2004 and 2005. Under the extensions, which presently expire in December 2007 and March 2008, the Company has retained the right to redeem the warrants at a price of $.01 per warrant if the underlying stock has been included in an effective registration statement under the Securities Act and has traded at an average bid price of $4 per share or more for at least 30 days before the call for redemption. The accounting treatment for the modifications is discussed above.

Note 9 - Equity Compensation

In December 2004, the Financial Accounting Standards Board issued FASB 123R, “ Share-Based Payment” (FASB 123R). FASB 123R supersedes FASB 123, “ Accounting for Stock Based Compensation ,” and Accounting Principles Board Opinion 25, “ Accounting for Stock Issued to Employees” (APB 25) and its related implementation guidance. On January 1, 2006, the Company adopted the provisions of FASB 123R using the modified prospective transition method. Under this method, compensation expense is recorded for all stock based awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the adoption. Prior periods have not been restated for the effects of FASB 123R. Under FASB 123R, employee-compensation expense related to stock based payments are recorded over the requisite service period based on the grant date fair value of the awards.

Prior to the adoption of FASB 123R, the Company accounted for employee stock options using the intrinsic value method in accordance with APB 25. Accordingly, no compensation expense was recognized for stock options issued to employees as long as the exercise price was greater than or equal to the market value of the common stock at the date of grant. In accordance with FASB 123, the Company disclosed the summary of pro forma effects to reported net loss as if the Company had elected to recognize compensation costs based on the fair value of the awards at the grant date.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “ Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for fair value of the equity instruments is determined by the earlier of (i) the date at which commitment for performance by the vendor or consultant is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

The compensation cost that has been charged against income for options granted under the plans was approximately $162,163 for the year ended December 31, 2007. The impact of these expenses to basic and diluted loss per share was approximately $0.01 per share during the year. The adoption of FASB 123R did not have an impact on cash flows from operating or financing activities. For stock options issued as non-qualified stock options, a tax deduction is not allowed until the options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense will be recorded as an increase to additional paid-in capital. Due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to u utilize the tax benefits of the options granted, the Company has recorded a valuation allowance to reduce gross deferred tax assets to zero. As a result, for the year ended December 31, 2007, there is no income tax expense impact from recording the fair value of options granted. There is no tax deduction allowed by the Company for incentive stock options.

The Company has two stockholder approved equity compensation plans and occasionally enters into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans. The following sections summarize the Company’s equity compensation arrangements.

Incentive Stock Plan Approved by Stockholders: The Company’s stockholders have adopted an incentive stock plan for the benefit of its employees, consultants and advisors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 1,000,000 shares of common stock. At the Company’s 2005 annual meeting, its shareholders increased the authorization under the incentive stock plan to 2,000,000 shares.

The incentive stock plan authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan authorizes the grant of incentive awards to full-time employees of the Company who are not eligible to receive awards under the terms of their employment contract or another specialty plan. The plan also authorizes the grant of incentive awards to directors who are not eligible to participate in the Company’s outside directors’ stock option plan, independent agents, consultants and advisors who have contributed to the Company’s success.

The compensation committee administers the plan. The committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of the Company’s common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual who owns more than 10% of the Company’s common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

The following awards have been granted under the Plan since its inception:

In February 2004, Igor Filipenko, a Director of the Company, was granted options to purchase 6,300 shares of common stock at a price of $3.20 per share. In June 2004, Mr. Filipenko was granted options to purchase 10,800 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The market value of the Company stock at the date of grant was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25. Options for 7,200 shares were cancelled in April 2005 after Mr. Filipenko was issued additional options in March 2005 as part of the offering to the former employees of C&T discussed below.

In February 2004, John Petersen, a Director of the Company (and general corporate counsel), and Kirk Tierney, each were granted options to purchase 6,300 shares of common stock at a price of $3.20 per share. In June 2004, Messrs. Petersen and Tierney were each granted options to purchase 3,600 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The market value of the Company stock at the date of grants was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25.

In February 2004, an advisor to the board of directors was granted an option to purchase 6,300 shares of common stock at a price of $3.20 per share as compensation for services. In June 2004, Mr. the advisor was granted options to purchase 3,600 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The options were valued at $17,067 using the Black-Scholes-Merton option pricing model and were included as expense in 2004

In November 2004, the Company’s President and Chief Operating Officer, Charles Mazacatto, was granted options to purchase 6,250 shares of common stock at an exercise price of $3.20. This option vested in 2004 and is exercisable until November 2010. The market value of the Company stock at the date of grant was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25.

In March 2005, the compensation committee authorized stock bonuses to the former employees of C&T for an aggregate of 219,000 shares of common stock. These stock grants are fully vested and unrestricted, subject to compliance with the Company’s insider trading policies. The fair value of these shares, as determined by the Company’s stock price on the date of grant, amounted to $565,202 and was recorded as compensation during the year ended December 31, 2005.

In April 2005, the former employees of C&T were granted options to purchase an aggregate of 744,500 shares of common stock at an exercise price of $2.50. These options vest at a rate of 20% per year beginning in April 2006. The market value of the Company stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above which resulted in the Company recording compensation expense of $86,954 during the year ended December 31, 2006. Various options lapsed when several individuals terminated their employment with the Company in 2005 and 2006. During the years ended December 31, 2005 and 2006, an aggregate of 157,700 and 454,000 options, respectively, forfeited unvested as a result of these terminations

In September 2005, the compensation committee awarded 6,000 shares of restricted common stock to the Company’s Chief Technical Officer, Edward Buiel, pursuant to his 2005 employment agreement, which were valued at $24,000 on the date of grant and became fully vested in April 2006. The Company recorded $8,000 and $16,000 of compensation in 2005 and 2006, respectively, related to this award.

In December 2006, the Company issued 250,000 shares of restricted common stock to the Company’s Chief Technical Officer, Edward Buiel, pursuant to his 2006 employment agreement, which were valued at $937,500 on the date of grant and will become fully vested on December 2009. The Company will recognize this as compensation over the requisite service period. No compensation expense was recorded for the year ended December 31, 2006.

In December 2007, the Company’s Vice-President of Manufacturing Engineering, Robert Nelson, was granted 36,000 shares of restricted common stock pursuant to his 2007 employment agreement which were valued at $82,800 on the date of grant. The shares vest at a rate of 1,000 shares per month, with provision for immediate vesting based on significant changes in the relative ownership of the company. The Company will recognize this as compensation over the 2 year employment contract, with $3,450 of compensation expense recorded for the year ended December 31, 2007.

Outside Directors' Stock Option Plan Approved by Stockholders : The Company’s stockholders have adopted an outside directors' stock option plan for the benefit of its non-employee directors in order to encourage their continued service as directors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 125,000 shares of common stock. At the 2005 annual meeting, the Company’s shareholders increased the authorization under the incentive stock plan to 500,000 shares.

Each eligible director who is, on or after the effective date, appointed to fill a vacancy on the board of directors or elected to serve as a member of the board of directors may participate in the plan. Each eligible director shall automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000). The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options generally expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed "for cause" as a member of the board of directors on or prior to the first anniversary of the date of grant (qualified option). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the board of directors.

The following awards have been granted under the Plan since its inception:

During the year ended December 31, 2004, the Company issued 54,000 5-year options to four of its directors vesting in one year from the date of issuance. The market value of the Company stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. During the year ended December 31, 2005, these directors waived an aggregate of $105,542 in accrued compensation as full payment of the exercise price of 29,565 options. An additional 14,400 options were forfeited in 2005.

During the year ended December 31, 2005, the Company issued 70,000 5-year options to five of its directors vesting 1/3 per year over three years from the date of grant. The market value of the Company stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $41,024 during the year ended December 31, 2006.

During the year ended December 31, 2006, the Company issued 60,000 5-year options to two of its directors vesting 1/3 per year over the next three years. These options are exercisable at a price of $2 per share, expiring five years from vest date and are valued at $71,680 utilizing the Black-Scholes-Merton option pricing model, of which $20,230 was expensed in 2006.

Non-plan Equity Incentives Not Approved by Stockholders : The Company has issued 1,131,000, 300,000 and 629,300 stock purchase options in the fiscal years ended December 31, 2006, 2005 and 2004, respectively, to officers, employees, attorneys and consultants in connection with contractual agreements that do not reduce the shares available under the shareholder’s approved plans. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted two-year contractual options to purchase 189,300 shares of common stock at a price of $2.00 per share as partial compensation for services rendered, valued at $68,296. As represented in the note captioned “Stockholder’s Equity,” these members also received 116,700 warrants as consideration of pre-merger Tamboril debt (the amount cited in “Stockholder’s Equity” is actually 233,400 because another party received the same number of warrants for a total of 233,400 warrants). In August 2004, $1.00 of the exercise price of the total 306,000 options and warrants owned by these members was considered paid in advance in consideration of unbilled legal services provided by the firm. The Company recorded $306,000 related to this reduction. All of the warrants and options were exercised in the fourth quarter of 2005, however; $306,000 of the amount is included in stock subscription receivable as of December 31, 2005 and was received in 2006.

In July 2004, the Company’s President and Chief Operating Officer, Charles Mazzacato, was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option vests on a monthly basis at the rate of 60,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of the Company stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $180,000. In accordance with APB 25 the Company expensed the intrinsic value over the vesting period which resulted in expense of $18,750 and $45,000 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $124,364 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In July 2004, the Company’s Chief Financial Officer, Peter Roston, was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option will vest on a monthly basis at the rate of 50,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of the Company stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $150,000. In accordance with APB 25 the Company has expensed the intrinsic value over the vesting period which resulted in expense of $15,625 and $37,500 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $138,182 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In April 2005, the Company’s Chief Executive Officer, Thomas Granville, was granted a contractual option to purchase 180,000 shares of common stock at a price of $2.50 per share. This option vests at the rate of 7,500 shares per month commencing May 1, 2005 and is exercisable for five years after each vesting date. The market value of the Company stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $112,500 during the year ended December 31, 2006.

In April 2005, a European financial advisor was granted a contractual option to purchase 30,000 shares of common stock at a price of $2.50 per share. Options for an aggregate of 20,000 shares vested during the year ended December 31, 2005 and will be exercisable for two years. On December 31, 2005, a total of 10,000 unvested options were forfeited when the advisory agreement was terminated. The options were valued at $35,998 using the Black-Scholes-Merton option pricing model and included as expense in 2005.

In September 2005, the Company’s Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase 90,000 shares of common stock at a price of $4.00 per share. This option vests at the rate of 2,500 shares per month commencing October 2005 and is exercisable for five years after each vesting date. The market value of the Company stock at the date of grant was less than the exercise price, which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $68,100 during the year ended December 31, 2006.

In February 2006, the Company’s Chief Executive Officer, Thomas Granville, was granted an option to purchase 500,000 shares of common stock at an exercise price of $6.00. Of this total 300,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next one to three years. These options are valued at $300,187 utilizing the Black-Scholes-Merton option pricing model with $259,027 of compensation recorded in 2006.

In February 2006, the Company’s, Chief Technical Officer, Edward Buiel, was granted an option to purchase 35,000 shares of common stock at an exercise price of $6.00. Of this total 10,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next two to three years. These options are valued at $20,994 utilizing the Black-Scholes-Merton option pricing model with $13,330 of compensation recorded in 2006.

In February 2006, members and affiliates of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted an option to purchase 360,000 shares of common stock at an exercise price of $6.00. Of this total 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. These options are valued at $193,449 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In February 2006, the Company’s external bankruptcy counsel, Cecilia Rosenauer, was granted an option to purchase 15,000 shares of common stock at an exercise price of $6.00. The options vested on the effective date of Mega-C’s Chapter 11 plan of reorganization, which took place in November 2006. These options are valued at $2,483 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In March 2006, two employees were granted options to purchase a total of 24,000 shares of common stock at an exercise price of $4.00 and $6.00. The options vest at a rate of 2,500 per month over the first 6 months and 1,500 per month thereafter. These options are valued at $28,257 utilizing the Black-Scholes-Merton option pricing model with $24,408 of compensation recorded in 2006.

In December 2006, the Company’s Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $3.75 per share. A total of 50,000 options will vest on December 29, 2009 and the remaining 50,000 will vest on December 29, 2010. The options will be exercisable for a period of six years from the vesting date. These options are valued at $267,372, utilizing the Black-Scholes-Merton option pricing model with $6,481 of compensation recorded in 2006.

In February 2006, a consultant, Trey Fecteau, was granted an option to purchase 97,000 shares of common stock at an exercise price of $4.00. The options vested upon completion of contractual services in December 2006. These options are valued at $150,702 utilizing the Black-Scholes-Merton option pricing model. This amount reduced the proceeds of the Series A Preferred Stock offering in 2006.

In January 2007, Walker Wainwright, a director of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering. These three-year options were immediately vested on the date of grant, and are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and are recorded as offering costs in 2007.

In August 2007, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 80,000 shares of common stock at an exercise price of $4.50. 20,000 vested immediately upon contract inception and the remainder vest at a rate of 10,000 per month over the life of his six-month employment contract. These two-year options are valued at $37,356 utilizing the Black-Scholes-Merton option pricing model with $24,904 recorded as compensation in 2007.

In December 2007, the Company’s Vice-President of Manufacturing Engineering, Robert Nelson, was granted a contractual option to purchase 108,000 shares of common stock at an exercise price of $5.00. The options vest at a rate of 3,000 per month over a three year period, but are being amortized over the term of his two year employment contract. These five-year options are valued at $108,504 utilizing the Black-Scholes-Merton option pricing model with $4,521 recorded as compensation in 2007.

The Company uses the Black-Scholes-Merton Option Pricing Model to estimate the fair value of awards on the measurement date using the weighted average assumptions noted in the following table:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2004	3.8%	0.0%	59.1%	60 months
2005	4.0%	0.0%	52.0%	100 months
2006	4.7%	0.0%	53.6%	45 months
2007	3.9%	0.0%	54.4%	62 months

Expected volatilities are calculated based on the historical volatility of the Company’s stock since its listing on the public markets. Management has determined that it cannot reasonably estimate a forfeiture rate given the insufficient amount of time and activity of share option exercise and employee termination patterns. The expected life of options represents the period of time that options granted are expected to be outstanding was determined using the contractual term. The risk-free interest rate for periods within the expected life of the option is based on the interest rate for a similar time period of a U.S. Treasury note in effort on the date of the grant.

The following table provides consolidated summary information on the Company’s equity compensation plans for the years ended December 31 2004, 2005, 2006 and 2007.

		2004
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value		Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2003	-	$0.00	$$	0.00
Granted	736,350	$3.53	$$	2.87
Exercised	-	$0.00	$$	0.00
Forfeited or lapsed	-	$0.00	$$	0.00
Options outstanding at December 31,2004	736,350	$3.53	$$	2.87	6.34

		2005
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise		Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2004	736,350	$3.53	$$	2.87
Granted	1,254,500	$2.48	$$	1.34
Exercised	(358,865)	$1.65	$$	2.32
Forfeited or lapsed	(182,100)	$3.04	$$	1.44
Options outstanding at December 31,2005	1,449,885	$3.12	$$	1.86	7.73

		2006
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2005	1,449,885	$3.12	$1.86
Granted	1,191,000	$5.42	$0.82
Exercised	-	$0.00	$0.00
Forfeited or lapsed	(894,000)	$3.24	$1.94
Options outstanding at December 31,2006	1,746,885	$4.62	$1.05	3.70	$634,903
Options exercisable at December 31,2006	1,192,385	$5.11	$0.97	2.90	$254,903

		2007
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2006	1,746,885	$4.65	$1.03
Granted	228,000	$4.82	$0.87
Exercised	-	$0.00	$0.00
Forfeited or lapsed	(124,000)	$2.50	$1.14
Options outstanding at December 31,2007	1,850,885	$4.81	$1.00	1.5	$18,000
Options exercisable at December 31,2007	1,442,385	$4.88	$0.93	2.0	$6,000

The following table summarizes the status of the Company’s non-vested options under the stock option plans:

All non-vested stock options as of December 31, 2007	Shares	Fair Value
Options subject to future vesting at December 31,2006	554,500	$1.34
Options granted	228,000	$0.87
Options forfeited or lapsed	(124,000)	$1.14
Options vested	(250,000)	$1.17
Options subject to future vesting at December 31,2007	408,500	$1.25

As of December 31, 2007, there was $350,754 of unrecognized compensation related to non-vested options granted under the plans. The Company expects to recognize the cost over a weighted average period of 1.3 years. The total fair value of options vested during the year ended December 31, 2007 was $236,054 ($ 830,181 during the year ended December 31, 2006).

Note 10—Earnings/Loss Per Share

 Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive

Had the Company recorded income applicable to common shareholders for the periods ended December 31, 2003, 2004, 2005, 2006 and 2007, weighted-average number of common shares outstanding would have increased by 785,897; 1,386,612; 2,970,730; 2,135,938 and 8,975,643 (restated), respectively, for the fiscal years, reflecting the addition of dilutive securities in the calculation of diluted earnings per share. The increase in weighted average common shares for the cumulative period (September 18, 2003 to December 31, 2007) is 4,215,284 shares.

Note 11 — Income Taxes

Following is a summary of the components giving rise to the income tax provision for the periods ended December 31, 2007 and 2006.

Currently payable:	2007	2006
Federal	$-	$-
State	83,469	-
Foreign	-	-
Total currently payable	83,469	-
Deferred:
Federal	1,817,000	1,386,000
State	537,000	456,000
Foreign	446,000	787,000
Total deferred	2,800,000	2,629,000
Less increase in allowance	(2,800,000)	(2,629,000
Net deferred	-	-
Total income tax provision	$83,469	$-

Individual components giving rise to the deferred tax asset are as follows:

	2007	2006
Future tax benefit arising from net operating loss carry forwards	$5,977,000	$3,242,000
Future tax benefit arising from available tax credits	1,026,000	864,000
Future tax benefit arising from options/warrants issued for Services	602,000	536,000
Other	98,000	149,000
Total	7,703,000	4,791,000
Less valuation allowance	(7,703,000)	(4,791,000)
Net deferred	$-	$-

The components of pretax net loss are as follows:

	2007	2006
United States	$(5,776,191)	$(4,867,383)
Foreign	(6,467)	(2,160,580)
	$(5,782,658)	$(7,027,963)

The Company has net operating loss carryforwards of approximately $10,053,000 and $4,930,000 available to reduce future income taxes in United States and Canadian, respectively. The United States carryforwards expire at various dates between 2024 and 2027. The Canadian carryforwards expire at various dates between 2010 and 2026. The Company also has generated Canadian tax credits related to research and development activities. A portion of this credit, amounting to approximately $102,000 is refundable and has been presented as such in the accompanying balance sheet. The remaining credit, amounting to $1,026,000, is available to offset future taxable income in Canada and expires at various dates between 2014 and 2027. The Company has adopted FASB 109 which provides for the recognition of a deferred tax asset based upon the value certain items will have on future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. The utilization of NOL and tax credit carryforwards from Tamboril prior to the reorganization may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Accordingly, these amounts have not been included in the gross deferred tax asset number above. In addition, due to equity transactions that have occurred subsequent to the reorganization with Tamboril, the utilization of NOL carryforwards may be subject to further change in control limitations that generally restricts the utilization of the NOL per year.

The reconciliation of the United States statutory federal income rate and the effective income tax rate in the accompanying consolidated statements of operations is as follows:

	2007	2006
Statutory U.S. federal income tax rate	(34.0)%	(34.0)%
State taxes	(6.4)%	(6.4)%
Mega-C Trust Shares augmentation/return	0.0%	(5.4)%
Equity based compensation	1.0%	2.0%
Nondeductible research and development	0.0%	3.2%
Warrant modifications	0.0%	5.1%
Other permanent non-deductible differences	1.7%	(1.9)%
Change in valuation allowance	37.7%	37.4%
Effective income tax rate	0.0%	0.0%

Note 12 — Related Party Transactions

Trust for the Benefit of the Shareholders of Mega-C Power Corp: The Trustee for The Trust for the Benefit of the Shareholders of Mega-C Power Corp. served as an officer of one of our consolidated companies in 2004. See discussion of the transactions with the trust in the note captioned “ Mega-C Power Corp (Mega-C), Mega-C Trust (the Trust), The Taylor Litigation

Transactions with C&T:   A current member of the board of directors of the Company is the former majority shareholder of C&T prior to the acquisition by the Company. See the note captioned “Transactions with Related (C&T)” for disclosure of transactions with C&T prior to and in connection with the acquisition.

Related party notes payable: During the years ending December 31, 2007 and December 31, 2006, the Company borrowed certain amounts from related parties; certain of these borrowings were extinguished through the issuance of the Company’s Series A Preferred Stock in 2006 and through the issuance of the Secured Bridge Financing during the fourth quarter of 2007. Refer to Notes captioned “Related Party Debt Financing” and “Stockholders’ Equity” for discussion on these matters.

Series A Preferred stock sales - The Company raised capital in a preferred stock offering during the year ended December 31, 2006, discussed further in the note captioned “Stockholder’s Equity,” of which $3,829,970 related to transactions with members of the board of directors and their family members.

Legal fees: John Petersen was a director of the Company until January 15, 2007, and a partner in the law firm of Fefer, Petersen & Cie, which serves as the Company’s legal counsel. During the year ended December 31, 2006, fees incurred for services amounted to $287,463, including $49,352 related to the value of options vesting. This amount is offset by a credit of $64,943 for the change in value of equity instruments accrued in the fourth quarter of 2005 with a measurement date in the first quarter of 2006.

Warrants: In January 2007, Walker Wainwright, a director of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering. These three-year options were immediately vested on the date of grant, and are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and are recorded as offering costs in 2007.

Note  13 — Significant Non-Cash Transactions

The following table provides summary information on our significant non-cash investing and financing transactions during the twelve-month periods ended December 31, 2007 and 2006.

	2007	2006
Notes payable to related parties converted to preferred stock	$-	$3,184,292

Preferred Dividends attributable to warrant modifications	$164,179	$-

Dividend accrued to preferred stock - Senior	$130,566	$103,101

Dividend accrued to preferred stock - Series A	$1,790,755	$119,092

Beneficial conversion feature on preferred stock	$6,496,634	$613,336

Amount due for warrants exercised satisfied by extinguishment of liability	$-	$113,400

Satisfaction of accrued legal liability with equity instruments	$-	$144,097

Subscription receivable satisfied extinguishment of liability	$-	$107,100

Equipment purchases included in accounts payable	$-	$66,813

Reversal of stock subscription receivable	$-	$25,000

Conversion of Interest and fees into debt instrument	$74,573	$-

Satisfaction of 2005 Liability to issue stock	$-	$24,000

Warrants issued for commission on sale of preferred	$53,230	$150,702

Fair value of warrants issued with related party note	$276,882	$271,567

There were only minor cash payments for interest and no payments of income taxes during the years ended 2007 and 2006.

Note 14 — Mega-C  Power Corp (Mega-C ), Mega-C  Trust (the Trust), The Taylor Litigation

Mega-C Power Corp Business and Trust rationale: Mega-C Power Corporation was a Nevada corporation that previously held limited and non-exclusive license rights to the technology that APC licensed from C&T and that the Company purchased from C&T [as discussed in the note captioned “Transactions with a related party (C&T]. Mega-C had ceased substantive operations as a result of the investigation of the promoters and management by the Ontario Securities Commission (OSC) in the spring of 2003 and was placed into an involuntary bankruptcy in April, 2004, as further described below.

Trust Creation: The Trust was created on December 31, 2003, in connection with a reverse acquisition between APC and the Company, through its public shell then known as Tamboril Cigar Company, in response to the potential perceived equities of the Mega-C shareholders and risks of the situation. APC’s founders believed that the investors in Mega-C might be able to assert a variety of equitable claims to the energy storage technology the Company acquired from C&T. The Trust document required that when the Trust made its distribution, the beneficiary released any claims against all parties. Therefore, while Axion had no control over the Trust, its mandates were believed to be an effective way to eliminate conflicting claims to the technology. The Company’s founders were also shareholders in Mega-C for the most part.

Trust corpus: The original corpus of the Trust was 7,327,500 shares of the common stock that APC’s shareholders had rights to in connection with the reverse acquisition on December 31, 2003. In connection with the execution of the Amended and Restated Trust Agreement in February 2005, which formally recognized the jurisdiction of the bankruptcy court on all matters, Axion issued 500,000 additional shares to the Trust. There was no contingency surrounding the issuance of these shares at that time. This issuance was intended to be Axion’s contribution to the Trust to obtain clear title to the technology and resolve all related matters and was charged to operating expense during the year ended December 31, 2005. The stock issuance transaction was valued at $1,525,000, which was the value of the shares on the date of issuance

As a result of the bankruptcy court’s confirmation of a Chapter 11 Plan and the substantial consummation of the confirmed plan in November 2006 the settlement disclosed below became effective and 1,500,000 shares were returned to the Company for cancellation in 2006, of which 1,000,000 represented a retroactive adjustment to the shares issued in the reverse acquisition in December 31, 2003 and 500,000 shares represented a return of the 2005 augmentation. The return in 2006 was the result of a negotiated settlement and there were no contingencies surrounding the Trust shares in 2005 or 2006. The 500,000 shares recovered were recorded as a reversal of the expense at fair value on the date of return in 2006 amounting to $1,125,000 and were promptly cancelled as were the 1,000,000 shares.

Trust Operations: The Trust did not conduct any substantive operations because, as described below, Mega-C was placed into involuntary bankruptcy shortly after the Trust’s inception. As a result of the confirmation of Mega-C’s plan of reorganization by an order entered on November 8, 2008 and the substantial consummation of the confirmed plan on November 21, 2006, as described below, the Trust is now governed by a court appointed Trustee along with a court appointed Board from the Trust’s beneficiaries.

The Trust for the Benefit of the Shareholders of Mega-C Power Corp. Analysis of Consolidation: Under FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities an interpretation of ARB No. 51 , (FIN 46R), reporting companies are required to consolidate a related variable interest entity (“VIE”) when the reporting company is the “primary beneficiary” of that entity and holds a variable interest in the VIE. The determination of whether a reporting company is the primary beneficiary of a VIE ultimately stems from whether the reporting entity will absorb a majority of the VIE’s anticipated losses or receive a majority of the VIE’s anticipated gains.

Variable Interest Entity: The Trust may be a variable interest entity because it has required outside infusions of cash over its existence.

Variable Interest: The Company analyzed its transactions with and relationship to the Trust and concluded that it may have had a very small variable interest in the Trust based on its obligation to perform the acts necessary to have the Commission declare a registration statement effective. Further, Axion appeared to have had a limited variable interest based on its obligation, pursuant to the requirements in the Trust instrument that Axion pay Trust expenses until the required registration statement was declared effective. However, in reality, Axion never paid any significant Trust expenses for three reasons: (1) while the Trust included a provision for payment of expenses, no significant expenses were ever paid, (2) the Trust suspended operations on April 4, 2004 when Mega-C Power Corp. entered bankruptcy; and (3) the explicit obligation the Company had to pay certain expenses of the Trust ended on January 7, 2005 when the required registration statement was declared effective. The Company’s relationship to and transactions with the Trust, based on actual transactions, constituted a very small variable interest, if any, compared to other entities who provided much larger amounts of support to the Trust, for which the Company had no responsibility. Further no shares were expected to be returned to Axion at the time these assessments were made. The relative size of the variable interest is relevant to the determination of the primary beneficiary, as discussed below.

Primary Beneficiary: Axion did not and will not absorb a majority of the Trust’s anticipated losses or derive the benefit of a majority of the Trust’s gains, if any, at any time. The primary beneficiary, at the time of assessment, based on an assessment of what entity (entities) absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, was the creditors and shareholders of Mega-C Power Corp, as a group. These were the entities, as groups, who would be affected by increases and decreases in the Trust’s primary asset, the Axion stock. These two groups will also suffer a diminution in assets available for distribution to them because of the expenses the Trust incurs. The increases and decreases in the value of the Axion stock in the Trust will have no effect on Axion. Axion may have had a very limited obligation in the first quarter of 2004 but few, if any, expenses were incurred by the Trust in that quarter. In the second quarter, Mega-C Power Corp. entered bankruptcy and the Trust became dormant and, effectively, under the jurisdiction of the Bankruptcy Court. Upon registration of the Trust shares in January 2005 Axion’s obligation to the Trust ended except as described below relative to possible registration of shares.

Based on the above, Axion was not the primary beneficiary and accordingly, Axion is not required to consolidate the Trust. Axion’s relationship with the Trust ended when the Bankruptcy Court in Reno confirmed the bankruptcy plan in 2006 except as described below relative to possible registration of shares. (See “Settlement Agreement” below

Trust Registration Rights : The Company registered 7,327,500 shares of common stock held by the Mega-C Trust by a registration statement the Commission declared effective January 7, 2005.  Pursuant to the confirmed Chapter 11 Plan (See footnote captioned “Subsequent Events”), as referenced above, the Company may be required to register 5,700,000 of those shares (the "Plan Funding Shares") which fund the Chapter 11 Plan.  The Company filed a post-effective amendment relating to the resale or other disposition of 1,627,500 shares, of which, 1 million represent a portion of the Plan Funding Shares and 627,500 represent shares to pay expenses of the Trust. In paragraph 1(d) of the Settlement Agreement, the Company further agreed to file such additional registration statements or post-effective amendments as may be necessary or desirable to facilitate or accommodate the sale or distribution of 4,700,000 of those shares. The Settlement Agreement was incorporated and approved in its entirety in paragraph 6.1 of the Second Amended Plan, which further provided in paragraph 6.12 that the Second Amended Shareholder Trustee and the Liquidation Trustee have the right and power to request that the Company file such amendments to the registration statement for the Plan Funding Shares.

Taylor Litigation: On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C&T, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants. Although the complaint alleges a number of complex and intersecting causes of action, it appears that with respect to the Company and certain of its directors, officers and stockholders, the lawsuit alleged a conspiracy to damage the value of the Taylor Group’s investment in Mega-C and deprive the Taylor Group of its alleged interests in the technology based on an alleged “oral” agreement, as well as damages of $250,000,000.

Based on orders entered in the Bankruptcy Court on February 11, 2008, management believes that this litigation against the Company is resolved, as set forth more fully in the section entitled “Settlement Agreement and Confirmed Chapter 11 Plan.”

Mega-C Bankruptcy Court Litigation : As described above, shortly after the formation of the Trust, Lewis “Chip” Taylor, Chip Taylor in Trust, Elgin Investments, Jared Taylor and Mega-C Technologies filed suit against Axion and APC’s founders (the “Taylor Litigation”). The Company, APC and Thomas Granville filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. BK-N-04-50962-gwz).

In February 2005, the Bankruptcy Court stayed the Taylor Litigation pending resolution of Mega-C’s Chapter 11 bankruptcy case. In March 2005, the Bankruptcy Court appointed William M. Noall to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner, the trustee of the Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares of the Company’s stock held by the Trust as property of the bankruptcy estate.

On July 27, 2005, the Company commenced an adversary proceeding against the Chapter 11 Trustee and Ms. Fonner (Adversary Proceeding No. 05-05082-gwz) for the purpose of obtaining a judicial determination that as of the petition date:

•	Mega-C's license to commercialize the technology was terminated;

•	Mega-C does not have any interest in the technology;

•	Mega-C did not transfer any property to the Company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to the Company for less than reasonably equivalent value; and

•
If the court ultimately decides that Mega-C has a valid legal interest in the technology, then the Company is entitled to terminate the Trust. Further, Axion amended its complaint in September 2005 to assert its legal right to have the Trustee of the Mega-C Trust hold the assets of the Trust for the benefit of the Company in the event the bankruptcy court were to grant the Chapter 11 Trustee's request for turnover of the Trust assets and to set aside the Trust. Among other things these theories made it necessary to name Sally A. Fonner as a defendant in the lawsuit.

Settlement Agreement and Confirmed Chapter 11 Plan : On December 12, 2005, the Company entered into a settlement agreement with Mega-C, represented by its Chapter 11 Trustee William M. Noall ("Noall"), and the Trust, represented by its trustee Sally A. Fonner ("Fonner"). Additional signatories to the settlement agreement include: (a) the Company's subsidiaries APC and C&T; (b) Fonner in both her capacity as Mega-C's sole officer and director and as trustee of the Trust; (c) certain former stockholders of APC including Robert Averill, Joe Piccirilli, Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation; (d) Paul Bancroft, and (e) certain former stockholders of C&T including, Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg.

The settlement agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C's Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the plan which was subsequently substantially consummated on November 21, 2006. The settlement agreement was fully incorporated in the confirmed Chapter 11 plan. At the date of these financial statements, the plan is fully effective and substantially consummated.  Accordingly, all pending and potential disputes between the parties to the Settlement Agreement have been resolved. In summary, the following steps have been accomplished:

•	The Company has compromised and withdrawn its notes receivable from Mega-C to an allowed unsecured claim of $100;

•	Mega-C has assigned all of its right, title and interest, if any, in the technology and any and all tangible and intangible personal property in the Company's possession to the Company;

•
The Trust has been restated and retained 4,700,000 shares that will be sold to pay creditor claims that remain unsatisfied from the Liquidation Trust described below, with the balance to be proportionately distributed to the holders of allowed equity interests in Mega-C in connection with the implementation of Mega-C's Chapter 11 plan. It is also the owner of 685,002 share certificates which serve as collateral for loans paid to the newly created Liquidation Trust in the amount of $2,055,000;

•
A newly created Liquidation Trust received the proceeds of loans in the amount of $2,055,000, secured by 685,002 shares and has legal title to 314,998 shares that will be sold to pay creditor claims and Liquidation Trust expenses.

•	The former trustee of the Trust has received 627,500 shares as compensation by the Trust through the effective date of Mega-C's plan; and

•	The Trust surrendered 1,500,000 shares to the Company which were promptly cancelled as discussed under “Trust corpus” above.

The litigation settlement and releases provided by the plan, which are as broad as the law allows, are now binding on Mega-C, the Chapter 11 trustee, the Taylor Group and all other parties described in the plan of reorganization. The plan requires the Liquidation Trustee or the Second Amended Shareholders Trustee to seek dismissals of the Taylor litigation to the extent the litigation asserts derivative or other causes of action that belong to the Chapter 11 estate of Mega-C

While certain aspects of the litigation discussed above are on appeal to the Ninth Circuit Court of Appeals and to the United States District Court for the District of Nevada, management believes the possibility of any adverse decision to the Company to be remote.

In orders entered on February 11, 2008, the Bankruptcy Court held that the alleged “oral” agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to the Company by the confirmed Chapter 11 Plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that the only rights the Taylor Group has are as putative creditors or shareholders of Mega-C and that any attempts to claim an interest in or contest the Company’s title to the Technology are contrary to the permanent injunction of the Chapter 11 Plan.

Future Litigation Costs: No amounts have been accrued in the accompanying balance sheet related to future litigation costs. Protracted litigation or higher than anticipated costs could significantly reduce available working capital and have a material adverse impact on the company’s financial condition.

Notes Receivable-Mega-C: The Company advanced funds to Mega-C over the years from 2003 to 2005. The Company considered these notes impaired, by recording an allowance for doubtful accounts, in an amount equal to the aggregate of the advances, net of certain repayments, against the Mega-C advances as the advances were made.

Because of the uncollectibility of the Mega-C receivable, as confirmed by the above described transactions and events, the Company recorded a recovery of notes receivable previously written off in November of 2006 in the amount of $100 as well as other assets received from Mega-C Power Corp. The other assets received, primarily miscellaneous fixed assets, have been determined to be negligible in value and no attempt has been made to secure an appraisal or record any amounts for these assets. Most importantly, the confirmation of the plan of reorganization conveyed all of Mega-C’s right, title and interest, if any, in the technology to the Company, thereby resolving a significant challenge to the Company’s ownership of the technology.

Note 15 — Commitments and Contingencies

Facilities During 2006 the Company closed the facilities in Woodbridge, Ontario and moved to New Castle, Pennsylvania. See the note captioned “Purchase of Assets of Failed Battery Manufacturing Company (Equipment Purchase).” The agreement provided for an initial term of two years with two renewal terms of five years each. The monthly rent payable for the initial term of the agreement was $10,000. During the two extension terms, the rent was to be based on market rates as determined by negotiation between the parties, or if the parties are unable to reach a mutually agreed rental rate, by an independent appraisal process. In April of 2008, the company signed a new lease that also added to our existing space at our manufacturing plant in New Castle, Pennsylvania. The new lease calls for a monthly payment of $16,142 with an initial term of two (2) years beginning April 2008. In addition to the monthly rental, APB is obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance in the amount of $1 million, and maintain fire and casualty insurance for an amount equal to 1000% of the replacement value of the leased premises. Rent expense for the plant in New Castle amounted to approximately $135,800 and $103,000 for the years ended December 31, 2007 and 2006, respectively. Future commitments under the initial term of the lease amount to $20,000 in 2008.

Employment Agreements: The Company’s Chief Executive Officer, President, Chief Financial Officer, Chief of Research and Development and Vice President of Manufacturing Engineering have each executed written employment agreements with the terms set forth in the following table.

Name	Position	Date	Term	Salary	Options	Price	Vesting
Thomas Granville (1)	CEO	4/4/05	24 Months	$261,000	180,000	$2.50	Monthly

Dr. Edward Buiel (2)	CTO	9/1/05	36 Months	$168,000	100,000	$3.75	Monthly

Andrew Carr Conway, Jr. (3)	CFO	8/31/07	6 months	$180,000	80,000	$4.50	Monthly

Dr. Robert Nelson (4)	VP Mfg. Eng.	12/1/07	24 Months	$132,000	108,000	$5.00	Monthly

(1) Thomas Granville’s employment agreement was automatically extended for another 24 months through April 2009 based on the terms of the agreement. The terms in the agreement did not change.

(2) In December 2006, Mr. Buiel was promoted to the post of Vice President and Chief Technology Officer. Pursuant to his promotion, a new employment agreement was approved retroactive to October 2006 in which Mr. Buiel receives an annual salary of $168,000 and bonuses as determined by the compensation committee. In addition, Mr. Buiel receives an option to purchase 100,000 shares of our common stock at a price of $3.75 per share that vest over two years commencing December 2008 and 250,000 shares of restricted common stock that fully vest in December 2009.

(3) On August 31, 2007, the Company entered into a 6 month service contract with Andrew Carr Conway, Jr. to fill the position of Chief Financial Officer. The contract automatically renewed for an additional six month term when the initial six months expired with the same terms and conditions. The agreement calls for a $15,000 per month consulting fee, and the issuance of 80,000 $4.50 options with an exercise period of 2 years. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. Mr. Conway is also entitled to whatever additional fees and bonuses he and the Company may agree upon.

(4) Dr. Nelson’s employment agreement also provides for a stock grant at a vesting rate of 1,000 shares per month with immediate vesting in the event of a change in control or the acquisition of 20% or more of the Company’s voting securities.

Contingent Shares:  In connection with a prospective offering, four holders of warrants to purchase the Company’s common stock agreed to exercise their warrants to purchase, in the aggregate, 301,700 (the Incompletely Exercised Warrant Shares) common shares of stock for the purpose of selling them to the foreign partnership in a transaction that was substantially similar to the one the Company entered into with the same foreign partnership.  These shares were to be issued to the foreign partnership upon receipt of payment, which was in turn contingent upon the foreign partnership tendering the payment of the purchase price for these shares.  Contrary to the terms and conditions of their agreements, the Company believes the foreign partnership is in possession of a stock certificate representing these shares without tendering the purchase price to either the Company or to the warrant holders.  As such, the Incompletely Exercised Warrant Shares have not been duly issued and have been excluded from all calculations of the issued and outstanding shares of common stock in these financial statements. The Company has included the Incompletely Exercised Warrant Shares as outstanding warrants, pending receipt of the exercise price from the four warrant holders.  The Company has not yet located the Incompletely Exercised Warrant Shares. The Company retained counsel to cause the parties who have possession of the Incompletely Exercised Warrant shares to return the shares absent payment. Counsel was retained October 6, 2007.

Management concluded there is no requirement, pursuant to the requirements of FASB 5, “ Accounting for Contingencies ,” to accrue any loss contingency based on the above described matters involving the 301,700 shares. As a result, there has been no accounting recognition of these events in the financial statements.

Note 16 — Subsequent Events

Quercus Trust Investment: On January 14, 2008, we entered into a Securities Purchase Agreement (the “Agreement”) with The Quercus Trust (“Quercus”), pursuant to which we have agreed to issue to Quercus up to 8,571,429 shares of our common stock, together with common stock purchase warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our common stock

At the initial closing on January 14, 2008, we issued and sold 1,904,762 first closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1.5 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4,000,000, or $2.10 per Unit.

In the second closing (the “Second Quercus Closing”), which will occur within five business days after we file the last of our delinquent reports under the Securities Exchange Act of 1934 (the “Delinquency Cure Date”), Quercus has agreed to purchase 1,904,762 additional units for $4,000,000. Each Quercus Second Closing unit will consist of one share of common stock, and a 5-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share.

In the third closing (the “Third Quercus Closing”) Quercus has agreed to make an additional investment of $10,000,000 on or before June 30, 2008 upon our execution of one or more qualifying contracts that satisfy the requirements of the   Securities Purchase Agreement. There is no assurance that we will be able to satisfy this condition. Upon the occurrence of the Third Quercus Closing, Quercus has agreed to purchase an additional 4,761,905 units for $10,000,000. Each Third Quercus Closing unit will consist of one share of common stock, and a 5-year warrant to purchase one additional share of common stock at an exercise price of $2.60 per share.

The warrants contain conventional anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our common stock or securities convertible into common stock (subject to certain specified exclusions) at a price less than $1.00 per share.

In the Securities Purchase Agreement, we agreed to file one or more registration statements under the Securities Act of 1933 (the “Securities Act”) covering the resale by Quercus of the shares of our common stock issued pursuant to the Agreement and the shares of our common stock issued upon exercise of the warrants. The registration rights provisions of the Agreement contain conventional terms including indemnification and contribution undertakings and a provision for liquidated damages in the event any of the following occurs:

•
any registration statement is not filed on or prior to the date it is required to be filed, and in the case of the initial registration statement, that date is 30 days after the Second Quercus Closing (the “Filing Deadline”) or a Restriction Termination Date (as defined below),

•
any post-effective amendment is not filed on or prior to the seventh business day after the registration statement ceases to be effective pursuant to applicable securities laws due to the passage of time or the occurrence of an event requiring the Company to file a post-effective amendment ( the “Post-Effective Amendment Filing Deadline”), or

•	we fail to file with the SEC a request for acceleration of effectiveness within five business days after the date that we are notified by the SEC; or

•	we fail to respond to any comments made by the SEC within 15 business days after the receipt of such comments, or

•	a registration statement filed hereunder is not declared effective by the SEC within 150 days of the filing of the registration, or

•	a post-effective amendment is not declared effective on or prior to the fifteenth business day following the Post-Effective Amendment Filing Deadline, or

•
after a registration statement is filed with and declared effective by the SEC, such registration statement ceases to be effective as to all securities registrable pursuant to the Agreement (“Registrable Securities”) to which it is required to relate at any time until the earlier of (i) the fifth anniversary of the effective date, (ii) the date when all Registrable Securities covered by such Registration Statement have been sold publicly, or (iii) the date on which the Registrable Securities are eligible for sale without volume limitation pursuant to Rule 144 of the Securities Act for a period of more than 60 days in any twelve month period without being succeeded by an amendment to such registration statement or by a subsequent registration statement filed with and declared effective by the SEC, or

•
an amendment to a registration statement is not filed with the SEC within 15 business days after the SEC having notified us that such amendment is required in order for such Registration Statement to be declared effective (any such failure or breach being referred to as an “Registration Failure Event”).

If at any time the staff of the SEC takes the position that the offering of some or all of these registrable securities in a registration statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires Quercus to be named as an “underwriter” (an “SEC Objection”), we shall promptly notify Quercus of such SEC Objection and if Quercus requests, we shall use commercially reasonable efforts to persuade the staff of the Commission that the offering contemplated by the registration statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that Quercus is not an “underwriter” (a “Rule 415 Response Effort”). In the event that, despite our commercially reasonable efforts, the staff of the Commission has not altered its position and Quercus provides notice to us to cease any further Rule 415 Response Efforts (the “Quercus Rule 415 Determination”), we shall (i) remove from any registration statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the staff of the Commission may require to assure our compliance with the requirements of Rule 415; provided, however, that we shall not agree to name Quercus as an “underwriter” in such Registration Statement without the prior written consent of Quercus (collectively, the “SEC Restrictions”). Notwithstanding any other provision of the Agreement to the contrary, no liquidated damages shall accrue during the period beginning on the date of an SEC Objection and ending on the date that either we receive written notification from the SEC that our Rule 415 Response Effort has been successful or Quercus provides us with an Quercus Rule 415 Determination or as to any Cut Back Shares until such time as we are able, using commercially reasonable efforts, to effect the filing of an additional Registration Statement with respect to the Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date”)

In case any Registration Failure Event occurs, we would be obligated to pay liquidated damages to the Quercus in an amount equal to 1% of the aggregate purchase price paid by the Quercus pursuant to the Agreement for any of our securities that were required to be registered but were not covered under an effective registration statement (the “Monthly Liquidated Damages”) for the first month and each successive month thereafter until the Registration Failure Event shall have been cured. Failure to make payments of the Monthly Liquidated Damages shall result in our being obligated to pay interest on any unpaid Monthly Liquidated Damages at a rate of 18% per year.

The Agreement also grants to Quercus a right of first refusal to participate in any subsequent financing we undertake prior to the second anniversary of the second closing (subject to certain conventional exceptions) in order to permit Quercus to maintain its fully-diluted ownership interest in our common stock.

As an inducement to Quercus to enter into the Agreement and to purchase the shares of our common stock and the warrants issuable under the Agreement, certain directors, officers and principal holders of our issued and outstanding convertible securities, warrants and stock options agreed to refrain from converting any of their convertible securities or exercising any of their stock purchase rights until the board of directors proposes and our stockholders approve a charter amendment that will increase the number of authorized common shares from the current limit of 50 million shares of common stock to a proposed limit of not less than 75 million shares of common stock. Concurrently, we agreed to extend the expiration date of the warrants and options that are subject to forbearance agreements for a period of time equal to the forbearance period.

C&T and Series A Warrants. In January of 2004 the Company issued warrants (the “C&T Warrants”) to the shareholders of C&T (the “C&T Warrant Holders”) in exchange for the acquisition of certain intellectual property rights associated with the lead/carbon hybrid supercapacitor formerly referred to as the E3 Cell. In February of 2005 we issued shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to a group of investors (the “Series A Holders”), and in recognition of certain concessions, we issued warrants to the Series A Holders (the “Series A Warrants”). Both the C&T Warrants and the Series A Warrants expired during the period of time in which the Company was not current in its Exchange Act Reporting Obligations. In recognition of this, our board has authorized management to commence discussions and potential negotiations with the C&T Warrant Holders and the Series A Holders in an effort to recognize that the economic benefits that these parties and the Company expected at the time these warrants were issued was frustrated by the length of the time the Company was out of compliance with its Exchange Act reporting obligations and to provide some form of tangible value to the C&T Warrant Holders and the Series A Holders.

PART I- FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

AXION POWER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	March 31, 2008	December 31,
	(Unaudited)	2007
ASSETS
Current Assets:
Cash & cash equivalents	$1,689,973	$671,244
Accounts receivable	156,113	133,646
Other receivables	335,321	341,801
Inventory	475,916	375,635
Prepaid expenses	95,619	82,102
Total current assets	2,752,942	1,604,428

Property & equipment, net	2,352,709	2,119,252
TOTAL ASSETS	$5,105,651	$3,723,680

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$883,838	$1,573,436
Other current liabilities	1,189,504	583,591
Notes payable to related parties	2,417,497	2,259,826
Liability to issue equity instrument	-	106,183
Total current liabilities	4,490,839	4,523,036

Deferred revenue	816,211	840,945
Total liabilities	5,307,050	5,363,981

Stockholders' Equity (Deficit):
Convertible preferred stock-12,500,000 shares authorized
Senior preferred - 1,000,000 shares designated . 137,500 issued and outstanding (137,500 in 2007)	1,549,696	1,515,376
Series A preferred - 2,000,000 shares designated . 822,997 shares issued and outstanding (822,997 in 2007)	10,055,989	9,802,894
Common stock-50,000,000 shares authorized $0.0001 par value
18,262,719 issued & outstanding (16,248,298 in 2007)	1,826	1,625
Additional paid in capital	29,889,664	25,768,331
Deficit accumulated during development stage	(41,465,311)	(38,498,704)
Cumulative foreign currency translation adjustment	(233,263)	(229,823)
Total Stockholders' Equity (Deficit)	(201,399)	(1,640,301)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$5,105,651	$3,723,680

See notes to unaudited interim financial statements

AXION POWER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)
UNAUDITED
	Three Months Ended		Inception
	March 31,		(9/18/2003) to
	2008	2007	March 31, 2008

Revenues	$215,727	$164,513	$1,025,015
Cost of tangible products sold	394,236	228,890	2,083,104
Gross profit / (loss)	(178,509)	(64,377)	(1,058,089)

Expenses
Selling, general & administrative	1,713,165	879,462	14,882,357
Research & development	382,017	320,374	9,525,250
Impairment of assets	-	-	1,391,485
Interest expense - related party	419,673	17,202	1,434,160
Derivative revaluation	(2,844)	7,108	362,508
Mega C Trust Share Augmentation (Return)	-	-	400,000
Other, net	(11,328)	(22,543)	(488,256)
Net loss before income taxes	(2,679,192)	(1,265,980)	(28,565,593)

Income taxes	-	-	83,469
Deficit accumulated during development stage	(2,679,192)	(1,265,980)	(28,649,062)

Less preferred stock dividends and beneficial conversion feature	(287,415)	(5,283,092)	(12,816,250)
Net loss applicable to common shareholders	$(2,966,607)	$(6,549,072)	$(41,465,312)

Basic and diluted net loss per share	$(0.17)	$(0.40)	$(2.90)
Weighted average common shares outstanding	17,861,987	16,247,299	14,277,316

See notes to unaudited interim financial statements

AXION POWER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)
UNAUDITED

	Three Months Ended March 31,		Inception (9/18/2003) to
	2008	2007	3/31/2008

Cash Flows from Operating Activities:
Deficit accumulated during development stage	$(2,679,192)	$(1,265,980)	$(28,649,062)
Adjustments required to reconcile deficit
accumulated during development stage to cash flows
used by operating activities
Depreciation	61,111	29,896	414,592
Impairment of assets	-	-	1,391,486
Non-cash interest expense	307,493	3,499	1,269,865
Derivative revaluations	(2,844)	-	362,508
Equity instruments issued for services	150,058	7,108	3,638,852
Mega C Trust Share Augmentation (Return)	-	138,188	400,000
Changes in Operating Assets & Liabilities			-
Accounts receivable	(22,467)	(38,085)	(162,984)
Other receivables	6,480	(465,753)	(313,360)
Prepaid expenses	(13,517)	36,022	(93,032)
Inventory	(100,281)	(40,404)	(475,916)
Accounts payable	(689,598)	(351,725)	2,538,482
Other current liabilities	605,725	(287,492)	1,210,447
Deferred revenue	(24,734)	447,504	816,211
Liability to Issue equity Instruments	-	6,546	178,419
Net cash used by operating activities	(2,401,766)	(1,780,676)	(17,473,492)

Cash Flows from Investing Activities
Investments in notes receivable	-	-	(1,217,016)
Purchase of property & equipment	(294,567)	(284,589)	(2,676,534)
Investment in intangible assets	-	-	(167,888)
Net cash used by investing activities	(294,567)	(284,589)	(4,061,438)

Cash Flow from Financing Activities
Proceeds from related party debt	92,315	(9,509)	6,755,571
Proceeds from sale of common stock; net of costs	3,626,000	-	7,343,405
Proceeds from exercise of warrants	-	-	1,655,500
Proceeds from sale of preferred stock, net of costs	-	390,500	7,472,181
Net cash provided by financing activities	3,718,315	380,991	23,226,657

Net Change in Cash and Cash Equivalents	1,021,982	(1,684,274)	1,691,727
Effect of Exchange Rate on Cash	(3,253)	5,422	(1,754)
Cash and Cash Equivalents - Beginning	671,244	3,610,280	-
Cash and Cash Equivalents - Ending	$1,689,973	$1,931,428	$1,689,973

See notes to unaudited interim financial statements

 AXION POWER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited interim financial statements presented herein have been prepared in accordance with the accounting policies described in Axion Power International, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and should be read in conjunction with the Notes that appear in that report. Unless otherwise noted the terms “the Company,” “our Company,” “we,” “us,” and “our” refer to Axion Power International, Inc. and its subsidiaries. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Axion Power Corporation (“APC”), Axion Power Battery Manufacturing Inc. (“APB”) and C&T Co. Inc. (“C&T”).

In the opinion of management, the information furnished in this Form 10-Q reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three month periods ended March 31, 2008 and 2007, as well as the cumulative period from inception through March 31, 2008. Certain adjustments are of a normal recurring nature. Operating results for the interim period are not necessarily indicative of results expected for the full year.

2. New Accounting Policies and Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While SFAS 157 does not apply to transactions involving share-based payment covered by Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” (“SFAS 123”) it establishes a theoretical framework for analyzing fair value measurements that is absent from No. 123. We have relied on the theoretical framework established by SFAS 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. SFAS 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115,” (“SFAS 159”), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations and Statement of Financial Accounting Standards No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 141(R)” and “SFAS 160”, respectively). These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS 141(R) and SFAS 160 on its consolidated financial statements.

In December 2007, the Commission issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in Staff Accounting Bulletin No. 107 that previously stated that the Commission would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company will continue to use the simplified method until it has sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its options.

3. Warrants:   The following table provides summary information on warrants outstanding as of March 31, 2008, including the 301,700 incompletely exercised warrants that were issued in escrow to facilitate a stock sale. 3,405 5-year warrants were issued to accredited investors in conjunction with the financing of debt issued during 2008. See the “Recent Financing Activities” footnote below.  In January 2008, 380,952 5-year warrants were issued in partial payment of a NASDA broker commission for services related to the securities purchase by the Quercus Trust (“Quercus”). These $2.60 warrants valued at $354,852 are scheduled to expire in January 2013. Additionally, 2,857,143 warrants were issued to Quercus in connection with the purchase of units comprised of one share of the Company’s common stock and a warrant, to purchase an additional 1.5 shares of the Company’s stock as discussed in “Recent Financing Activities” below.

	Shares	Weighted average exercise price	Weighted average remaining contract term (years)
Warrants outstanding at December 31,2007	2,588,391	$4.39	2.1
Granted	3,241,500	$2.60	5.0
Exercised	-	$-
Forfeited or lapsed	(473,500)	$2.00	0
Warrants outstanding at March 31, 2008	5,356,391	$3.52	3.5

4. Equity Compensation

In December 2004, the Financial Accounting Standards Board issued FASB 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R supersedes SFAS 123, and Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related implementation guidance. On January 1, 2006, the Company adopted the provisions of SFAS 123R using the modified prospective transition method. Under this method, compensation expense is recorded for all stock based awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the adoption. Prior periods have not been restated for the effects of SFAS 123R. Under SFAS 123R, employee-compensation expense related to stock based payments are recorded over the requisite service period based on the grant date fair value of the awards.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for fair value of the equity instruments is determined by the earlier of (i) the date at which commitment for performance by the vendor or consultant is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

The Company has adopted an incentive stock option plan covering an aggregate of 2,000,000 shares of common stock that authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The Company has also adopted an outside directors’ stock option plan covering an aggregate of 500,000 shares of common stock which provides that each eligible director will automatically be granted an option to purchase shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000) for each year of his term in office. From time to time, based on the recommendations of the compensation committee of the board of directors, the Company enters into non-plan equity incentive agreements with officers, employees, attorneys and third party consultants.

During the three months ended March 31, 2008, the Company issued a total of 30,000 non-plan stock options as follows:

In February 2008, Andrew Carr Conway Jr., the Chief Financial Officer of the Company, was granted an option to purchase 30,000 shares of common stock at an exercise price of $4.50 as compensation for services related to the extension of his 2007 employment contract. These options vest ratably through May 2008, and are valued at $15,465 utilizing the Black-Scholes-Merton option pricing model.

The assumptions noted in the following table were used for the options granted for the period ended March 31, 2008.

Risk-free interest rate	4.2%
Dividend yield	0
Expected volatility	53.0%
Expected term (in years)	2.0

The compensation cost that has been charged against income for options was $61,583 for the period ended March 31, 2008. The impact of this expense was to increase basic and diluted loss per share by $0.003 for period ended March 31, 2008. The adoption of SFAS 123R did not have an impact on cash flows from operating or financing activities.

A tax deduction is not allowed for non-qualified stock options until the options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded related for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense will be recorded as an increase to additional paid-in capital. Due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to utilize the tax benefits of the options granted, the Company has recorded a valuation allowance to reduce gross deferred tax asset to zero. As a result for the period ended March 31, 2008, there is no income tax expense impact from recording the fair value of options granted. There is no tax deduction allowed by the Company for incentive stock options.

The following table provides summary information on all outstanding options as of March 31, 2008, based on the grant date for options.

	Shares	Weighted average exercise price	Weighted average fair value	Weighted average remaining contract term (years)	Aggregate intrinsic value
Options outstanding at December 31,2007	1,850,885	$4.81	$1.00	2.7	$0
Granted	30,000	4.50	0.52	2.0	0
Exercised	-	0.00	0.00	-	0
Forfeited or lapsed	-	0.00	0.00	-	0
Options outstanding at March 31, 2008	1,880,885	4.81	1.00	2.5	$18,000
Options exercisable at March 31, 2008	1,493,385	4.87	0.93	1.8	$6,000

The weighted-average grant date fair value of options granted during the period ended March 31, 2007 was $1.33. The total intrinsic value of options exercised during the period ended March 31, 2007 was $0.00.

The following table provides summary information on all non-vested stock options as of March 31, 2008

	All Plan & Non-Plan Compensatory Options
	Shares	Weighted average grant date fair value
Options subject to future vesting at December 31,2007	408,500	$1.25
Options granted	30,000	$0.52
Options forfeited or lapsed	-	$0.00
Options vested	(51,000)	$0.88
Options subject to future vesting at March 31, 2008	387,500	$1.24

As of March 31, 2008, there was $480,158 of unrecognized compensation related to non-vested options granted under the plans. The Company expects to recognize the cost over a weighted average period of 1.1 years. The total fair value of options which newly vested during the period ended March 31, 2008 was $45,083 ($124,030 during the comparable period ended March 31, 2007).

5. Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which the market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If the Company had generated earnings during the three months ended March 31, 2008, the Company would have added 9,245,438 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. If the Company had generated earnings during the three months ended March 31, 2007, the Company would have added 8,938,726 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding.

6. Comprehensive Income and Significant Non-Cash Transactions

Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources.

The components of comprehensive loss for the period ended March 31, 2008 and 2007 are as follows:
	2008	2007
Deficit accumulated during development stage	$(2,966,607)	$(6,549,072)
Foreign currency translation adjustment	$(3,253)	$5,423
Comprehensive Income/(loss)	$(2,969,860)	$(6,543,649)

The following table provides summary information on our significant non-cash investing and financing transactions during the three month periods ended March 31, 2008 and 2007.

	2008	2007
Satisfaction of 2007 liability to issue equity instruments	$103,339	$-
Preferred Dividends attributable to warrant modifications	$-	$164,179
Dividend accrued to preferred stock - Senior	$34.319	$31,678
Dividend accrued to preferred stock - Series A	$253,096	$412,270
Warrants issued for commission on sale of preferred	$-	$53,230
Beneficial conversion feature on preferred stock	$-	$4,839,143
Fair value of warrants issued with related party note	$3,153	$6,546
Origination fees issued with related party note	$7,500	$-
Notes payable to converted to common stock	$223,984	$-

7.  Commitments and Contingencies

Employment Agreements: The Company is currently negotiating contract extensions, on new terms, for the Chief Executive Officer, Chief Technology Officer and several other key employees. The Company’s Chief Executive Officer, Chief Financial Officer, Vice President and Chief Technology Officer and Vice President of Manufacturing Engineering have each executed written employment agreements with the terms set forth in the following table.

Name	Position	Date	Term	Salary	Options	Price	Vesting
Thomas Granville (1)	CEO	4/4/05	24 Months	$261,000	180,000	$2.50	Monthly
Dr. Edward Buiel (2)	VP and CTO	9/1/05	36 Months	$168,000	100,000	$3.75	Monthly
Andrew Carr Conway, Jr. (3)	CFO	8/31/07	6 months	$180,000	80,000	$4.50	Monthly
Dr. Robert Nelson (4)	VP Mfg. and Eng.	12/1/07	24 Months	$132,000	108,000	$5.00	Monthly

(1) Thomas Granville’s employment agreement was automatically extended for another 24 months through April 2009 based on the terms of the agreement. The terms in the agreement did not change.

(2) In December 2006, Mr. Buiel was promoted to the post of Vice President and Chief Technology Officer. Pursuant to his promotion, a new employment agreement was approved retroactive to October 2006 in which Mr. Buiel receives an annual salary of $168,000 and bonuses as determined by the compensation committee. In addition, Mr. Buiel receives an option to purchase 100,000 shares of our common stock at a price of $3.75 per share that vest over two years commencing December 2008 and 250,000 shares of restricted common stock that fully vest in December 2009.

(3) On August 31, 2007, the Company entered into a 6 month service contract with Andrew Carr Conway, Jr. to fill the position of Chief Financial Officer. The contract automatically renewed for an additional six month term when the initial six months expired with the same terms and conditions. The agreement calls for $180,000 of annualized salary, and the issuance of 80,000 options to purchase shares of common stock for $4.50 with an exercise period of 2 years. An additional 30,000 options were awarded during the first quarter of 2008 in consideration for the extension of his original agreement. All of his original options, including the recent grant, have vested. Mr. Conway is also entitled to whatever additional fees and bonuses may be authorized by the Compensation Committee of the board of directors.

(4) Dr. Nelson’s employment agreement also provides for a stock grant at a vesting rate of 1,000 shares per month with immediate vesting in the event of a change in control or the acquisition of 20% or more of the Company’s voting securities.

8 Related Parties

Options and Warrants: In conjunction with loan obligations carried over from 2007, the Company satisfied the remainder of its obligations to issue 397,750 warrants to two of its directors. Because of the delay in processing, these 3 year $6.00 warrants are being issued with an expiration date of March 31, 2011. Due to lower stock prices the modification of these instruments resulted in a net decrease in fair value of these instruments. Decreases in fair value of embedded options resulting from a modification should not be recognized and accordingly are not reflected on the Company’s financial statements.

Interest Expense: Interest expense recognized for the period ended March 31, 2008 in connection with certain notes payable to related parties amounted to $340,997. Of this total $98,688 relates to the interest coupon and $242,309 to the amortization of note discount associated with loan origination fees and detachable warrants. An additional $78,676 in interest is reported under the related party caption on the face of the financial statement due to certain associations of four accredited investors to related parties.

9 Recent Financing Activities

As further described below, in January, Quercus entered into a funding agreement with us that obligated it to invest $18,000,000 over a five month period if we achieved certain milestones. We have already received $8.0 million, which should enable us to conduct operations through March 30, 2009. Based on our projections for increased revenues for the next 12 months and assuming the closing of the final equity financing transaction with Quercus totaling $10.0 million, we believe that our available cash will provide sufficient cash resources to finance our operations and expected capital expenditures over the next 18 months. To obtain the remaining $10.0 million, we are obligated to meet one additional milestone that we anticipate will occur sometime before June 30, 2008. The proceeds of this $10 million investment will be deployed for the purchase of previously approved equipment and for general operating purposes. If we do not significantly increase our revenues to meet our projections, obtain the final Quercus closing or obtain additional financing within the next 12 months, we will likely be unable to implement our business plan, fund our liquidity needs or even continue our operations beyond that time. Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, most likely will result in dilution to our stockholders.

In November of 2007 we began discussions related to a bridge loan offer with our directors, officers, and significant investors. We eventually structured a short term secured bridge loan arrangement in increments of $100,000, such loans to bear interest at the rate of 14% and were secured by all of our assets, including our intellectual property and all of the equipment and inventory assets of our wholly-owned subsidiary, Axion Power Battery Manufacturing Inc. Total funding received under the secured bridge loan as of December 31, 2007 amounted to approximately $2,540,000, with an additional funding of $100,000, received in January of 2008, bringing the entire loan total to approximately $2,640,000.

The bridge loan had an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company, with higher interest rates to apply to each such extension. On March 31, 2008, we sent notice to the investors of our intention to extend the loan until April 30, 2008. In accordance with the option terms contained in the loan agreement, three of the investors chose to convert a total of $328,984 into equity under the same terms offered to Quercus. The extension entitled the remaining investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 15%. On April 29, 2008, we sent notice to the investors of our intention to extend the loan until May 31, 2008. The extension entitles investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 16%. If extended to June 30, 2008, the interest rate during the extension period increases to 18% with an extension fee equal to 2% of the original loan. A loan origination fee was paid equal to 8% of the original loan. The origination fee decreased by one-half percent each week after December 15, 2007 until the loan closed on January 7, 2008. Warrants exercisable at $2.35 until December 31, 2012 are included. For each $100,000 increment, in the secured bridge loan note, the investor will be issued warrants as follows: 3,405 warrants upon occurrence of the secured bridge loan, 851 additional warrants upon extension of the loan to April 30, 2008, 1,276 additional warrants upon extension of the loan to May 31, 2008 and 2,128 additional warrants upon extension to June 30, 2008. Typical anti-dilution provisions apply to the warrants as well as registration rights.

As the secured bridge loan financing will mature no later than June 30, 2008, if not for the financing provided by Quercus, described below, we would not have had sufficient capital to pay our day-to-day operating costs, finance our research and development, cover costs associated with our manufacturing activities, pay for the development of a sales and marketing organization and finance the acquisition of complimentary assets, technologies and businesses.

On January 14, 2008, we entered into the Securities Purchase Agreement with Quercus, pursuant to which we agreed to issue to Quercus up to 8,571,429 shares of our common stock, together with common stock purchase warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our common stock.

At the initial closing on January 14, 2008, we issued and sold 1,904,762 units (a unit is one share of common stock and a five-year warrant to purchase 1.5 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4.0 million, or $2.10 per unit.

At the second closing on April 7, 2008, Quercus purchased 1,904,762 additional units (a unit consisting of one share of common stock and a five-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4.0 million.

For the final closing, Quercus has agreed to make an additional investment of $10.0 million on or before June 30, 2008, upon our execution of one or more qualifying contracts that satisfy certain requirements set forth in the Securities Purchase Agreement. There is no assurance that we will be able to satisfy this condition. Upon the occurrence of the final closing, Quercus has agreed to purchase an additional 4,761,905 units for $10.0 million. Each unit issued in the final closing will consist of one share of common stock and a five-year warrant to purchase one additional share of common stock at an exercise price of $2.60 per share.

The warrants contain conventional anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our common stock or securities convertible into common stock (subject to certain specified exclusions) at a price less than $1.00 per share.

10.  Subsequent Events

Quercus Trust Investment: As discussed under “Recent Financing Activities” above, in the second closing (the “Second Quercus Closing”), which occurred on April 7, 2008, Quercus purchased 1,904,762 additional units for $4,000,000. Each Quercus Second Closing unit consists of one share of common stock, and a 5-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share.

Secured Bridge Loan Financing: As discussed under “Recent Financing Activities”, on March 31, 2008 and then again on April 30, 2008, the Company sent notice to the investors of its intention to extend the loan until April 30, 2008, and May 31, 2008, respectively. The extension entitles the investors to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, the investors earned interest on principal plus interest, accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. Warrants exercisable at $2.35 until December 31, 2012 are included with each $100,000 of principal invested. Warrants issuable under the extensions are as follows: 851 warrants upon extension of the loan to April 30, 2008, 1,276 additional warrants upon extension of the loan to May 31, 2008. During April 2008, three investors in the bridge loan converted $328,984, into 156,659 shares of the Company’s common stock; the remaining $106,000 was repaid and not extended into May.

2,782,837 Shares of Common Stock

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$174.98
Printing and engraving expenses	$1,000.00
Legal fees and expenses	$90,000.00
Accountant fees and expenses	$8,500.00
Total	$99,674.98

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Our Certificate of Incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if it is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockbrokers or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

Since June 30, 2005, Axion has issued and sold the following securities:

Equity Transactions –Year ended December 31, 2005:

In February 2005, the board of directors designated 1,000,000 shares of preferred stock as Senior Preferred Stock. The Company sold 385,000 shares of Senior Preferred Stock at a price of $10 per share to C&T and its stockholders. The net proceeds of the offering included $2,754,110 in cash and $1,000,000 in liability conversion. In connection with the sale, the Company issued 282,500 warrants to certain of the purchasers. In March 2005, the Company issued 228,500 additional warrants to the purchasers of $2,285,000 of Senior Preferred Stock.

Holders of Senior Preferred Stock have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until June 2005 and as a result the conversion price was reduced to $1.86 per share. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units to two related parties and four unaffiliated accredited investors, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price of $2.00 per unit, or $1,200,000, before offering costs.

•	A director exercised 446,000 - $1 warrants/options and 25,000 - $2 options with a total exercise price of $496,000.

•	Other holders exercised 382,665 options and warrants for 382,665 shares of common stock with an aggregate exercise price of $787,395.

Equity Transactions –Year ended December 31, 2006:

On October 18, 2006, the Company’s board of directors designated, from the Company’s total authorized 12,500,000 shares, a new series of preferred stock consisting of up to 2,000,000 shares designated Series A Preferred Stock. During the fourth quarter of 2006, the Company sold an aggregate of 782,997 shares of Series A Preferred Stock at a price of $10 per share for net proceeds of $7,722,470. The shares of Series A Preferred Stock are convertible at the option of the holders of record at an initial conversion price of $1.25 per share.

The common stock transactions during the year ended December 31, 2006 are as follow:

•
Two unaffiliated individual accredited investors purchased a total of 80,000 units for a purchase price of $2.50 per unit or $200,000. Each unit consists of one share of common stock and one common stock purchase warrant with an exercise price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement and were valued at $26,354 on the date of issuance

•	The Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400

•
The Company’s chief technical officer received 6,000 unrestricted shares, valued at $24,000, pursuant to his 2005 employment contract and an additional 250,000 restricted shares, valued at $937,500, pursuant to his 2006 employment contract. The 250,000 shares will become fully vested on December 28, 2009. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

741,613 warrants were issued to related parties in conjunction with the financing of debt issued during 2006. In April 2006, the Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares of common stock for $113,400. In October 2006, 200,000 3-year warrants were issued to Cypress in payment for consulting services. These $3.00 warrants valued at $74,437 are scheduled to expire in October 2009. In December 2006, a former director of the Company received 9,000 $6.00 warrants valued at $12,411, and are scheduled to expire December 29, 2010. Additionally, 80,000 warrants were issued to accredited investors in connection with a private placement of units comprised of one share of the Company’s common stock and one stock purchase warrant, as discussed above.

During 2006, 782,997 shares of Series A Preferred Stock were issued to four related parties and ten unaffiliated accredited investors at a purchase price of $10.00 per share for aggregate proceeds to the Company of $7,829,970.

Equity Transactions - Year ended December 31, 2007:

During 2007, 40,000 shares of Series A Preferred Stock were issued to two unaffiliated accredited investors at a purchased price of $10.00 per share for aggregate proceeds to the Company of $40,000.

Equity Transactions - Six-month period ended June 30, 2008:

At the second Quercus closing on April 8, 2008, we issued and sold 1,904,762 second closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4,000,000, or $2.10 per Unit.

On April 21, 2008, two accredited investors under the terms of their 2007 Bridge Loan agreement, converted $105,000 of their Bridge Loans to purchase 50,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

On May 6, 2008, one accredited investor under the terms of the 2006 Series A Preferred private placement offering, converted 50,000 preferred shares with a stated value of $629,432 to purchase 503,546 shares of the Company’s common stock at the stated conversion price of $1.25 per share.

On May 29, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $4,200 of his Bridge Loan to purchase 2,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

At the third and final Quercus closing on June 30, 2008, we issued and sold 4,761,905 third closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $10,000,000, or $2.10 per Unit.

On June 30, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $800.000 of his Bridge Loan to purchase 380,952 third closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

During the first 6 months of 2008, an officer vested in 6,000 shares of his 2007 restricted stock award.

Common Stock Issuances: The following table represents per share issuances of common stock from May 1, 2005 through March 31, 2008.

2005

Description:	Date	Shares	Per share valuation	Business reason:

7 individuals	6/10/2005	29,565	$3.57	Exercise of Director options

3 individuals	7/11/2005	190,000	$1.58	Conversion of Preferred and accrued dividends

Banca di Unionale	7/11/2005	10,000	$1.60	Exercise of preferred warrants

3 individuals	8/28/2005	150,000	$1.67	Conversion of Preferred and accrued dividends

James Smith	9/7/2005	30,000	$1.67	Conversion of Preferred and accrued dividends

2 individuals	9/28/2005	1,050,000	$1.69	Conversion of Preferred and accrued dividends

2 individuals	various	226,900	$1.79	Exercise of Series I warrants

3 individuals	various	91,200	$2.40	Exercise of Series III warrants

2 individuals	various	25,000	$1.60	Exercise of Preferred warrants

Officer	10/20/2005	446,000	$1.00	Exercise of warrants and options

Officer	10/20/2005	25,000	$2.00	Exercise of warrants

6 individuals	12/1/2005	600,000	$2.00	Common stock and warrants

2005 Totals		3,642,665	$1.94

2006

2 individuals	4/21/06	80,000	2.50	Common stock and warrants issued for cash

Officer	4/21/06	56,700	2.00	Exercise of non-plan incentive option granted to CEO

Officer	4/21/06	6,000	4.00	Unrestricted share grant to CTO

Mega-C Trust	11/28/06	(500,000)	2.25	Return of shares per settlement agreement

2006 Totals		(357,300)	$2.20

2007

Officer	12/01/07	1,000	2.30	Unrestricted share grant to VP Mfg Engineering

2007 Totals		1,000	$2.30

2008

The Quercus Trust	1/14/2008	1,904,762	2.10	Securities purchase agreement

1 individual	3/31/2008	106,659	2.10	2007 Bridge Loan Conversion

V.P. Mfg Engineering	3/31/2008	3,000	2.30	Unrestricted share Grant- 1st Qtr

V.P. Mfg Engineering	4/01/2008	3,000	2.30	Unrestricted share Grant -2nd Qtr

The Quercus Trust	4/08/2008	1,904,762	2.10	Securities purchase agreement

2 individuals	4/21/2008	50,000	2.10	2007 Bridge Loan Conversion

Lichtensteiniche Landsbank	5/06/2008	503,546	1.25	Series A Preferred Conversions

Director	5/29/2008	2,000	2.10	2007 Bridge Loan Conversion

The Quercus Trust	6/30/2008	4,761,905	2.10	Securities purchase agreement

Director	6/30/2008	380,952	2.10	2007 Bridge Loan Conversion

2008 Totals (as of June 30)		9,620,586	$2.06

During 2007, 397,750 warrants were to be issued to related parties in conjunction with the financing of debt. See the “Related Party” footnote above. Because of a delay in processing, these 3-year $6.00 warrants issued on March 31, 2008 are being issued with an expiration date of March 31, 2011. The following table provides summary information on warrants outstanding as of December 31, 2007, including the 301,700 warrants that were issued in escrow to facilitate the pending stock sale described above. The table provides summary information on the various warrants issued by the Company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable and the current exercise prices of such warrants.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)

2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)

3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)

3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)

3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)

3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004.	(3)

4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(7)

4.2	Second Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006.	**

4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Stockholders of Mega-C Power Corporation dated March 25, 2004.	(4)

4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(7)

4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(7)

4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(7)

4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(7)

4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(18)

4.9	First Amended and Restated Trust Agreement for the Benefit of the Stockholders of Mega-C Power Corporation dated February 28, 2005.	(8)

4.10	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(9)

4.11	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(10)

4.12	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(10)

5.1	Opinion of Andrews Kurth LLP	*

9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Stockholders of Mega-C Power Corporation.	Included in Exhibit 4.2

10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)

10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)

10.3	Tamboril Cigar Co. Incentive Stock plan Dated January 8, 2004	(16)

10.4	Tamboril Cigar co. Outside Directors Stock Option Plan Dated February 2, 2004	(16)

10.5	Stock Purchase & Investment Representation Letter Dated January 9, 2004	(1)

10.6	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)

10.7	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.8	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.9	Executive Employment Agreement of Charles Mazzacato.	(7)

10.10	Executive Employment Agreement of Peter Roston.	(7)

10.11	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Dated December, 2005	(19)

10.12	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(9)

10.13	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(17)

10.14	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan.	(11)

10.15	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party.	(11)

10.16	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party.	(11)

10.17	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee.	(11)

10.18	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(11)

10.19	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(11)

10.20	Asset Securities Purchase Agreement dated February 10, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(11)

10.21	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(11)

10.22	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(12)

10.23	Consulting Agreement, dated as of September 27, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(13)

10.24	Amendment No. 1 to Consulting Agreement, dated as of October 31, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(13)

10.25	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Selling Stockholder.	**

10.26	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.	(14)

10.27	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	**

16.1	Letter from Want & Ender CPA, PC Re: Change in Certifying Accountant.	(6)

16.2	Letter from Freed Maxick & Battaglia, CPAs, PC, dated January 31, 2008.	(15)

21.1	List of Subsidiaries of Axion Power International, Inc.	**

23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1)

23.2	Consent of Rotenberg & Co., LLP	*

24.1	Power of Attorney	**

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.

(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(7)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(9)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(10)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006
(12)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(14)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(16)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(17)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.
(18)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 26, 2005.
(19)	Incorporated by reference from our Current Report on Form 8-K dated December 30, 2005.

*Filed herewith
** Previously filed

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the 28th day of July, 2008.

AXION POWER INTERNATIONAL, INC.

By:	/s/ Thomas Granville
Thomas Granville, Principal Executive Officer

Date: July 28, 2008

By:	/s/ Donald T. Hillier
Donald T. Hillier, Principal Financial Officer and Principal Accounting Officer.

Date: July 28, 2008

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stanley A. Hirschman*
Stanley A. Hirschman	Director	July 28, 2008

Robert G. Averill	Director	July 28, 2008

/s/ Glenn Patterson*
Glenn Patterson	Director	July 28, 2008

/s/ Michael Kishinevsky*
Michael Kishinevsky	Director	July 28, 2008

/s/ Igor Filipenko*
Igor Filipenko	Director	July 28, 2008

/s/ Howard K. Schmidt*
Howard K. Schmidt	Director	July 28, 2008

/s/ D. Walker Wainwright*
D. Walker Wainwright	Director	July 28, 2008

*By:	/s/ Thomas Granville
Thomas Granville
Attorney-in Fact